      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998

                                                                FILE NO. 1-13995
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                   FORM 10/A

                               (Amendment No. 2)


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                           CHICAGO TITLE CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                      36-4217886
       (State or other jurisdiction of             (I.R.S. Employer Identification No.)
       incorporation or organization)

           171 North Clark Street
              Chicago, Illinois                                 60601-3294
  (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code (888) 431-4288

       Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class                      Name of each exchange on which
             to be so registered                      each class is to be registered
               ---------------                         ----------------------------
   Common Stock, $1.00 par value per share                New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:
                                      None

Copies of all communications, including all communications sent to the agent for service, should be sent to:

           Aileen C. Meehan, Esq.                        Paul T. Sands, Jr., Esq.
            Dewey Ballantine LLP                       Executive Vice President and
         1301 Avenue of the Americas                          General Counsel
        New York, New York 10019-6092                    Chicago Title Corporation
               (212) 259-8000                             171 North Clark Street
                                                       Chicago, Illinois 60601-3294
                                                              (312) 223-2000

================================================================================

                           CHICAGO TITLE CORPORATION

     Information Included in Information Statement and Incorporated in Form 10 By Reference

     Cross-Reference Sheet Between Information Statement and Items of Form 10

ITEM   ITEM CAPTION                                 LOCATION IN INFORMATION STATEMENT
----   ------------                                 ---------------------------------
  1    Business...................................  Summary; Management's Discussion And
                                                    Analysis Of Financial Condition And Results
                                                    Of Operations; Business.
  2    Financial Information......................  Summary; Pro Forma Consolidated Financial
                                                    Data; Selected Financial Data; Management's
                                                    Discussion And Analysis Of Financial
                                                    Condition And Results Of Operations.
  3    Properties.................................  Business -- Properties.
  4    Security Ownership of Certain Beneficial
       Owners and Management......................  Securities Ownership of Directors and
                                                    Executive Officers; Principal Stockholders.
  5    Directors and Executive Officers...........  Management; Description of Capital Stock --
                                                    Limited Liability And Indemnification
                                                    Provisions.
  6    Executive Compensation.....................  Management.
  7    Certain Relationships and Related
       Transactions...............................  Summary; The Spin-Off; Arrangements Between
                                                    Alleghany And Chicago Title Relating To The
                                                    Spin-Off.
  8    Legal Proceedings..........................  Business -- Legal Proceedings.
  9    Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Stockholder Matters........................  Summary; Market Uncertainties With Respect
                                                    to Chicago Title Common Stock; Market for
                                                    Chicago Title Common Stock; Dividend
                                                    Policy.
 10    Recent Sales of Unregistered Securities....  Not Applicable.
 11    Description of Registrant's Securities to
       be Registered..............................  Description of Capital Stock; Market for
                                                    Chicago Title Common Stock.
 12    Indemnification of Directors and
       Officers...................................  Description of Capital Stock -- Limited
                                                    Liability And Indemnification Provisions.
 13    Financial Statements and Supplementary
       Data.......................................  Summary; Pro Forma Consolidated Financial
                                                    Data; Selected Financial Data; Management's
                                                    Discussion And Analysis Of Financial
                                                    Condition And Results Of Operations;
                                                    Chicago Title Corporation And Subsidiaries
                                                    Index To Financial Statements.
 14    Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure.................................  Not Applicable.
 15    Financial Statements and Exhibits..........  Chicago Title Corporation And Subsidiaries
                                                    Index To Financial Statements; Index to
                                                    Exhibits.

                             ALLEGHANY CORPORATION
                            ------------------------

                     SPIN-OFF OF CHICAGO TITLE CORPORATION
                      THROUGH A COMMON STOCK DISTRIBUTION
                            ------------------------

To Our Stockholders:


     In December 1997, the Board of Directors of Alleghany Corporation announced that it intended to establish the title insurance and real estate-related services business conducted by its wholly owned subsidiary, Chicago Title and Trust Company ("CT&T"), as an independent, publicly traded company through a spin-off to Alleghany stockholders of shares of Chicago Title Corporation, a newly formed Delaware holding corporation for CT&T. We are pleased to announce
that the Spin-Off will be effective on June   , 1998. The financial services
business conducted through CT&T's former subsidiary, Alleghany Asset Management, Inc., is not part of the distribution and will remain with Alleghany.



     If you own Alleghany common stock as of the close of business on June   ,
1998, you will receive three shares of Chicago Title common stock for each share of Alleghany common stock that you own. You should receive these Chicago Title
shares shortly after June   , 1998. The Internal Revenue Service has ruled that
the Spin-Off will be tax-free to Alleghany's stockholders.



     No Alleghany stockholder action is required, and you do not need to surrender your shares of Alleghany common stock to receive such shares of Chicago Title common stock. You will continue to hold the same number of shares of Alleghany common stock after the Spin-Off. The Chicago Title common stock has been authorized for listing on the New York Stock Exchange, and will trade under the symbol "CTZ."


     This information statement contains detailed information about Chicago Title and the Spin-Off, which we encourage you to read carefully.

Yours Sincerely,

President                                 Chairman of the Board


June   , 1998

                               TABLE OF CONTENTS

Summary.....................................................    5
Introduction................................................    5
Questions and Answers About Chicago Title and the
  Spin-Off..................................................    5
  What is the business of Chicago Title?....................    5
  What do I have to do to participate in the Spin-Off?......    5
  Please explain the Distribution Ratio.....................    5
  Will my dividends change?.................................    6
  What are the risks involved in owning Chicago Title Common
     Stock?.................................................    6
  Will shares trade any differently as a result of the
     Spin-Off?..............................................    6
  Is the Spin-Off Taxable for United States Federal income
     tax purposes?..........................................    7
  Will Alleghany and Chicago Title be related in any way
     after the Spin-Off?....................................    7
What We Have Done to Prepare for the Spin-Off...............    8
  Board Appointments........................................    8
  Senior Management.........................................    8
  United States Federal Income Tax Ruling...................    8
  New York Stock Exchange Listing...........................    8
  Regulatory Approvals......................................    8
Key Terms of the Spin-Off Transaction.......................    8
  No Stockholder Action Required............................    8
  Record Date...............................................    9
  Distribution Ratio........................................    9
  Shares to be Distributed..................................    9
  Mailing Date..............................................    9
Information Regarding the Spin-Off and Chicago Title........    9
Chicago Title Corporation...................................   10
  Business..................................................   10
  Financial Highlights......................................   10
Alleghany Corporation.......................................   10
Selected Financial Data.....................................   11
Risk Factors................................................   12
  Competition...............................................   12
  Interest Rate Levels; Seasonality.........................   12
  Reserve for Title Losses..................................   12
  Regulation................................................   12
  Holding Company Structure.................................   13
  Tax Treatment of the Spin-Off.............................   13
  Market Uncertainties With Respect to Chicago Title Common
     Stock..................................................   13
  Anti-Takeover Provisions..................................   14
Forward-Looking Information.................................   14
The Spin-Off................................................   15
  Background and Purposes of the Spin-Off...................   15
  Manner of Effecting the Spin-Off..........................   15
  Results of the Spin-Off...................................   15
  Certain Federal Income Tax Consequences...................   16

  Regulatory Approvals......................................................................................          16
  Market for Chicago Title Common Stock.....................................................................          16
  Conditions Precedent to the Spin-Off......................................................................          17
Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off...................................          17
  Distribution Agreement....................................................................................          18
  Tax Sharing Agreement.....................................................................................          18
  Agreements Between Alleghany Asset Management and Chicago Title...........................................          19
     Investment Management Agreement........................................................................          19
     Transitional Services Agreement........................................................................          19
     Sublease...............................................................................................          19
Reasons for Furnishing this Information Statement...........................................................          19
Selected Financial Data.....................................................................................          20
Pro Forma Consolidated Financial Data.......................................................................          22
Pro Forma Results of Operations.............................................................................          22
Pro Forma Consolidated Balance Sheet and Capitalization.....................................................          22
Dividend Policy.............................................................................................          25
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................          26
  General...................................................................................................          26
     Forward Looking Statements.............................................................................          26
     Overview...............................................................................................          26
     Operating Revenues.....................................................................................          27
     Investment Income......................................................................................          27
     Operating Expenses.....................................................................................          27
     Provision for Title Losses.............................................................................          27
     Income Taxes...........................................................................................          28
     Seasonality............................................................................................          28
     Contingencies..........................................................................................          28
     New Accounting Standards...............................................................................          29
     Year 2000 Issues.......................................................................................          29
  Results Of Operations.....................................................................................          30
  Comparison of Three Months Ended March 31, 1998 and March 31, 1997........................................          30
     Net Income.............................................................................................          30
     Operating Revenues.....................................................................................          30
     Investment Income......................................................................................          30
     Expenses...............................................................................................          30
  Comparison of Years Ended December 31, 1997, December 31, 1996 and December 31, 1995......................          31
     Net Income.............................................................................................          31
     Operating Revenues.....................................................................................          32
     Investment Income......................................................................................          32
     Expenses...............................................................................................          32
  Liquidity and Capital Resources...........................................................................          33
  Quarterly Financial Information (Unaudited)...............................................................          35
Business....................................................................................................          36
  Chicago Title.............................................................................................          36
  The Title Insurance Industry..............................................................................          36
  Strategy..................................................................................................          37
  Financial Ratings.........................................................................................          38

  Investment Operations.....................................................................................          38
  Reserve for Title Losses..................................................................................          40
  Business Conditions; Seasonality..........................................................................          41
  Competition...............................................................................................          42
  Regulation................................................................................................          42
  Employees.................................................................................................          43
  Properties................................................................................................          43
  Legal Proceedings.........................................................................................          43
Management..................................................................................................          44
  Directors.................................................................................................          44
  Compensation of Directors.................................................................................          46
  Executive Officers........................................................................................          47
  Executive Compensation....................................................................................          48
     Summary Compensation Table.............................................................................          48
     Long-Term Incentive Plan -- Awards In Last Fiscal Year.................................................          50
  Chicago Title Compensation Arrangements...................................................................          51
     The 1998 Long-Term Incentive Plan......................................................................          51
     New Plan Benefits under the 1998 Plan..................................................................          55
     Annual Bonus Plan......................................................................................          55
     Employment Contracts, Termination of Employment and Change-in-Control Agreements.......................          56
     Pension Plan Table.....................................................................................          57
     Executive Salary Continuation Plan.....................................................................          58
     Compensation Committee Interlocks and Insider Participation............................................          58
Securities Ownership of Directors and Executive Officers....................................................          58
Principal Stockholders......................................................................................          59
Description of Capital Stock................................................................................          62
  Introduction..............................................................................................          62
  Comparison of Rights of Stockholders of Alleghany and Chicago Title.......................................          62
  Authorized and Outstanding Capital Stock..................................................................          62
  Chicago Title Common Stock; Delaware Anti-Takeover Provisions.............................................          62
  Preferred Stock...........................................................................................          63
  Certain Anti-Takeover Provisions -- Chicago Title Certificate and By-Laws.................................          63
     Classified Board of Directors..........................................................................          63
     Number of Directors; Removal of Directors; Vacancies...................................................          64
     Business Conducted at Meetings; Director Nominations...................................................          64
     Special Meeting of Stockholders........................................................................          65
     No Stockholder Action by Written Consent; Stockholder Action at Meetings...............................          65
     Supermajority Voting...................................................................................          65
     Stockholder Rights Plans and related matters...........................................................          66
     Other Constituencies...................................................................................          66
  Limited Liability And Indemnification Provisions..........................................................          66
Shares Eligible for Future Sale.............................................................................          67
Additional Information......................................................................................          67
  Chicago Title and Trust Company and Subsidiaries Index to Consolidated Financial Statements...............         F-1

                                    SUMMARY

     This summary highlights selected information from this document, but does not contain all details concerning the Spin-Off, including information that may be important to you. To better understand the Spin-Off and Chicago Title, you should carefully review this entire document. References in this document to "we," "us," "our" or "Chicago Title" mean Chicago Title Corporation and its subsidiaries. References in this document to "Alleghany" mean Alleghany Corporation and its subsidiaries and division. References in this document to Alleghany Stock mean Alleghany common stock.

                                  INTRODUCTION

     In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business conducted by Chicago Title and Trust Company ("CT&T") as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T. The Alleghany Board of Directors believes that this action is in the best interest of Alleghany stockholders.

     This summary includes cross-references to other portions of the document to help you find more detailed information about the Spin-Off and Chicago Title. We encourage you to read the entire document.

           QUESTIONS AND ANSWERS ABOUT CHICAGO TITLE AND THE SPIN-OFF

What is the business of
Chicago Title?.............  Chicago Title is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, Chicago Title currently has more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Chicago Title believes that its brand name, national distribution network, financial position and experienced management have enabled it to become one of the premier companies participating in the title insurance and real estate-related services industry.


What do I have to do to
participate in the
Spin-Off?..................  Nothing. No proxy or vote is necessary for the
                               Spin-Off. If you own Alleghany Stock as of the
                               close of business on June   , 1998 (the "Record
                               Date"), Chicago Title Common Stock will be mailed to you or credited to your brokerage account shortly after June , 1998. You need not mail in Alleghany Stock certificates to receive Chicago Title Common Stock certificates. You will not receive new Alleghany Stock certificates.



Please explain the
Distribution Ratio.........  Three shares of Chicago Title Common Stock will be distributed in the Spin-Off for every share of Alleghany Stock you own on the Record Date. For example, if you own 100 shares of Alleghany Stock
                               as of the close of business on June   , 1998, you
                               will receive 300 shares of Chicago Title Common Stock through the Spin-Off.

Will my dividends
change?....................  Because of the Spin-Off, Alleghany has determined not to pay a stock dividend in 1998. Since 1987, Alleghany had paid an annual two-percent stock dividend. Alleghany has not determined whether it will resume paying stock dividends after 1998. In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.34 per share of Chicago Title Common Stock. The first regular quarterly cash dividend is expected to be paid in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors and are subject to change at the discretion of the Chicago Title Board of Directors (the "Chicago Title Board").


What are the risks involved
in owning Chicago Title
Common Stock?..............  The Chicago Title business is subject to risks related to competition in the title insurance industry and to fluctuations in interest rates and their effect on the real estate market. Chicago Title's separation from Alleghany presents certain additional risks because there is no existing market for Chicago Title Common Stock (although the Chicago Title Common Stock has been authorized for listing on the New York Stock Exchange ("NYSE")) and a large number of shares could be sold into the market at any given time. Chicago Title also has anti-takeover provisions in place that could discourage or make more expensive a takeover attempt that is opposed by the Chicago Title Board. In addition, the Insurance Holding Company System Regulatory Acts of California, Missouri and Oregon, to which Chicago Title is subject, prohibit any person from directly or indirectly acquiring 10% or more of the outstanding shares of Chicago Title Common Stock without the prior approval of the insurance authorities in those jurisdictions. See "Risk Factors" and "Regulation" for a more complete discussion of certain matters which should be considered with respect to your ownership of Chicago Title Common Stock.



Will shares trade any
differently as a result of
the Spin-Off?..............  Yes, during part of June 1998. We expect that a temporary form of interim trading called
                               "when-issued" trading will likely occur for
                               Chicago Title Common Stock on or shortly before the Record Date and will continue through the date that the Alleghany Board of Directors (the "Alleghany Board") has determined will be the
                               effective date of the Spin-Off, which is June   ,
                               1998 (the "Spin-Off Date"). A when-issued listing can be identified by the "wi" letters next to Chicago Title Common Stock on the NYSE. If when-issued trading develops, you may buy Chicago Title Common Stock in advance of the Spin-Off Date. You may also sell Chicago Title Common Stock in advance of the Spin-Off Date on a when-issued basis. During this time, Alleghany Stock will continue to trade on a "regular-way" basis and may also trade on a when-issued basis, reflecting an assumed post-Spin-Off value for Alleghany Stock. Alleghany Stock when-issued trading, if available, could begin on or shortly before the Record Date and continue through the Spin-Off Date. If this occurs, an additional listing for Alleghany Stock, followed by the letters "wi", will appear on the NYSE. When-issued trading occurs in order to develop an orderly market and trading price for

                               Chicago Title Common Stock (and possibly
                               Alleghany Stock) after the Spin-Off. There may be temporary slight differences between the combined value of when-issued Chicago Title Common Stock and when-issued Alleghany Stock as compared to the regular-way price of Alleghany Stock during this period. Chicago Title and Alleghany understand that if Alleghany Stock when-issued trading is not available, the NYSE will require that shares of Alleghany Stock that are sold or
                               purchased from the period beginning on June   ,
                               1998, and ending on the Spin-Off Date, be accompanied by due-bills representing the Chicago Title Common Stock distributable with respect to such shares, and that during such period neither the Alleghany Stock nor the due bills may be purchased or sold separately.



Is the Spin-Off taxable for
United States Federal
income tax purposes?.......  The Internal Revenue Service (the "IRS") has ruled that the Spin-Off will be tax-free to Alleghany stockholders and to Alleghany. The IRS ruling is based upon the accuracy of numerous representations made by Alleghany and Chicago Title. In July of 1998, Alleghany will send a letter to stockholders that will explain the way to allocate your tax basis between Alleghany Stock and the shares of Chicago Title Common Stock received in the Spin-Off based upon the average trading values of Alleghany Stock and Chicago Title Common Stock on the Spin-Off Date. See "Risk Factors -- Tax Treatment of the Spin-Off" and "The Spin-Off -- Certain Federal Income Tax Consequences" for more complete discussions of the United States Federal income tax consequences of the Spin-Off to holders of Alleghany Stock.


Will Alleghany and Chicago
Title be related in any way
after the Spin-Off?........  After the Spin-Off, Alleghany will no longer own any Chicago Title Common Stock. However, the identity of the stockholders of Chicago Title immediately after the Spin-Off will be substantially the same as those of Alleghany. In addition, the fourteen member Chicago Title Board will include four persons who are directors and/or senior executive officers of Alleghany, and one person who is a senior executive officer of Alleghany Asset Management, Inc., ("Alleghany Asset Management") which on the Spin-Off Date will be a subsidiary of Alleghany. See "Management -- Directors" for information regarding the Chicago Title Board and "Principal Stockholders" for information regarding the projected ownership of Chicago Title Common Stock by Chicago Title's principal stockholders. In addition, Alleghany and Chicago Title have entered into certain agreements to define their ongoing relationship and to allocate responsibility for past obligations and certain obligations that might arise in the future. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off" for a more complete discussion of the ongoing relationship between Alleghany and Chicago Title.

                 WHAT WE HAVE DONE TO PREPARE FOR THE SPIN-OFF

Board Appointments.........  After the Spin-Off, the Chicago Title Board will consist of fourteen directors, eight of whom previously served on the board of directors of CT&T. See "Management -- Directors."

Senior Management..........  John Rau, who joined CT&T as Chief Executive
                               Officer on January 1, 1997, has been appointed as President and Chief Executive Officer of Chicago Title. Mr. Rau will be supported by a management group which includes the senior executives currently responsible for CT&T's operations. See "Management -- Executive Officers."

United States Federal
Income Tax Ruling..........  Alleghany has received a tax ruling (the "Tax
                               Ruling") from the IRS concerning the United
                               States Federal income tax consequences of the Spin-Off. The Tax Ruling states that the distribution of Chicago Title Common Stock in the Spin-Off will be tax-free to Alleghany stockholders and to Alleghany for United States Federal income tax purposes. The IRS ruling is based upon the accuracy of numerous representations made by Alleghany and Chicago Title. Furthermore, the occurrence of certain transactions involving Chicago Title within two years after the Spin-Off could cause the Spin-Off to become taxable.


                             The Tax Ruling provides that Alleghany stockholders
                               should apportion their tax basis in Alleghany Stock held immediately before the Spin-Off between Alleghany Stock and the Chicago Title Common Stock received in the Spin-Off. In July of 1998, Alleghany will send a letter to stockholders that explains how to allocate your tax basis between Alleghany Stock and the shares of Chicago Title Common Stock received in the Spin-Off based upon the average trading values of Alleghany Stock and of Chicago Title Common Stock on the Spin-Off Date.



New York Stock Exchange
Listing....................  The Chicago Title Common Stock has been authorized for listing on the NYSE and we expect that it will begin trading on the NYSE in June 1998. There is not currently a public market for Chicago Title Common Stock, although a when-issued trading market is expected to develop
                               on or shortly before June   , 1998. The Chicago
                               Title Common Stock will be traded on the NYSE under the symbol "CTZ," and regular-way trading of Chicago Title Common Stock is expected to
                               begin on June   , 1998.


Regulatory Approvals.......  Alleghany has provided appropriate notifications regarding the Spin-Off to, and prior to the Spin-Off Date expects that it will have received all required approvals from, the state regulatory authorities in Arizona, California, Illinois, Missouri, Oregon and Texas. See "The Spin-
                               Off -- Regulatory Approvals."

                     KEY TERMS OF THE SPIN-OFF TRANSACTION

No Stockholder Action
Required...................  No action is required by Alleghany stockholders to receive Chicago Title Common Stock in the
                               Spin-Off.

                             You do not need to surrender Alleghany Stock to
                               receive Chicago Title Common Stock in the
                               Spin-Off.

                             The number of shares of Alleghany Stock you own
                               will not change as a result of the Spin-Off.


Record Date................  If you are a holder of record of Alleghany Stock as of the close of business on the Record Date (June
                                 , 1998), you will be entitled to receive
                               Chicago Title Common Stock in the Spin-Off.



Distribution Ratio.........  You will receive three shares of Chicago Title
                               Common Stock for every share of Alleghany Stock
                               you own as of the close of business on June   ,
                               1998.


Shares to be Distributed...  All Chicago Title Common Stock owned by Alleghany will be distributed in the Spin-Off. Based on 7,171,957 shares of Alleghany Stock outstanding as of April 28, 1998, 21,515,871 shares of
                               Chicago Title Common Stock will be distributed in the Spin-Off. Immediately prior to the Spin-Off, an additional 364,746 shares of Chicago Title Common Stock will be issued as shares of restricted stock to senior management of Chicago Title and its subsidiaries, and immediately after the Spin-Off an additional 16,000 shares will be issued to the non-employee directors of Chicago Title.


Mailing Date...............  The distribution agent will mail Chicago Title
                               Common Stock certificates to Alleghany
                               stockholders beginning on June   , 1998.


              INFORMATION REGARDING THE SPIN-OFF AND CHICAGO TITLE

     Before the Spin-Off, inquiries relating to the Spin-Off should be directed to:

Harris Trust and Savings Bank                             Alleghany Corporation
Shareholder Services Division                                   Secretary
   311 West Monroe Street                                    375 Park Avenue
       P.O. Box A3504                                   New York, New York 10152
Chicago, Illinois 60690-9502                                 (212) 752-1356
       (800) 461-6001

     After the Spin-Off, inquiries relating to an investment in Chicago Title Common Stock should be directed to:

                           Chicago Title Corporation
                         Investor Relations Department
                             171 North Clark Street
                          Chicago, Illinois 60601-3294
                                 (888) 431-4288

     The distribution agent for the distribution of Chicago Title Common Stock and, after the Spin-Off, the transfer agent and registrar for Chicago Title Common Stock is:

                         Harris Trust and Savings Bank
                         Shareholder Services Division
                             311 West Monroe Street
                                 P.O. Box A3504
                          Chicago, Illinois 60690-9502
                                 (800) 461-6001

                           CHICAGO TITLE CORPORATION

Business...................  Chicago Title is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, Chicago Title currently has more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Chicago Title believes that its brand name, national distribution network, financial position and experienced management have enabled it to become one of the premier companies participating in the title insurance and real estate-related services industry. Chicago Title's strategy is to improve its market share and earnings growth by:
                             (i) focusing its marketing efforts to serve three distinct customer sectors -- Institutional Partners, Core Local Operations, and National Commercial & Industrial; (ii) pursuing growth opportunities, including through select acquisition opportunities; and (iii) generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.


Financial Highlights.......  Prior to the Spin-Off Date, Alleghany will contribute the Stock of CT&T to Chicago Title. The title insurance and real estate-related services business which will be included in the ongoing operations of Chicago Title had pre-tax earnings of $32.0 million on revenues of $401.0 million for the first quarter of 1998, compared with pre-tax earnings of $8.4 million on revenues of $310.3 million for the first quarter of 1997, and pre-tax earnings of $83.6 million on revenues of $1.47 billion for the year ended December 31, 1997, compared with pre-tax earnings of $69.7 million on revenues of $1.33 billion for the year ended December 31, 1996. In 1997, a dividend of $32.1 million was paid to Alleghany, and in 1996 a payment of $30.0 million was made to Alleghany to redeem shares of CT&T stock. On April 28, 1998, the CT&T Board of Directors declared as a dividend to Alleghany a promissory note payable in the amount of $9.0 million on December 31, 1998.


                             ALLEGHANY CORPORATION

     After the Spin-Off, Alleghany will continue to engage in the property and casualty reinsurance and insurance, industrial minerals and financial services businesses conducted by its subsidiaries Underwriters Re Group, Inc. (the "Underwriters Re Group"), World Minerals Inc. ("World Minerals") and Alleghany Asset Management. (Alleghany Asset Management is currently a subsidiary of CT&T; however, prior to the Spin-Off, all of the outstanding stock of Alleghany Asset Management will be distributed by CT&T to Alleghany (the "AAM Distribution")). Alleghany also will continue to operate a steel fastener importing and distribution business through its Heads and Threads division.

     As of March 31, 1998, Alleghany beneficially owned approximately 7.43 million shares, or 4.7 percent, of Burlington Northern Santa Fe Corporation, which owns one of the largest railroad networks in North America, with 34,000 route miles covering 28 states and two Canadian provinces.

                            SELECTED FINANCIAL DATA

     The following table sets forth a summary of selected financial data for Chicago Title. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Chicago Title had been a separate, independent company during the periods shown or of Chicago Title's future performance as an independent company. The financial data set forth below should be read in conjunction with CT&T's Consolidated Financial Statements and the notes thereto found elsewhere in this Information Statement. See "Selected Financial Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CT&T's Consolidated Financial Statements and notes thereto. Earnings per share data are presented elsewhere in this Information Statement on a pro forma basis only. See "Pro Forma Consolidated Financial Data."


                               THREE MONTHS
                                   ENDED
                                 MARCH 31,                        AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------    -------------------------------------------------------------------
                            1998          1997           1997          1996          1995          1994          1993
                            ----          ----           ----          ----          ----          ----          ----
                                (UNAUDITED)                                        (IN 000S)
OPERATING RESULTS DATA:
Revenues:
  Title, escrow, trust
    and other
    revenue............  $   385,804       298,408      1,411,496     1,278,590     1,082,008     1,283,970     1,359,955
  Investment income....       14,805        11,762         52,266        47,658        46,661        44,913        49,290
  Net realized
    investment gains
    (losses)...........          371           155          3,684         1,436         3,697        (5,447)        7,058
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
    Total revenues.....      400,980       310,325      1,467,446     1,327,684     1,132,366     1,323,436     1,416,303
Expenses:
  Salaries and other
    employee
    benefits...........      127,603       100,477        454,648       411,815       344,767       368,097       393,418
  Commissions paid to
    agents.............      131,490       114,400        526,324       484,351       420,555       549,990       545,552
  Provision for title
    losses.............       26,279        21,772        102,324        83,023        81,385        94,845       121,865
  Interest expense.....        1,295         1,156          4,644         5,566         6,456         6,859         9,572
  Other operating and
    administrative
    expenses...........       82,273        64,118        295,903       273,236       242,380       244,655       263,057
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
    Total expenses.....      368,940       301,923      1,383,843     1,257,991     1,095,543     1,264,446     1,333,464
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
Operating income from
  continuing operations
  before income
  taxes................       32,040         8,402         83,603        69,693        36,823        58,990        82,839
Income taxes...........       10,799         2,474         27,894        23,115        11,889        18,854        26,329
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
Net income from
  continuing
  operations...........  $    21,241         5,928         55,709        46,578        24,934        40,136        56,510
                         ===========   ===========    ===========   ===========   ===========   ===========   ===========
Dividends paid to
  Alleghany(1).........  $         0(2)           0        32,105        30,000(3)      29,515       66,527       235,470
                         ===========   ===========    ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
Total assets...........  $ 1,812,464     1,428,542      1,702,207     1,482,697     1,447,351     1,389,700     1,500,390
Notes payable and other
  obligations..........       32,851        43,282         32,443        43,282        55,043        64,441        74,966
Basic and diluted
  earnings per share
  from continuing
  operations(4):.......  $      0.97          0.27           2.54          2.13          1.14          1.83          2.58
Average number of
  shares
  outstanding(4):......   21,896,617    21,896,617     21,896,617    21,896,617    21,896,617    21,896,617    21,896,617


---------------


(1) Historical dividends and distributions to Alleghany may not be indicative of future dividends to common stockholders. See "Dividend Policy." Most of the $235.5 million dividend paid by CT&T to Alleghany in 1993 was used by Alleghany for acquisition purposes. Dividends per share would not be meaningful and, accordingly, are not presented herein.


(2) In April 1998, the CT&T Board of Directors declared as a dividend to Alleghany a promissory note payable in the amount of $9.0 million on December 31, 1998. This dividend represents a distribution by CT&T of a portion of its earnings for the period during 1998 that it was held as a subsidiary of Alleghany.

(3) Includes the repurchase of common stock from Alleghany in 1996 for $30 million.

(4) See Note 17 included within the notes to CT&T's Consolidated Financial Statements presented elsewhere in this Information Statement.

                                  RISK FACTORS

     Holders of shares of Chicago Title Common Stock should carefully consider all information contained in this Information Statement, especially the matters described or referred to in the following paragraphs.

COMPETITION

     The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market shares on a regional basis. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. Chicago Title believes that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

INTEREST RATE LEVELS; SEASONALITY

     The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the title industry also can be volatile. In addition, the title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year end. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinancing, since refinancing activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

RESERVE FOR TITLE LOSSES

     The largest single liability of Chicago Title is the reserve for title losses, which also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error, and includes costs of external legal defense. The establishment of appropriate loss reserves is an inherently uncertain process, particularly due to the long-term nature of most title insurance business. Loss reserves represent Chicago Title's estimates, at a given point in time, of the ultimate settlement and legal costs of losses incurred (including incurred but not reported losses). Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Whenever Chicago Title determines that any existing loss reserves are inadequate, Chicago Title is required to increase its loss reserves with a corresponding reduction, which could be material, in Chicago Title's operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves could have a material effect on Chicago Title's financial condition and results of operations in any particular period and would reduce the amount of earnings (if any) available for dividends. See "Business -- Reserve for Title Losses."

REGULATION

     Chicago Title and its title insurance subsidiaries are subject to state insurance regulations in the states in which they do business. Such regulations, among other things, affect statutory reserves, limit the amount of dividends and other payments that can be made by Chicago Title's title insurance subsidiaries without prior regulatory approval, and impose restrictions on the amount and type of investments they may hold. Certain states also regulate the rates charged for various title insurance products. Chicago Title cannot predict the effect that any proposed or future regulations may have on the financial condition or operations of Chicago Title. See "Business -- Regulation."

HOLDING COMPANY STRUCTURE

     Chicago Title is a holding company that conducts no operations of its own. After the Spin-Off, the assets of Chicago Title will essentially consist of its equity interest in CT&T. Chicago Title will rely on cash dividends and other permitted payments from CT&T to pay cash dividends, if any, to the holders of Chicago Title Common Stock. The payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T is limited by state insurance regulations in the states in which they do business. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Business -- Regulation."

TAX TREATMENT OF THE SPIN-OFF

     Alleghany has received the Tax Ruling from the IRS concerning the United States Federal income tax consequences of the Spin-Off. The Tax Ruling states that, because the Spin-Off will qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the distribution is tax-free to Alleghany's stockholders and to Alleghany. The Tax Ruling also states that the AAM Distribution is tax-free to Alleghany. Nevertheless, the Tax Ruling is based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable, in which case both Alleghany and its stockholders could be subject to tax on the Spin-Off, which tax could be material. The Tax Sharing Agreement between Alleghany and Chicago Title provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany or by Alleghany Asset Management. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling is based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. Among other things, Chicago Title has agreed that during the two-year period after the Spin-Off Date, Chicago Title will not liquidate or merge with another corporation; issue more than 20% of its capital stock in one or more transactions; redeem, purchase or otherwise reacquire more than 5% of its capital stock in one or more transactions (except for acquisitions of stock related to employee benefit plans); or sell or otherwise dispose of the assets constituting, or discontinue the active conduct of, certain businesses of CT&T. See "Arrangements Between Alleghany and Chicago Title Relating to the
Spin-Off -- Tax Sharing Agreement" and "Certain Federal Income Tax
Consequences."

MARKET UNCERTAINTIES WITH RESPECT TO CHICAGO TITLE COMMON STOCK


     There is no existing market for Chicago Title Common Stock. Although the Chicago Title Common Stock has been authorized for listing on the NYSE, we cannot predict, estimate or give assurances about the trading prices for Chicago Title Common Stock before or after the Spin-Off Date. Until the Chicago Title Common Stock is fully distributed and an orderly market develops, the trading prices for Chicago Title Common Stock may fluctuate significantly. Prices for the Chicago Title Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Chicago Title Common Stock, investor perceptions of Chicago Title and its business, changes in interest rates and the level of activity in real estate markets, Chicago Title's results, Chicago Title's dividend policy, and general economic and market conditions. The Chicago Title Common Stock distributed to Alleghany stockholders in the Spin-Off generally will be freely transferable under the Securities Act of 1933, as amended

(the "Securities Act"), and the sale of a substantial number of shares of Chicago Title Common Stock after the Spin-Off could adversely affect the market price of the Chicago Title Common Stock. See "The Spin-Off -- Market for Chicago Title Common Stock."

ANTI-TAKEOVER PROVISIONS


     Certain provisions of Chicago Title's Certificate of Incorporation (the "Chicago Title Certificate") and By-Laws may have the effect of delaying, deferring, or preventing a change of control of Chicago Title without further action by the stockholders, may discourage bids for Chicago Title Common Stock at a premium over the market price of Chicago Title Common Stock, and may adversely affect the market price of, and the voting and other rights of, the holders of Chicago Title Common Stock. These provisions, which are substantially the same as provisions contained in Alleghany's Restated Certificate of Incorporation and By-Laws, include, for example, terms in the Chicago Title Certificate providing for (i) the issuance of blank check preferred stock by the Chicago Title Board without stockholder approval, (ii) higher stockholder voting requirements for certain transactions such as business combinations, (iii) classification of the Chicago Title Board into three classes and (iv) the removal only for cause of directors by a vote of 75% of Chicago Title's outstanding voting power. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, including Section 203, may restrict the ability of stockholders to effect a merger or business combination or obtain control of Chicago Title, and may be considered disadvantageous by a stockholder. See "Description of Capital Stock -- Chicago Title Common Stock; Delaware Anti-Takeover Provisions" and "Certain Anti-Takeover
Provisions -- Chicago Title Certificate and By-Laws."


     In addition, provisions in the Tax Sharing Agreement, which are intended to preserve the tax-free status of the Spin-Off and the AAM Distribution for Federal income tax purposes, could discourage certain takeover proposals or make them more expensive. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off -- Tax Sharing Agreement."

                          FORWARD-LOOKING INFORMATION

     This document contains, and other materials filed or to be filed by Chicago Title with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by Chicago Title) contain or will contain, disclosures which are forward-looking statements. Forward looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements address, among other things, strategic initiatives and the anticipated effects of the Spin-Off. See
"Summary -- Introduction,-- Questions and Answers About Chicago Title and the Spin-Off," "The Spin-Off -- Background and Purposes of the Spin-Off," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy." These forward-looking statements are based upon Chicago Title's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of, and the seasonal nature of, real estate transactions; acquisition activities (including uncertainties associated with anticipating the use of Chicago Title Common Stock as consideration for acquisitions when there has been no historic trading market for such stock); general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels and general economic conditions on the volume of real estate transactions occurring within the market and on Chicago Title's investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Chicago Title.

                                  THE SPIN-OFF

BACKGROUND AND PURPOSES OF THE SPIN-OFF

     In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business conducted by CT&T as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and to motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T. The Alleghany Board of Directors believes that this action is in the best interest of stockholders.

MANNER OF EFFECTING THE SPIN-OFF

     The general terms and conditions relating to the Spin-Off are set forth in a Distribution Agreement (the "Distribution Agreement") between Alleghany and Chicago Title. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off -- Distribution Agreement."

     On the Spin-Off Date, Alleghany will effect the Spin-Off by delivering all of the outstanding shares of Chicago Title Common Stock owned by Alleghany to Harris Trust and Savings Bank, as distribution agent (the "Distribution Agent"), for distribution to the holders of record of Alleghany Stock as of the close of business on the Record Date. The Spin-Off will be made on the basis of three shares of Chicago Title Common Stock for every share of Alleghany Stock held as of the close of business on the Record Date. The actual total number of shares of Chicago Title Common Stock to be distributed will depend on the number of shares of Alleghany Stock outstanding on the Record Date. The shares to be distributed to Alleghany stockholders do not include an additional 364,746 shares of Chicago Title Common Stock to be issued immediately prior to the Spin-Off as restricted stock to senior management of Chicago Title and its subsidiaries, and an additional 16,000 shares to be issued immediately after the Spin-Off as restricted stock to non-employee directors of Chicago Title. The shares of Chicago Title Common Stock will be fully paid and nonassessable, and the holders of Chicago Title Common Stock will not be entitled to preemptive rights. See "Description of Capital Stock." It is expected that certificates representing shares of Chicago Title Common Stock will be mailed to Alleghany stockholders in early June 1998.

RESULTS OF THE SPIN-OFF

     After the Spin-Off, Chicago Title will be a separate public company. The number and identity of stockholders of Chicago Title immediately after the Spin-Off will be the same as the number and identity of stockholders of Alleghany on the Record Date (except in respect of the additional shares of Chicago Title Common Stock to be issued as restricted stock to senior management of Chicago Title and its subsidiaries and to non-employee directors of Chicago Title). Immediately after the Spin-Off, Chicago Title expects to have approximately 2,000 holders of record of Chicago Title Common Stock and approximately 21,896,617 shares of Chicago Title Common Stock outstanding, based on the number of record stockholders and issued and outstanding shares of Alleghany Stock as of the close of business on April 28, 1998, the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock, and the additional shares of Chicago Title Common Stock to be issued as restricted stock to senior management of Chicago Title and its subsidiaries and to non-employee directors of Chicago Title. The actual number of shares of Chicago Title Common Stock to be distributed will be determined as of the Record Date. The Spin-Off will not affect the number of outstanding shares of Alleghany Stock or the rights of Alleghany stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Alleghany has received the Tax Ruling from the IRS to the effect, among other things, that, as the Spin-Off will qualify as a tax-free spin-off under
Section 355 of the Code, for Federal income tax purposes:

          1. No gain or loss will be recognized by Alleghany upon the distribution of the Chicago Title Common Stock to Alleghany's stockholders.

          2. No gain or loss will be recognized (and no amount will be included in income) by the Alleghany stockholders as a result of their receipt of Chicago Title Common Stock in the Spin-Off.

          3. As a result of the Spin-Off, a stockholder's tax basis in Alleghany Stock will be apportioned between Alleghany Stock and Chicago Title Common Stock received in the Spin-Off in accordance with relative fair market values of such shares at the time of the Spin-Off.

          4. The holding period of the Chicago Title Common Stock received in the Spin-Off will include the holding period of the Alleghany Stock with respect to which the Chicago Title Common Stock will be distributed, provided the Alleghany Stock is held as a capital asset on the Spin-Off Date.

          5. No gain or loss will be recognized by CT&T upon the distribution of Alleghany Asset Management to Alleghany.

          6. No gain or loss will be recognized (and no amount will be included in income) by Alleghany as a result of the AAM Distribution.

     The Tax Ruling is based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable. See "Risk
Factors -- Tax Treatment of the Spin-Off" and "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off -- Tax Sharing Agreement."

     The foregoing is a general description of the material United States Federal income tax consequences associated with the Spin-Off. It is not intended to address every stockholder's tax consequences and does not purport to address all tax consequences applying to every Alleghany stockholder. In particular, this summary description does not cover state, local, or foreign income and other tax consequences. Consequently, stockholders are strongly encouraged to consult their individual tax advisors for relevant particular tax consequences concerning the Spin-Off. In addition, stockholders residing outside of the United States are encouraged to seek tax advice regarding tax implications of the Spin-Off.

REGULATORY APPROVALS

     Alleghany has provided appropriate notifications regarding the Spin-Off to, and prior to the Spin-Off Date expects that it will have received all required approvals from, the state regulatory authorities in Arizona, California, Illinois, Missouri, Oregon and Texas.

MARKET FOR CHICAGO TITLE COMMON STOCK


     There is no existing market for Chicago Title Common Stock. Although the Chicago Title Common Stock has been authorized for listing on the NYSE, we cannot predict, estimate or give assurances about the trading prices for Chicago Title Common Stock before or after the Spin-Off Date. A when-issued trading market for Chicago Title Common Stock is expected to develop on or shortly before the Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Until the Chicago Title Common Stock is fully distributed and an orderly market develops, the trading prices for Chicago Title Common Stock may fluctuate significantly. Prices for the Chicago Title Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Chicago Title Common Stock, investor perceptions of Chicago Title and its business, changes in interest rates and the level of activity in real estate markets, Chicago Title's results, Chicago Title's dividend policy, and general economic and market conditions. It is anticipated that Chicago Title Common Stock will be publicly traded on the NYSE under the symbol "CTZ."


     Alleghany Stock will continue to trade on a regular-way basis and may also trade on a when-issued basis, reflecting an assumed post-Spin-Off value for Alleghany Stock. Alleghany Stock when-issued trading, if available, could last from shortly before the Record Date through the Spin-Off Date. Chicago Title and Alleghany understand that if Alleghany Stock when-issued trading is not available, the NYSE will require that shares of Alleghany Stock that are sold or
purchased from the period beginning on June   , 1998, and ending on the Spin-Off
Date, be accompanied by due-bills representing the Chicago Title Common Stock distributable with respect to such shares, and that during such period neither the Alleghany Stock nor the due bills may be purchased or sold separately.


     The Transfer Agent and Registrar for the Chicago Title Common Stock will be Harris Trust and Savings Bank.

     For certain information regarding awards of restricted shares of Chicago Title Common Stock and options to purchase Chicago Title Common Stock that will be granted in connection with the Spin-Off, see "Chicago Title Compensation Arrangements -- The 1998 Long-Term Incentive Plan."

     Shares of Chicago Title Common Stock distributed to Alleghany stockholders in the Spin-Off will be freely transferable under the Securities Act, except for shares received by persons who may be deemed to be affiliates of Chicago Title. After Chicago Title becomes a publicly traded company, shares of Chicago Title Common Stock held by persons who are affiliates of Chicago Title (generally, individuals or entities that control, are controlled by, or are under common control with Chicago Title) will be subject to resale restrictions under the Securities Act. Such affiliates are permitted to sell their shares of Chicago Title Common Stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

CONDITIONS PRECEDENT TO THE SPIN-OFF

     It is expected that the Spin-Off will be effective on the Spin-Off Date, provided that:

          1. all necessary permits, registrations and consents required under the insurance, securities or blue sky laws of states or other political subdivisions of the United States in connection with the Spin-Off shall have been received or become effective;

          2. the Chicago Title Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

          3. CT&T shall have distributed all of the outstanding stock of Alleghany Asset Management to Alleghany; and

          4. the Tax Ruling shall not have been revoked or modified in any material respect.

                ARRANGEMENTS BETWEEN ALLEGHANY AND CHICAGO TITLE
                            RELATING TO THE SPIN-OFF

     Immediately prior to the Spin-Off, Alleghany and Chicago Title will enter into certain agreements to define their ongoing relationship after the Spin-Off. These agreements are summarized below and have been filed as exhibits to the Registration Statement on Form 10 (the "Form 10 Registration Statement") filed by Chicago Title with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following descriptions include a summary of all material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the filed agreements.

DISTRIBUTION AGREEMENT

     Chicago Title and Alleghany will enter into the Distribution Agreement which will provide for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. The Distribution Agreement provides that each of Alleghany and Chicago Title will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on or after the Spin-Off Date. The Distribution Agreement also provides that Chicago Title will bear the expenses incurred in connection with the Spin-Off, including fees, costs and expenses related to the preparation and filing of the Form 10 Registration Statement and the mailing of this Information Statement, compliance with the securities and insurance laws, the listing of the Chicago Title Common Stock on the NYSE, and the preparation and negotiation of all of the documentation related to the Spin-Off, except that Alleghany will bear certain identified legal fees and expenses (including all fees and expenses incurred in connection with the Tax Ruling), and Alleghany also will bear the fees and expenses incurred as a result of the engagement of Merrill Lynch & Co. as financial advisor to Alleghany in connection with the Spin-Off. The Distribution Agreement includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of the claim or suit brought by a third party.

TAX SHARING AGREEMENT

     Chicago Title and Alleghany will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") to allocate certain tax liabilities between Chicago Title and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title will bear (i) its separately computed share of Alleghany's consolidated Federal income tax liability for each taxable period for which Chicago Title or any of its subsidiaries was a member of the Alleghany consolidated group for Federal income tax purposes (except that Chicago Title is not liable for taxes in respect of Alleghany Asset Management and its subsidiaries for any period) and (ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title. Chicago Title is also responsible for any tax liability resulting from any action necessary to implement the Spin-Off and its associated events, including the AAM Distribution and the transfer of a business previously conducted by a subsidiary of Alleghany Asset Management to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.

     The Tax Sharing Agreement provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling will be based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain specified actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. Among other things, Chicago Title has agreed that during the two-year period after the Spin-Off Date, Chicago Title will not liquidate or merge with another corporation; issue more than 20% of its capital stock in one or more transactions; redeem, purchase or otherwise reacquire more than 5% of its capital stock in one or more transactions (except for acquisitions of stock related to employee benefits plans); or sell or otherwise dispose of the assets constituting, or discontinue the active conduct of, certain businesses of CT&T. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off -- Tax Sharing Agreement."

AGREEMENTS BETWEEN ALLEGHANY ASSET MANAGEMENT AND CHICAGO TITLE

     Prior to the Spin-Off Date, certain agreements will be entered into between Chicago Title (or Chicago Title's subsidiary CT&T) and Alleghany Asset Management (or Alleghany Asset Management's subsidiary The Chicago Trust Company) in connection with the AAM Distribution.

     Investment Management Agreement. Chicago Title and The Chicago Trust Company will enter into an Investment Management Agreement providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of CT&T and its subsidiaries. The term of the agreement will be five years, with automatic one year renewals unless either party terminates within three months of the end of any such term. The agreement also may be terminated by Chicago Title in the event that investment performance is unsatisfactory. The investment management fees to be charged under the Investment Management Agreement generally will be based on market rates and, based on the level of assets under management at March 31, 1998, would be approximately $1.2 million per year.

     Transitional Services Agreement. CT&T and Alleghany Asset Management will enter into an agreement pursuant to which CT&T will continue to furnish various administrative services to Alleghany Asset Management. The initial term of the agreement will end on December 31, 1998, and is subject to renewal thereafter by mutual agreement. Fees payable by Alleghany Asset Management to CT&T for performance of such services are expected to be at the annual rate of approximately $1.1 million.

     Sublease. The Chicago Trust Company will sublease space at the principal headquarters building of Chicago Title from CT&T at a rent and on such other terms as are currently applicable to CT&T for such space. Total charges related to this sublease are expected to be at the annual rate of approximately $1.5 million.

               REASONS FOR FURNISHING THIS INFORMATION STATEMENT

     This Information Statement is being furnished by Alleghany solely to provide information to Alleghany stockholders who will receive Chicago Title Common Stock in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Alleghany or Chicago Title. Chicago Title believes that the information presented herein is accurate as of the date hereof. Changes will occur after the date hereof, and neither Alleghany nor Chicago Title will update the information except to the extent required in the normal course of their respective public disclosure practices.

                            SELECTED FINANCIAL DATA

     The following table sets forth a summary of selected financial data for Chicago Title. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Chicago Title had been a separate, independent company during the periods shown or of Chicago Title's future performance as an independent company. The financial data set forth below should be read in conjunction with CT&T's Consolidated Financial Statements and the notes thereto found elsewhere in this Information Statement. See "Selected Financial Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CT&T's Consolidated Financial Statements and notes thereto. Earnings per share data are presented elsewhere in this Information Statement on a pro forma basis only. See "Pro Forma Consolidated Financial Data."


                               THREE MONTHS
                                   ENDED
                                 MARCH 31,                        AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------    -------------------------------------------------------------------
                            1998          1997           1997          1996          1995          1994          1993
                            ----          ----           ----          ----          ----          ----          ----
                                (UNAUDITED)                                        (IN 000S)
OPERATING RESULTS DATA:
Revenues:
  Title, escrow, trust
    and other
    revenue............  $   385,804       298,408      1,411,496     1,278,590     1,082,008     1,283,970     1,359,955
  Investment income....       14,805        11,762         52,266        47,658        46,661        44,913        49,290
  Net realized
    investment gains
    (losses)...........          371           155          3,684         1,436         3,697        (5,447)        7,058
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
    Total revenues.....      400,980       310,325      1,467,446     1,327,684     1,132,366     1,323,436     1,416,303
Expenses:
  Salaries and other
    employee
    benefits...........      127,603       100,477        454,648       411,815       344,767       368,097       393,418
  Commissions paid to
    agents.............      131,490       114,400        526,324       484,351       420,555       549,990       545,552
  Provision for title
    losses.............       26,279        21,772        102,324        83,023        81,385        94,845       121,865
  Interest expense.....        1,295         1,156          4,644         5,566         6,456         6,859         9,572
  Other operating and
    administrative
    expenses...........       82,273        64,118        295,903       273,236       242,380       244,655       263,057
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
    Total expenses.....      368,940       301,923      1,383,843     1,257,991     1,095,543     1,264,446     1,333,464
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
Operating income from
  continuing operations
  before income
  taxes................       32,040         8,402         83,603        69,693        36,823        58,990        82,839
Income taxes...........       10,799         2,474         27,894        23,115        11,889        18,854        26,329
                         -----------   -----------    -----------   -----------   -----------   -----------   -----------
Net income from
  continuing
  operations...........  $    21,241         5,928         55,709        46,578        24,934        40,136        56,510
                         ===========   ===========    ===========   ===========   ===========   ===========   ===========
Dividends paid to
  Alleghany(1).........  $         0(2)           0        32,105        30,000(3)      29,515       66,527       235,470
                         ===========   ===========    ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
Total assets...........  $ 1,812,464     1,428,542      1,702,207     1,482,697     1,447,351     1,389,700     1,500,390
Notes payable and other
  obligations..........       32,851        43,282         32,443        43,282        55,043        64,441        74,966
Basic and diluted
  earnings per share
  from continuing
  operations(4)........         0.97          0.27           2.54          2.13          1.14          1.83          2.58
Average number of
  shares
  outstanding(4).......   21,896,617    21,896,617     21,896,617    21,896,617    21,896,617    21,896,617    21,896,617

---------------


(1) Historical dividends and distributions to Alleghany may not be indicative of future dividends to common stockholders. See "Dividend Policy." Most of the $235.5 million dividend paid by CT&T to Alleghany in 1993 was used by Alleghany for acquisition purposes. Dividends per share would not be meaningful and, therefore, are not presented herein.



(2) In April 1998, the CT&T Board of Directors declared as a dividend to Alleghany a promissory note payable in the amount of $9.0 million on December 31, 1998. This dividend represents a distribution by CT&T of a portion of its earnings for the period during 1998 that it was held as a subsidiary of Alleghany.


(3) Includes the repurchase of common stock from Alleghany in 1996 for $30 million.


(4) See Note 17 included within the notes to CT&T's Consolidated Financial Statements presented elsewhere in this Information Statement.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma consolidated financial data set forth below should be read in conjunction with the historical consolidated financial data presented elsewhere herein. The pro forma consolidated financial data is presented for informational purposes only and may not reflect the future results of operations or financial position of Chicago Title or what the results of operations would have been had Chicago Title been operated as an independent, public company during 1997 and the first quarter of 1998.

                        PRO FORMA RESULTS OF OPERATIONS


     During 1997 and the three months ended March 31, 1998, Chicago Title operated on a separate, stand-alone basis in terms of capital funding and did not receive any material services from its parent or affiliates. As a result, the unaudited 1997 and first quarter 1998 pro forma consolidated results of operations would be reflective of the historical based results.


            PRO FORMA CONSOLIDATED BALANCE SHEET AND CAPITALIZATION

     The following tables set forth the unaudited pro forma consolidated balance sheet and capitalization of Chicago Title at March 31, 1998. The tables should be read in conjunction with the introduction to the pro forma financial statements above. The pro forma capitalization table has been derived from the historical financial statements and reflects certain pro forma adjustments as if the Spin-Off had been consummated as of March 31, 1998. The pro forma information may not reflect the capitalization of Chicago Title in the future or as it would have been had Chicago Title been an independent, public company at March 31, 1998.

                           CHICAGO TITLE CORPORATION
                                AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                   (IN 000s)


                                                      HISTORICAL   ADJUSTMENTS         PRO FORMA
                                                      ----------   -----------         ---------
                                             ASSETS
Cash on hand and in banks...........................  $   35,887          --              35,887
Cash pledged to secure trust and escrow deposits....     263,199          --             263,199
Total marketable securities.........................     975,899          --             975,899
Receivables.........................................      71,412          --              71,412
Deferred Federal income taxes.......................      81,204          --              81,204
Fixed assets, net...................................      97,357          --              97,357
Title plants........................................     150,771          --             150,771
Net assets from discontinued operations.............      19,825     (19,825)(1)              --
Other assets........................................     116,910          --             116,910
                                                      ----------     -------           ---------
     Total assets...................................  $1,812,464     (19,825)          1,792,639
                                                      ==========     =======           =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable....................................  $  120,366          --             120,366
Accrued expenses and other liabilities..............     101,208      17,000(2)          118,208
Dividend payable to Alleghany (promissory note).....          --       9,000(4)            9,000
Notes payable and other obligations.................      32,851          --              32,851
Reserve for title losses............................     569,829          --             569,829
Trust and escrow deposits secured by pledged
  assets............................................     558,403          --             558,403
                                                      ----------     -------           ---------
     Total liabilities..............................   1,382,657      26,000           1,408,657
                                                      ----------     -------           ---------
Stockholders' equity:
  Preferred stock...................................          --          --                  --
  Common stock......................................      13,676       8,221(3)           21,897
  Additional paid-in capital........................     117,381      (8,221)(3)         109,160
  Retained earnings.................................     287,645     (45,825)(1)(2)(4)   241,820
  Accumulated other comprehensive income(5).........      11,105          --              11,105
                                                      ----------     -------           ---------
     Total stockholders' equity.....................     429,807     (45,825)            383,982
                                                      ----------     -------           ---------
          Total liabilities and stockholders'
            equity..................................  $1,812,464     (19,825)          1,792,639
                                                      ==========     =======           =========


---------------
(1) Net assets of Alleghany Asset Management aggregating $19.8 million to be distributed to Alleghany immediately prior to the Spin-Off.


(2) To record $17.0 million in estimated after-tax direct costs associated with the Spin-Off consisting of $13.0 million in executive compensation (including $4.1 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of CT&T in January 1997) and $4.0 million in professional fees, printing costs, listing fees, and other expenses.


(3) To record the par value of shares of Chicago Title Common Stock distributed to holders of Alleghany Stock and to record the recapitalization of Chicago Title based upon the par value of the newly issued shares. The pro forma amounts assume that the Spin-Off had taken place on March 31, 1998. The number of shares used to compute stockholders' equity-common stock is based upon the assumed distribution of 21,515,871 shares of Chicago Title Common Stock to Alleghany stockholders (based upon the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock) and the issuance of an additional 380,746 shares of Chicago Title Common Stock to senior management of Chicago Title and its subsidiaries and to the non-employee directors of Chicago Title.


(4) To record the $9.0 million dividend declared by CT&T payable to Alleghany in the form of a promissory note which represents a distribution by CT&T of a portion of its earnings for the period in 1998 during which it was held as a subsidiary of Alleghany.


(5) For information on the change in the description for this line item from the year end financial statements, see "Notes to Consolidated Quarterly Financial Statements."

                           CHICAGO TITLE CORPORATION
                                AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED CAPITALIZATION
                                 MARCH 31, 1998
                          (IN 000s, EXCEPT SHARE DATA)


                                                          HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                          ----------    -----------      ---------
Notes payable and other obligations.....................   $ 32,851            --          32,851
Stockholders' equity
  Preferred stock, par value $1.00, authorized 8,000,000
     shares, none issued and outstanding................         --            --              --
  Common stock, par value $1.00, authorized 66,000,000
     shares, 21,896,617 issued and outstanding shares...     13,676         8,221(1)       21,897
  Additional paid in capital............................    117,381        (8,221)(1)     109,160
  Retained earnings.....................................    287,645       (45,825)(2)     241,820
  Accumulated other comprehensive income(3).............     11,105            --          11,105
                                                           --------       -------         -------
          Total pro forma consolidated capitalization...   $462,658       (45,825)        416,833
                                                           ========       =======         =======


---------------
(1) To record the par value of shares of Chicago Title Common Stock distributed to holders of Alleghany Stock and to record the recapitalization of Chicago Title based upon the par value of the newly issued shares. The pro forma amounts assume that the Spin-Off had taken place on March 31, 1998. The number of shares used to compute stockholders' equity-common stock is based upon the assumed distribution of 21,515,871 shares of Chicago Title Common Stock to Alleghany stockholders (based upon the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock) and the issuance of an additional 380,746 shares of Chicago Title Common Stock to senior management of Chicago Title and its subsidiaries and to the non-employee directors of Chicago Title.


(2) To record $17.0 million in estimated after-tax direct costs associated with the Spin-Off, including professional fees, printing costs, listing fees and executive compensation (tax effected), net assets of Alleghany Asset Management aggregating $19.8 million to be distributed to Alleghany, and the $9.0 million dividend declared by CT&T payable to Alleghany in the form of a promissory note which represents a distribution by CT&T of a portion of its earnings for the period in 1998 during which it was held as a subsidiary of Alleghany. The $17.0 million in estimated after-tax direct costs associated with the Spin-Off consists of $13.0 million in executive compensation (including $4.1 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of CT&T in January 1997) and $4.0 million in professional fees, printing costs, listing fees, and other expenses.


(3) For information on the change in the description for this line item from the year end financial statements, see "Notes to Consolidated Quarterly Financial Statements."

                                DIVIDEND POLICY


     CT&T has regularly paid cash dividends and has made certain other cash distributions to Alleghany. In 1997, a dividend of $32.1 million was paid to Alleghany, and in 1996 a payment of $30.0 million was made to Alleghany to redeem shares of CT&T stock. On April 28, 1998, the CT&T Board of Directors declared as a dividend to Alleghany a promissory note payable in the amount of $9.0 million on December 31, 1998. The $9.0 million promissory note paid to Alleghany as a dividend represents a distribution by CT&T of a portion of its earnings for the period during 1998 that it was held as a subsidiary of Alleghany. At maturity, the principal amount of the promissory note will be paid out of internally generated cash flow.


     In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.34 per share of Chicago Title Common Stock. This dividend policy is consistent with the aggregate amount of distributions generally paid to Alleghany in recent years. See "Selected Financial Data." The first regular quarterly cash dividend is expected to be paid to stockholders of Chicago Title in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors as described in the following paragraph and are subject to change at the discretion of the Chicago Title Board from time to time.

     Notwithstanding the dividend policy described above, dividends will be paid only when, as and if determined by the Chicago Title Board out of funds legally available for the payment of dividends. The actual amount and timing of dividends, if any, will depend on Chicago Title's financial condition, results of operations, business prospects and such other matters as the Chicago Title Board may deem relevant. Even if earnings are available for dividends, the Chicago Title Board could determine that such earnings should be retained for an extended period of time in order to replenish Chicago Title's capital base, to expand its business, to enhance its competitive position, or for any other purpose deemed appropriate by the Chicago Title Board. In addition, in order to pay cash dividends, Chicago Title, as a holding company, will depend on payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T. The payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T is limited by state insurance regulations in the states in which they do business. Consequently, there can be no assurance as to the amount or timing of dividend payments, and Chicago Title's dividend policy is subject to change. See "Risk Factors -- Reserve for Title Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     This discussion and analysis of financial results should be read together with the selected financial data and the Consolidated Financial Statements and Notes of CT&T included elsewhere herein.

  Forward Looking Statements

     This "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains disclosures which are forward-looking statements. Forward looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Chicago Title's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of, and the seasonal nature of, real estate transactions; acquisition activities (including uncertainties associated with anticipating the use of Chicago Title Common Stock as consideration for acquisitions when there has been no historic trading market for such stock); general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels and general economic conditions on the volume of real estate transactions occurring within the market and on Chicago Title's investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Chicago Title.

  Overview

     In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business now conducted by CT&T as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title (sometimes herein referred to as the "Company") as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and to motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T.

     The financial services business conducted through Alleghany Asset Management, currently a subsidiary of CT&T, will not be part of the distribution. Prior to the Spin-Off, all of the outstanding stock of Alleghany Asset Management will be distributed by CT&T to Alleghany. Therefore, the operating results of the financial services business are classified as a "discontinued operation" in the financial statements included elsewhere herein.

     Chicago Title reported net income from continuing operations of $55.7 million in 1997, $46.6 million in 1996 and $24.9 million in 1995. Chicago Title's results of operations during this three-year period benefited from healthy economic conditions that positively influenced real estate markets. In particular, residential refinancing activity and commercial transactions have shown strong growth during this three-year period. Along with the growth in total revenue, pre-tax income as a percentage of revenues has also improved.

  Operating Revenues

     Chicago Title's business is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for Chicago Title are also volatile.

     Premiums and related fees are determined by competitive factors and in many states are also subject to regulation. Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that Chicago Title recognizes the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

  Investment Income

     In addition to income from title insurance premiums and related fees, Chicago Title earns dividends and interest income from its portfolio of fixed maturity and equity securities. Chicago Title's current investment policy is (i) to minimize the cyclical volatility of the portfolio, (ii) to maintain stability of principal, (iii) to maintain consistency of cash flow and liquidity and (iv) to earn a favorable total return. See "Business -- Investment Operations" for more detailed information regarding Chicago Title's investment portfolio.

  Operating Expenses

     Chicago Title's profit margins are affected by several factors, including the volume, size and mix of real estate transactions. Volume is an important determinant of profitability because Chicago Title, like any other title insurance company, has a significant level of fixed costs arising from personnel, occupancy costs and maintenance of title plants.

     Chicago Title's principal variable expense is commissions paid to agents. Chicago Title regularly reviews the performance of its agents, adjusting commission levels or canceling agents that do not meet objectives.

     Chicago Title's next largest category of expense is salaries and other employee benefits. Due to the volatility of real estate transaction volumes driving Chicago Title's revenue, proper management of staff levels and other components of labor expense is critical to the optimization of operating results. To increase the sensitivity of employee-related costs to changing business conditions, Chicago Title strives to emphasize variable forms of compensation such as commissions, bonuses and incentive compensation programs for large segments of the employee population.

     The most significant components of other operating and administrative expenses are occupancy, purchased property information, computer-related expenses, telecommunications and supplies.

  Provision for Title Losses

     Generally, title insurance claim rates are lower than for other types of insurance because title insurance policies generally insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less predictable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Initial reserve provisions are derived directly from premium revenues, based upon anticipated loss ratios. Claims payments generally result from either judgment errors or mistakes made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights.

     When a claim is reported, Chicago Title establishes a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs ("LAE"). These reserves are periodically adjusted by Chicago Title based on its evaluation of subsequent developments regarding the reported claim.

     In addition to "case" reserves, Chicago Title also maintains reserves for title losses that are incurred but not yet reported ("IBNR reserves"). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the circumstances causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy, the defect in the title, occurred before issuance of the policy but may not be discovered, if ever, until a future date.

     Chicago Title establishes IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and LAE. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

     IBNR reserves are also established for very large or unusual claims which might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of the experience of both Chicago Title and the title insurance industry.

     Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Chicago Title does not discount its reserves for anticipated investment income.

     Because of the long-term nature of most title insurance business exposures, there is inherent uncertainty in estimating reserves. Actual losses may deviate, perhaps substantially, from reserves on Chicago Title's financial statements, which could have a material effect on Chicago Title's financial condition and results of operations. Based on current information, Chicago Title management believes the reserve for losses at March 31, 1998 is adequate.

  Income Taxes

     Chicago Title pays United States Federal and state income taxes based on laws in the jurisdictions in which it operates. The effective Federal tax rates reflected in the statement of income for continuing operations amounted to 32.4% in 1997, 32.8% in 1996, and 31.6% in 1995. The effective Federal tax rates are lower than the United States Federal statutory rate of 35% principally due to tax-exempt income received from the holding of state and municipal securities.

     At December 31, 1997 Chicago Title had recorded net deferred tax assets of $76.0 million related primarily to the reserve for title losses. Chicago Title reassesses the realization of net deferred tax assets quarterly and, if necessary, adjusts its valuation allowance accordingly. Substantially all of the net deferred tax asset balance could be realized in the future through the reversal of existing temporary taxable differences. Accordingly, it is more likely than not that the income tax benefits will be realized for all the temporary deductible differences existing at December 31, 1997, and as of that date there was no valuation allowance.

  Seasonality

     The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the title industry also can be volatile. In addition, the title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year end. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinancing, since refinancing activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

  Contingencies

     Chicago Title is a party to pending litigation and claims in connection with the ordinary course of its business. Provision is made on its books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, such provision is adequate.

     Alleghany has received the Tax Ruling from the IRS concerning the United States Federal income tax consequences of the Spin-Off. The Tax Ruling states that, because the Spin-Off will qualify under Section 355 of the Code, the distribution is tax-free to Alleghany's stockholders and to Alleghany. The Tax Ruling also states that the AAM Distribution is tax-free to Alleghany. Nevertheless, the Tax Ruling is based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable, in which case both Alleghany and its stockholders could be subject to tax on the Spin-Off, which tax could be material. The Tax Sharing Agreement between Alleghany and Chicago Title provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax, unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany or by Alleghany Asset Management. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling is based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off -- Tax Sharing Agreement."

  New Accounting Standards

     Note 2 to the Consolidated Financial Statements included elsewhere herein describes several new accounting standards which Chicago Title either has adopted in 1997 or intends to adopt in 1998. Adoption of these new accounting standards has not had, or is not expected to have, as the case may be, a material effect on Chicago Title's financial reporting.

  Year 2000 Issues

     Many computer programs utilized by Chicago Title use only two digits to identify a year in the date field. Failure to correct this situation could result in a significant disruption to business operations. Chicago Title has undertaken a program to determine the extent of "Year 2000" compliance issues within each of its significant computer systems and to take appropriate remedial action. Included within the scope of this review are systems utilized on a Company-wide basis in title plants, title production units, claim processing, human resources, financial management and company-wide infrastructure. Costs of approximately $1.0 million were incurred in 1997 and another $2.2 million is expected to be spent in 1998 in performing this review and all related remedial work on these centralized systems. By the end of 1998, it is expected that each of the significant Company-wide systems will have been reviewed and remedied for Year 2000 issues, thus allowing sufficient time in 1999 for further testing.

     In addition to the company-wide systems, there are various other computer systems used by Chicago Title's business units on a local basis. Regional managers report on the status of Year 2000 compliance activities within their area of responsibility to Chicago Title's senior management on a regular basis. To assist in their compliance programs, a comprehensive questionnaire which incorporates recommendations of the American Land Title Association has been developed by Chicago Title's Information Services Division. Due to the diverse nature of the computer systems used on a local basis, it is difficult to estimate the total costs to be incurred in performing the necessary review and remediation activity for Year 2000 issues. However, based upon the results of reviews that have taken place to date, Chicago Title's management believes that such costs will not exceed $5.0 million in total over the years 1998 and 1999.

     In addition to the review of internal systems, Chicago Title is also in contact with third parties with which it does business to coordinate action with respect to Year 2000 issues and to receive confirmation that plans are being developed to address Year 2000 compliance. Failure by third parties with which Chicago Title has important business relationships to resolve their Year 2000 issues could have a significant adverse effect on Chicago Title's operations.

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

  Net Income

     Chicago Title reported record earnings of $21.2 million from continuing operations in the first quarter of 1998. This compares to net income from continuing operations of $5.9 million in the same period in 1997. Total revenue amounted to $401.0 million, an increase of 29.2% over the prior year. Exceptionally strong mortgage refinance activity, along with high levels of new and existing home sales and commercial transactions, fueled the increase in revenue in what is normally the title industry's seasonal low period. The surge in revenue allowed pre-tax income from continuing operations as a percentage of revenue to improve to 8.0% in 1998 from 2.7% in 1997.

     Net income from discontinued operations amounted to $5.0 million in the first quarter of 1998 and $2.2 million in the first quarter of 1997. The increase in net income from discontinued operations in the first quarter of 1998 as compared to the first quarter of 1997 reflects the continued strength of financial markets and the corresponding growth of assets under management. Chicago Title's net income, including income from discontinued operations, totaled $26.2 million in the first quarter of 1998 and $8.1 million in the first quarter of 1997.

  Operating Revenues


     Real estate markets in the first quarter of 1998 benefited from favorable economic conditions marked by low levels of unemployment and benign inflationary pressures. The resulting combination of low interest rates and high consumer confidence led to an increase in residential refinance transactions and promoted healthy increases in residential purchases and commercial transactions.


     Title, escrow, trust and other revenue increased $87.4 million from the first quarter of 1997 to the first quarter of 1998. Approximately 25% of this increase was attributable to an increase in gross agent revenues, 24% was due to an increase in direct residential refinance title premiums, 14% was due to higher escrow and closing fees, 10% was attributable to higher commercial title premiums, and the remainder was due to various other items. In the first quarters of 1998 and 1997, approximately 64% and 60%, respectively, of Chicago Title's direct title premiums were attributable to residential transactions; in each period the remainder was related to commercial transactions.

  Investment Income

     Pre-tax investment income totaled $14.8 million in the first quarter of 1998 compared to $11.8 million for the same period in 1997. The increased level of income was attributable to higher levels of investment assets. The average duration of the portfolio as of March 31, 1998 was 2.5 years as compared to
2.2 years at December 31, 1997.

  Expenses

     COMMISSIONS PAID TO AGENTS. Payment of commissions to title insurance agents constitutes the largest single expense incurred by Chicago Title. The commission rate varies by geographic area, primarily due to competitive factors, in which the commission is earned. The percentage of premiums retained by agents amounted to 75.9% in the first quarter of 1998, as compared to 75.7% in the first quarter of 1997. Chicago Title reports amounts retained by agents as commissions paid to agents, along with amounts paid to approved attorneys, in the consolidated statements of income.

     SALARIES AND OTHER EMPLOYEE BENEFITS. This category of expense represents the cost of salaries, incentive compensation and benefits paid to employees. One key ratio monitored by management is the amount of these expenses as a percentage of revenue, net of commissions paid to agents. The following table summarizes this ratio for the first quarter:

                                                                  FIRST QUARTER
                                                       ------------------------------------
               (DOLLARS IN THOUSANDS)                       1998                 1997
               ----------------------                  ---------------      ---------------
Total revenue........................................  $       400,980      $       310,325
Commissions paid to agents...........................         (131,490)            (114,400)
                                                       ---------------      ---------------
Net revenue..........................................          269,490              195,925
Total salaries and other employee benefits...........          127,603              100,477
Percentage...........................................            47.3%                51.3%

     The level of total salaries and other employee benefits as a percentage of net revenue decreased in the first quarter of 1998 from the same period a year earlier because the significant increase in revenue earned in the 1998 period allowed greater leveraging of fixed cost components of labor expense. In addition, management is maintaining an increased focus on controlling this expense.

     PROVISIONS FOR TITLE LOSSES. The following table summarizes key information pertaining to Chicago Title's provisions for title losses:

                                                                  FIRST QUARTER
                                                       ------------------------------------
               (DOLLARS IN THOUSANDS)                       1998                 1997
               ----------------------                  ---------------      ---------------
Provision for title losses - current period..........  $        26,279      $        21,772
Title, escrow, trust and other revenue...............          385,804              298,408
Ratio................................................             6.8%                 7.3%

                                                              MARCH 31, 1998       DECEMBER 31, 1997
                                                              ---------------      -----------------
        Reserve for title losses at period-end..............  $     569,829         $       564,334
        Paid losses, net of recoveries - trailing 12
          months............................................         70,796                  70,913
        Reserve coverage of paid losses - trailing 12
          months............................................            8.0                     8.0

     The provision for title losses as a percentage of operating revenue was reduced in the first quarter of 1998 from the prior year level in recognition of a continued downward trend in claims paid.

     OTHER OPERATING AND ADMINISTRATIVE EXPENSES. Other operating and administrative expense increased $18.2 million from the first quarter of 1997 to the first quarter of 1998. The increased level of expenses are primarily attributable to variable expenses such as property information expense, contract labor, premium taxes, and supplies rising to support the significantly higher business volumes in the first quarter of 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Net Income

     Chicago Title reported a strong increase in net income from continuing operations in 1997, rising 19.6% from the prior year level on an increase in total revenue of 10.5%. Net income from continuing operations recorded in 1996 increased by 86.8% over Chicago Title's depressed results in 1995 on an increase in total revenue of 17.2%. As noted above, results in 1995 were negatively impacted by the rising interest rate environment, which prevailed throughout 1994 and early 1995. For both 1997 and 1996, the improved operating results were primarily attributable to higher revenue levels resulting from improved real estate markets. Residential refinancing activity and commercial transactions showed considerable strength as a result of favorable economic conditions highlighted by low interest rates and low levels of unemployment. Improved expense levels relative to revenue also bolstered profitability in both 1997 and 1996. Pre-tax income from continuing operations, as a percentage of revenue, amounted to 5.7% in 1997, 5.2% in 1996 and 3.3% in 1995.

     Chicago Title's 1996 results from continuing operations were adversely impacted by a $4.2 million pre-tax charge associated with a write down of the carrying value of title plants and goodwill in connection with the implementation of Statement of Financial Accounting Standards No. 121. Operating results for 1996 were favorably impacted by an increase in pre-tax income of $8.0 million resulting from a reduction in the reserve for title losses for prior years. The reduction in the reserve for title losses was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk than previously anticipated.

  Operating Revenues

     The year 1995 marked a trough for real estate markets, reflecting the impact of actions to increase interest rates begun by the Federal Reserve Board in 1994. Beginning in the second half of 1995, economic conditions improved and interest rates began to decline, resulting in exceptional growth in the commercial and industrial ("C&I") real estate business and providing a strong boost to residential refinance transactions.

     Title, escrow, trust and other revenue increased $132.9 million from 1996 to 1997 and $196.6 million from 1995 to 1996. With regard to the 1997 increase, approximately 38% was attributable to an increase in gross agent revenues, 26% was due to an increase in direct commercial title premiums, 11% was related to higher direct residential title premiums, 10% was attributable to higher real estate related service fees, 9% was due to higher escrow and closing fees, and the remainder was due to various other items. With regard to the 1996 increase, approximately 42% was due to an increase in gross agent revenues, 16% was due to higher residential title premiums, 12% was due to higher commercial title premiums, 12% was due to higher escrow and closing fees, 9% was due to higher real estate related service fees, and the remainder was due to various other items. In 1997, 1996 and 1995, approximately 62%, 65% and 66%, respectively, of Chicago Title's direct title premiums were attributable to residential transactions; in each year, the remainder was attributable to commercial transactions.

  Investment Income

     Pre-tax investment income totaled $52.3 million in 1997, compared with $47.7 million in 1996 and $46.7 million in 1995. These increases were due principally to higher levels of investment assets. Chicago Title also recorded a pre-tax gain of $3.7 million on investment transactions in 1997, compared with pre-tax gains of $1.4 million in 1996 and $3.7 million in 1995.

  Expenses

     Commissions Paid to Agents. Payment of commissions to title insurance agents constitutes the largest single expense incurred by Chicago Title. Commission rates vary by geographic area, primarily due to competitive factors, in which the commission is earned. The percentage of premiums retained by agents amounted to 76.2% in 1997, 75.7% in 1996 and 75.3% in 1995. Chicago Title reports amounts retained by agents as commissions paid to agents, along with amounts paid to approved attorneys, in the consolidated statements of income.

     Salaries and Other Employee Benefits. This category of expense represents the cost of salaries, incentive compensation and benefits paid to employees. One key ratio monitored by Company management is the level of these expenses as of percentage of revenue, net of commissions paid to agents. The following table summarizes this ratio for the past three years:


                                            1997          1996          1995
                                         ----------    ----------    ----------
                                                 (DOLLARS IN THOUSANDS)
Total revenue..........................  $1,467,446    $1,327,684    $1,132,366
Commissions paid to agents.............    (526,324)     (484,351)     (420,555)
                                         ----------    ----------    ----------
Net revenue............................     941,122       843,333       711,811
Total salaries and other employee
  benefits.............................     454,648       411,815       344,767
Ratio..................................       48.3%         48.8%         48.4%


     The level of total salaries and other employee benefits as a percentage of net revenue increased slightly in 1996 as compared to 1995 because many of Chicago Title's variable compensation programs are tied in some way to Chicago Title's net income performance. In 1997, the level of total salaries and other employee benefits as a percentage of net revenue was reduced due to several factors including an improved mix of higher margin business, increased leveraging of fixed cost components of labor expense with higher volumes of business, and increased management focus on controlling expenses.

     Management intends to seek to reduce the ratio of labor expense to revenue through the transfer of best practices throughout Chicago Title, increased automation, and continued consolidation of title plants, production centers and staff functions.

     Provision for Title Losses. The following table summarizes key information pertaining to Chicago Title's provision for title losses:

                                            1997          1996          1995
                                         ----------    ----------    ----------
                                                 (DOLLARS IN THOUSANDS)
Provision for title losses -- current
  year.................................  $  102,324    $   91,023    $   81,385
Title, escrow, trust and other
  revenue..............................   1,411,496     1,278,590     1,082,008
Ratio..................................         7.2%          7.1%          7.5%
Reserve for title losses at year-end...  $  564,334    $  532,923    $  529,915
Paid losses, net of recoveries.........      70,913        80,015        87,538
Reserve coverage of paid losses........         8.0x          6.7x          6.1x

     As previously discussed, Chicago Title's 1996 results include an $8.0 million reduction in the provision for title losses for prior years. This reduction in title loss reserves was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk.

     Interest Expense. Interest expense amounted to $4.6 million in 1997 compared to $5.6 million in 1996 and $6.5 million in 1995. The year-to-year declines are primarily associated with principal payments on Chicago Title's long-term debt.

     Other Operating and Administrative Expenses. Other operating and administrative expenses increased $22.7 million from 1996 to 1997 and increased $30.9 million from 1995 to 1996. Slightly over half of the increase in 1997 was due to an increase in property information expense. Of the 1996 increase, property information expense was slightly less than half of the increase and contract labor represented slightly more than one third of the increase. In each year, the higher expense levels were primarily due to increased business volumes.

LIQUIDITY AND CAPITAL RESOURCES


     Cash utilized by continuing operations amounted to $61.0 million in the first quarter of 1998 and $57.6 million for the same period in 1997. Cash flow in the first quarter typically is negatively impacted by the disbursement of annual incentive payments to employees. In the first quarter of 1998, cash flow from operations was also negatively impacted by period-end fluctuations in the level of escrow deposits and related short-term investment programs.



     Cash provided by continuing operations amounted to $260.9 million, $87.7 million and $21.0 million for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.


     At March 31, 1998, CT&T (on a stand-alone basis excluding subsidiaries) had total cash and marketable securities of $586.9 million, $558.9 million of which were pledged to secure escrow and other liabilities. At December 31, 1997, CT&T (on a stand-alone basis excluding subsidiaries) had total cash and marketable securities of $511.9 million, $476.2 million of which were pledged to secure escrow and other liabilities.

     As described in Note 5 to the Consolidated Financial Statements, included elsewhere herein, CT&T's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay to CT&T in 1998 without prior regulatory approval is $65.4 million. The primary sources of cash inflow to CT&T other than dividends paid by subsidiaries are investment earnings and fees paid by subsidiaries for services provided by the parent company. The primary obligations requiring the use of parent company cash are dividends paid to shareholders, debt service, funding for acquisitions, capital expenditures and corporate operating expenses.


     It is not anticipated that there will be any material restrictions on the ability of CT&T to pay dividends to Chicago Title. In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.33 per share of Chicago Title Common Stock. The first regular quarterly cash dividend is expected to be paid in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors and are subject to change at the discretion of the Chicago Title Board from time to time. In April 1998, the CT&T Board of Directors declared as a dividend to Alleghany a promissory note payable in the amount of $9.0 million on December 31, 1998. See "Dividend Policy."



     Chicago Title spent $7.5 million and $12.0 million for capital expenditures in the first quarter of 1998 and 1997, respectively. In addition, Chicago Title spent an aggregate of approximately $13.1 million in the first quarter of 1998 related to the acquisition of several businesses.



     Chicago Title estimates that it will incur approximately $17.0 million in after-tax direct costs associated with the Spin-Off, consisting of $13.0 million in executive compensation (including $4.1 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of CT&T in January 1997) and $4.0 million in professional fees, printing costs, listing fees, and other expenses.


     Chicago Title had outstanding long-term debt of $32.9 million and $32.4 million at March 31, 1998 and at December 31, 1997, respectively. Of such each amount, $29.0 million was the outstanding balance borrowed under a credit agreement entered into by CT&T and the banks party thereto in connection with the acquisition of two of CT&T's title insurance subsidiaries, Security Union Title Insurance Company ("Security Union") and Ticor Title Insurance Company ("Ticor Title"). This credit agreement provides for payments of principal of $9.7 million annually in the years 1998 through 2000. Interest is payable quarterly at variable rates. The credit agreement requires CT&T to meet certain financial tests and includes certain restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred. Among the financial tests imposed by the credit agreement is a requirement that CT&T maintain a consolidated net worth (excluding unrealized appreciation of marketable securities, net of deferred taxes) of not less than $200 million. At March 31, 1998 and December 31, 1997, CT&T satisfied all applicable financial tests imposed by the credit agreement.

     CT&T currently has two arrangements in place with banking institutions for lines of credit for $15.0 million and $10.0 million. The two lines of credit are scheduled to expire on May 31, 1998 and June 10, 1998, respectively. CT&T expects to negotiate extensions of both of these lines of credit. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during the first quarter of 1998, or during 1997 or 1996, and no amounts were outstanding under such lines as of March 31, 1998 and December 31, 1997.

     CT&T is currently negotiating a new bank credit agreement which is expected to provide for maximum borrowings of $50.0 million on a revolving basis. Indebtedness under this revolving credit agreement will bear interest at a floating rate, and will require CT&T to meet certain financial tests. The revolving credit agreement also is expected to include customary restrictive covenants. Borrowings under the revolving credit agreement will be available to fund acquisitions and for general corporate purposes.

     One element of Chicago Title's strategy to increase its market share and earnings growth is the pursuit of selected acquisition opportunities intended either to broaden Chicago Title's array of product offerings or to bolster Chicago Title's presence in certain higher growth title insurance markets. The scope of this acquisition program, which is expected to involve primarily smaller companies, will be limited, and acquisition costs will be funded from internally generated cash flow and by borrowings under the new revolving credit agreement described above.

     Another aspect of Chicago Title's strategy is to improve workflow and productivity through the development of an electronic spine that will fully integrate Chicago Title's services and offices. Management currently estimates that costs aggregating approximately $15 million to $25 million will be incurred in connection with construction of the electronic spine. These costs are expected to be incurred over a three-year period and will be funded from internally generated cash flow.

     Management believes cash generated from operations, investments, and cash available from financing activities will provide sufficient liquidity to meet Chicago Title's anticipated needs over the next twelve to twenty-four months.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly revenues and net income included in the results of operations for the years ended December 31, 1997 and 1996 are as follows:

                                                         THREE MONTHS ENDED
                                     ----------------------------------------------------------
               1997                  MARCH 31    JUNE 30     SEPT 30      DEC 31       TOTAL
               ----                  --------    --------    --------    --------    ----------
                                                             (IN 000S)
Revenue:
  Title, escrow, trust and other
     revenue.......................  $298,408     339,888     357,430     415,770     1,411,496
  Investment income................    11,762      12,222      13,236      15,046        52,266
  Net realized investment gains....       155         141       2,509         879         3,684
                                     --------    --------    --------    --------    ----------
     Total revenues................   310,325     352,251     373,175     431,695     1,467,446
                                     --------    --------    --------    --------    ----------
Net income:
  From continuing operations.......     5,827      16,746      15,851      14,889        53,313
  From sales of marketable
     securities....................       101          92       1,632         571         2,396
  From discontinued operations.....     2,196       3,123       3,752       3,091        12,162
                                     --------    --------    --------    --------    ----------
Total net income...................  $  8,124      19,961      21,235      18,551        67,871
                                     ========    ========    ========    ========    ==========

                                                         THREE MONTHS ENDED
                                     ----------------------------------------------------------
               1996                  MARCH 31    JUNE 30     SEPT 30      DEC 31       TOTAL
               ----                  --------    --------    --------    --------    ----------
                                                             (IN 000S)
Revenue:
  Title, escrow, trust and other
     revenue.......................  $283,357     323,049     332,747     339,437     1,278,590
  Investment income................    11,328      11,627      11,852      12,851        47,658
  Net realized investment gains....       369         851           1         215         1,436
                                     --------    --------    --------    --------    ----------
     Total revenues................   295,054     335,527     344,600     352,503     1,327,684
                                     --------    --------    --------    --------    ----------
Net income:
  From continuing operations.......     8,138      13,697      10,048      13,762        45,645
  From sales of marketable
     securities....................       240         553           1         139           933
  From discontinued operations.....     1,263       1,803       1,679         717         5,462
                                     --------    --------    --------    --------    ----------
     Total net income..............  $  9,641      16,053      11,728      14,618        52,040
                                     ========    ========    ========    ========    ==========

                                    BUSINESS

CHICAGO TITLE

     Chicago Title is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, Chicago Title currently has more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Chicago Title believes that its brand name, national distribution network, financial position and experienced management have enabled it to become one of the premier companies participating in the title insurance and real estate-related services industry. Chicago Title's strategy is to improve its market share and earnings growth by: (i) focusing its marketing efforts to serve three distinct customer sectors -- Institutional Partners, Core Local Operations, and National C&I; (ii) pursuing growth opportunities, including through select acquisition opportunities; and (iii) generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.

     Chicago Title was organized as a Delaware corporation in 1998, to serve as the public holding company for CT&T and its subsidiaries. CT&T was organized as an Illinois corporation in 1912 and was acquired, along with its wholly-owned subsidiary Chicago Title Insurance Company ("CTI"), by Alleghany in June 1985. CTI, a Missouri corporation incorporated in 1961, succeeded to businesses conducted by predecessor corporations since 1847, and is headquartered in Chicago. Security Union (acquired in 1987) and Ticor Title (acquired in 1991) were incorporated in California in 1962 and 1965, respectively. Both Security Union and Ticor Title were parts of business organizations that had succeeded to businesses conducted since around the turn of the century. Security Union and Ticor Title are headquartered in Pasadena, California.

     Through its subsidiaries, primarily CTI, Ticor Title and Security Union, Chicago Title conducts title searches and issues title insurance policies in residential and commercial real estate transactions. Policies are issued by Chicago Title directly through branch offices, as well as through independent agents and approved attorneys working as independent contractors. Chicago Title manages its risk exposure through an underwriting approval system that entails higher levels of approval for larger commitments, as well as by placing liability caps on loss occurrences and purchasing reinsurance protection. In addition, Chicago Title maintains a significant claims reserve against losses. See "Business -- Reserve for Title Losses."

     In addition to title production and risk assumption, Chicago Title offers associated escrow and closing services, including managing escrow accounts; prorating and adjusting insurance, tax and rents; preparing, reviewing and recording documents such as deeds; clearing liens; disbursing funds and transmitting final documents to the parties.

     Chicago Title also provides other information management-based real estate-related services. Chicago Title Flood Services, Inc., acquired in 1995, determines flood zone status for lenders, who are required by Federal law to determine whether real property pledged to secure a loan is in an area prone to flooding. Chicago Title Credit Services, Inc., also acquired in 1995, uses a state-of-the-art proprietary system that orders and prepares credit information reports for lending institutions. Chicago Title -- Market Intelligence, Inc., acquired in 1996, provides detailed real estate property evaluation services to lending institutions, utilizing artificial intelligence software, detailed real estate database statistical analysis and physical property inspections through a network of 15,000 real estate agents and appraisers. Chicago Title -- Market Intelligence, Inc. also offers property appraisal services through a network of 750 state-licensed contract appraisers. Chicago Title Field Services, Inc., acquired in 1998, performs on-site property inspections and personal interviews for lenders through a nationwide network of field agents. Consolidated Reconveyance Co., also acquired in 1998, furnishes foreclosure and reconveyance services to institutional lenders.

THE TITLE INSURANCE INDUSTRY

     Chicago Title's title insurance subsidiaries protect a variety of interests in real property by issuing insurance policies to purchasers of residential and commercial properties, mortgagees and others with interests in real property. These policies protect against losses suffered as a result of liens, encumbrances and other defects to title. Prior to issuing a policy, an agent or employee of Chicago Title conducts a title search and examination of the property. Such a search requires review of various records providing a history of transfers of interests in the real estate to be insured. These records are maintained by local governmental entities, such as counties and municipalities. To facilitate preparation of title reports, title records known as title plants are compiled and owned by Chicago Title. These plants, which are continually updated, consist of land title and deed information copies from public records dating back many years.

     While most other forms of insurance assume the risk of loss arising out of unforeseen future events, title insurance protects the policy holder principally from the risk of loss from events that predate the issuance of the policy. This distinction explains the low claims loss experience of title insurers as compared with other types of insurers. Losses generally result from errors made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights. Operating expenses, however, are relatively high for title insurers as compared to other types of insurers. Considerable costs may be incurred relating to the personnel required to process forms, search titles, collect information on properties and prepare title insurance policies and commitments. Title insurers also face costs associated with establishment, operation and maintenance of title plants, or with gaining access to title plants owned by others.

     In addition to title production and risk assumption, the industry provides associated real estate closing, escrow and disbursement services such as managing escrow accounts, clearing liens and preparing and filing closing documents. More broadly defined, the title insurance industry also includes other real estate-related services such as property valuation, credit reporting, field inspection and foreclosure and reconveyance services.

STRATEGY

     During 1997, Chicago Title undertook an in-depth analysis that assessed changes within the title industry which resulted in the development of courses of action that would enable it to succeed in a rapidly evolving environment. As a result of this study, Chicago Title has developed a strategy to increase its market share and earnings growth by: (i) focusing its marketing efforts to serve three distinct customer sectors -- Institutional Partners, Core Local Operations and National C&I; (ii) pursuing growth opportunities, including through select acquisition opportunities; and (iii) generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.

     Marketing Focus. In the past, title insurance marketing has mainly targeted local real estate agents, attorneys and lenders for residential real estate transactions. While the model of the smaller, local client remains important, large customers, such as national residential mortgage lenders, real estate investment trusts and developers, are becoming increasingly significant. For example, based on industry publications, the market share held by the ten largest residential mortgage loan originators has grown from 18% in 1990 to 31% in 1997. The buying criteria of locally based clients differ from those of large, geographically diverse customers in that the former tend to emphasize personal relationships and ease of transaction execution, while the latter may place more emphasis on consistent product delivery and the ability of service providers to meet their information systems requirements for electronic product delivery.

     Recognizing the trend toward an increasingly segmented customer base, Chicago Title is focusing its marketing efforts and distribution network to serve three distinct customer sectors -- Institutional Partners, Core Local Operations and National C&I.

     Institutional Partners. This sector markets its services to large residential lenders, who emphasize cost and consistency. Toward this end, the CastleLink sales organization was formed in 1997 to sell and deliver integrated real estate services nationwide. Chicago Title has broadened its array of product offerings for this customer sector, adding flood certification, credit report and property valuation services to the traditional title, escrow and closing services.

     Core Local Operations. Chicago Title intends to continue its long history of providing relationship-based high quality service to these customers.

     National C&I. This sector specializes in meeting the needs of clients involved in large commercial transactions. Success is dependent upon integrated relationship management on a national basis, technical excellence, services tailored to specific customer needs and seamless national service. To achieve this, a network of 14 National Business Unit offices throughout the country provide these customers with specialized services, including underwriters with expertise in large, complex transactions.

     Growth Opportunities. Chicago Title believes that important market segments of the title insurance industry remain fragmented and that, for example, much of the competition in the title production and escrow/closing markets consists of numerous smaller players, including small title companies, agents, attorneys and local escrow companies. Chicago Title also believes that the trend toward a consolidating customer base which is demanding national presence and electronic product delivery capabilities creates an opportunity for large service providers, such as Chicago Title, to expand market share, both through internal growth and acquisitions. Similar opportunities to expand market share are believed to exist for the flood certification, credit reporting and property valuation products. Acquisitions under this initiative will be directed towards selective acquisitions of smaller companies intended either to broaden Chicago Title's array of product offerings or to bolster Chicago Title's presence in certain higher growth title insurance markets. The scope of this acquisition program will be limited and funded from Chicago Title's internally generated cash flow and by borrowings under a new $50 million revolving bank credit agreement that is currently being negotiated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Operating Efficiencies and Cost Improvements. Opportunities exist among relatively decentralized local offices to enhance performance and reduce operating expenses. Chicago Title has thus started a "best practices" initiative to promote the transfer of ideas and techniques used by high performing units of Chicago Title with the goal of standardizing excellence throughout all its offices.

     Further operating efficiencies are expected to result from development of an "electronic spine" that will enable Chicago Title to receive, track, produce, deliver and bill an order for any product, anywhere. Integrating the company electronically will improve customer service while enhancing Chicago Title's ability to consolidate facilities and allocate staffing more efficiently. Management currently estimates that costs aggregating approximately $15 million to $25 million will be incurred in connection with construction of the electronic spine. These costs are expected to be incurred over a three-year period and will be funded from internally generated cash flow.

FINANCIAL RATINGS

     Each of the principal title insurance subsidiaries -- CTI, Security Union and Ticor Title -- carries a claims-paying ability rating of "A" from Standard & Poor's Corp. and from Duff & Phelps Credit Rating Co. In addition, Moody's Investors Service has assigned an insurance financial strength rating of "A2" to CTI, "A3" to Ticor Title and "BAA1" to Security Union.

     These ratings reflect the rating agencies' current opinions of the claims-paying ability, financial strength and operating performance of the rated subsidiary, as well as its ability to meet its obligations to policyholders, and are not evaluations directed toward the protection of investors in Chicago Title Common Stock. The factors addressed by these ratings are of concern to policyholders, agents and intermediaries. Such ratings should not be relied on when making an investment decision regarding Chicago Title Common Stock.

INVESTMENT OPERATIONS

     Investments held by Chicago Title or any of its subsidiaries must comply with the insurance laws of the state of incorporation of the company holding the investment; relevant states are Missouri, California and Oregon. These laws prescribe the kind, quality and concentration of investments which may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks and real estate mortgages.

     Chicago Title's current investment policy is to minimize the cyclical volatility of the portfolio (i) to maintain stability of principal, (ii) to maintain consistency of cash flow and liquidity and (iii) to earn a favorable total return.

     The following table summarizes the investments of Chicago Title, excluding cash, as of December 31, 1997, with all investments carried at fair value in its financial statements prepared in accordance with generally accepted accounting principles (dollars in thousands):

                                  INVESTMENTS

                                                      AMORTIZED
                                                     COST OR COST                 FAIR VALUE
                                               ------------------------    ------------------------
                                                 AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                               ----------    ----------    ----------    ----------
Short-term investments.......................  $  180,710       17.22%     $  180,710       16.94%
Corporate bonds..............................     120,046       11.44%        122,037       11.44%
United States government and government
  agency bonds...............................     243,173       23.17%        248,262       23.28%
Mortgage- and asset-backed securities........     186,276       17.74%        189,508       17.77%
Municipal bonds..............................     267,914       25.52%        272,182       25.52%
Foreign bonds................................       2,714         .26%          2,777         .26%
Redeemable preferred stocks..................      15,613        1.49%         16,613        1.56%
Equity securities............................      33,232        3.16%         34,489        3.23%
                                               ----------      ------      ----------      ------
          Total..............................  $1,049,678      100.00%     $1,066,578      100.00%
                                               ==========      ======      ==========      ======

     The following table indicates the composition of the long-term fixed maturity portfolio, including preferred stock, as of December 31, 1997 by the rating system of the National Association of Insurance Commissioners ("NAIC") (dollars in thousands):

               LONG-TERM FIXED MATURITY PORTFOLIO BY NAIC RATING

                                                         FAIR VALUE    PERCENTAGE
                                                         ----------    ----------
NAIC 1.................................................   $784,938        92.20%
NAIC 2.................................................     42,724         5.07%
NAIC 3.................................................      4,570          .54%
NAIC 4.................................................      2,534          .30%
NAIC A, L & P3 (Redeemable preferred stocks)...........     16,613         1.95%
                                                          --------       ------
          Total........................................   $851,379       100.00%
                                                          ========       ======

     The following table indicates the composition of the fixed maturities portfolio, including preferred stock, by years until contractual maturity as of December 31, 1997 (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

           LONG-TERM FIXED MATURITY PORTFOLIO BY YEARS UNTIL MATURITY

                                                              FAIR VALUE    PERCENTAGE
                                                              ----------    ----------
One year or less*...........................................   $ 98,879        11.61%
Over one through five years.................................    399,362        46.91%
Over five through ten years.................................     57,022         6.70%
Over ten years..............................................    106,608        12.52%
Mortgage- and asset-backed..................................    189,508        22.26%
                                                               --------       ------
          Total.............................................   $851,379       100.00%
                                                               ========       ======

---------------
* Included in this category are $16,613 of preferred stock-redeemable.

     The principal tangible asset of Chicago Title and its subsidiaries is the investment portfolio. The entire investment portfolio is classified as available for sale. Chicago Title has a conservative investment philosophy with respect to both asset quality and maturity distribution. Chicago Title maintains a short-term investment portfolio ranging from approximately $60 million to $250 million, consisting of top rated commercial paper (A-1/P-1), highest rated bank certificates of deposit and institutional money market funds. The average maturity period of securities in the short-term portfolio is typically less than 30 days. Chicago Title's long-term portfolio consists of top rated tax-exempt bonds, United States Treasury securities, corporate bonds of United States issuers, mortgage backed securities and a limited amount of publicly traded common stocks. Average quality of the long-term portfolio is maintained at a Moody's rating of Aa3 or higher, with over 98 percent of all securities rated investment grade by Moody's and less than 1 percent in derivative instruments as of 1997 year-end. The duration of the short term and fixed income securities in Chicago Title's portfolio is approximately 2.2 years and is managed within a duration range of 1.9 to 3.1 years. Duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.2 percent in the value of Chicago Title's portfolio.

     Chicago Title does not specifically match particular assets to related liabilities, but instead holds the investment portfolio to a shorter maturity than liabilities. This relatively short portfolio maturity structure is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. However, Chicago Title regularly re-examines its portfolio strategies and periodically modifies asset allocation and bond portfolio maturity based on the market outlook, interest rates and/or title insurance operating conditions.

RESERVE FOR TITLE LOSSES

     The largest single liability of Chicago Title is the reserve for title losses, which also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error, and includes the costs of external legal defense. Historical experience with respect to payments for claims and external legal defense costs made under title insurance policies indicates that, for policies issued in a given year, approximately two-thirds of the total projected payments with respect to such policies are made within five years of the issuance of such policies. The reserve also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error.

     When a claim is reported, Chicago Title establishes a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs ("LAE"). These reserves are periodically adjusted by Chicago Title based on its evaluation of subsequent reports regarding the reported claim.

     In addition to "case" reserves, Chicago Title also maintains a reserve for title losses that are incurred but not yet reported ("IBNR reserves"). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the circumstances causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy, the defect in the title, occurred before issuance of the policy but may not be discovered, if ever, until a future date.

     Chicago Title establishes IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and LAE. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

     IBNR reserves are also established for very large or unusual claims which might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of the experience of both Chicago Title and the title insurance industry.

     Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Chicago Title does not discount its reserves for anticipated investment income. Initial reserve provisions are derived directly from premium revenues, based upon anticipated loss ratios. There are inherent uncertainties in estimating reserves primarily due to the long-term nature of most title insurance business. Actual losses may deviate, perhaps substantially, from reserves on Chicago Title's financial statements, which could have a material adverse effect on Chicago Title's financial condition and results of operations. Based on current information, Chicago Title believes the reserve for title losses at March 31, 1998 is adequate.

     CTI, Ticor Title and Security Union each have generally restricted the size of any one risk of loss that they will retain to $70 million, $50 million and $30 million, respectively. The title insurance subsidiaries of Chicago Title reinsure risks with each other and with other title insurance companies in excess of what they are willing to retain. In addition, the title insurers have purchased excess of loss title reinsurance coverage for losses in excess of $12.5 million, subject to certain exclusions. This coverage will pay 90 percent of the loss amount exceeding $12.5 million, up to $50 million. However, reinsurance arrangements do not relieve a title insurance company that issues a policy from its legal liability to the holder of the policy and, thus, the risk of nonperformance by the assuming reinsurer is borne by the issuer of the policy.

     In connection with the acquisition by Alleghany of CT&T and CTI in 1985, Lincoln National Corporation ("Lincoln"), the former owner of CT&T and CTI, agreed to indemnify Alleghany, CT&T and CTI and its subsidiaries, in respect of certain title insurance liabilities, up to an aggregate amount of $128 million (of which approximately $123 million remains available). Among other liabilities, Lincoln agreed to indemnify for 50% of the first $10 million of liabilities, costs and expenses (including awards of attorneys' fees and a portion of attorneys' fees incurred by Alleghany, CT&T and CTI and its subsidiaries in the defense of such claims), and 75% of such amounts in excess of $10 million, arising out of or relating to aboriginal land claims which were identified in the 1985 acquisition agreement or which are commenced prior to July 1, 2015 under policies issued prior to the 1985 acquisition. Under the terms of the Distribution Agreement, as of the Spin-Off Date Alleghany will transfer the benefit of its rights in respect of such indemnification to Chicago Title.

BUSINESS CONDITIONS; SEASONALITY

     The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be very volatile, revenue levels for the title industry are also very volatile. As business volume for the real estate-related business are correlated to mortgage loan origination volumes, revenues for these business tend to be impacted by economic factors in a fashion similar to the title industry.

     High short-term interest rates reduced the volume of real estate transactions in the first half of 1995. Lower interest rates in the second half of 1995 prompted an increase in refinancing and commercial transactions. The refinance volume remained strong in the first quarter of 1996 but diminished as interest rates leveled off. Interest rates remained relatively stable for the remainder of 1996 resulting in an increase in the volume of real estate construction and resale activity. 1997, particularly the second half of the year, was marked by low inflation, unemployment rates and interest rates in the United States, resulting in exceptional growth in the commercial and industrial segment and a resurgence in the second half of 1997 in residential resale and refinancing transactions.

     The business of Chicago Title's title insurance subsidiaries is seasonal, as real estate activity is seasonal. The fourth quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year-end. The first calendar quarter is typically the weakest quarter in terms of revenue as the volume of home sales are generally at their low point in the winter. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinance volumes. This type of activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

     Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that Chicago Title recognizes the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

COMPETITION

     The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market shares on a regional basis. Based on 1996 revenues reported in statutory filings, CTI, Security Union, Ticor Title, First American Title Insurance Company ("First American"), Reliance Group Holdings, Inc. ("Reliance"), Stewart Title Insurance Co., Fidelity National Title Insurance Co., Lawyers Title Insurance Corporation ("Lawyers") and Old Republic Title Insurance Group, Inc. together accounted for about 89% of all title insurance revenues. Chicago Title's title insurance subsidiaries had statutory title revenues representing in the aggregate 20.5% of the industry total, followed by First American at 20.3% and Reliance at 13.2%. In February 1998, Lawyers acquired Reliance's title insurance units and changed its name to Land America Financial Group Inc. ("Land America"). On a pro forma basis, for 1996, Land America would have had a market share of 22.0%. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business.

     Chicago Title believes that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

     Chicago Title's flood certification, credit reporting, property valuation services, field inspection services and foreclosure and reconveyance services businesses face significant competition from other similar real estate service providers. Mortgage lenders may choose to produce these services internally rather than purchasing them from outside vendors.

REGULATION

     Title insurance companies are subject to regulation and supervision by state insurance regulators under the insurance statutes and regulations of states in which they are incorporated. CTI is incorporated in Missouri, Security Union is incorporated in California and has a title insurance subsidiary incorporated in Oregon, and Ticor Title is incorporated in California. Each of these companies is also regulated in each jurisdiction in which it is authorized to write title insurance. Regulation and supervision vary from state to state, but generally cover such matters as the standards of solvency which must be met and maintained, the nature of limitations on investments, the amount of dividends which may be distributed, requirements regarding reserves for statutory premiums, the licensing of insurers and their agents, the approval of policy forms and premium rates, periodic examinations of title insurers and annual and other reports required to be filed on the financial condition of title insurance companies. In addition, the market behavior of all entities involved in real estate transactions is governed by the Real Estate Settlement Practices Act and related regulation.

     Chicago Title and CT&T are also subject to the insurance holding company regulations of Missouri, California and Oregon. The acquisition of CTI, Security Union and Ticor Title and their respective title insurance subsidiaries by Alleghany and/or CT&T was subject to prior notification and/or approval from the insurance regulatory authorities in the states in which such title insurance companies are incorporated. The Spin-Off and/or certain related transactions were subject to prior notification and/or approval in California, Missouri, Oregon, Illinois and Texas. Chicago Title, CT&T and their other non-insurance subsidiaries, however, are generally not subject to restrictions on their business activities due to their affiliation with Chicago Title's title insurance subsidiaries.

     CT&T, in its capacity as a non-depository trust company, is regulated by the State of Illinois Office of Banks and Real Estate. Regulation covers such matters as the fiduciary's management capabilities, the investment of funds held for its own account, the soundness of its policies and procedures, the quality of the services it renders to the public and the effect of its trust activities on its financial soundness.

     Alleghany is subject to a consent agreement with the Federal Trade Commission (the "FTC") effective July 22, 1991, which settled certain antitrust objections raised by the FTC in respect of the acquisition of Ticor Title by CT&T, which was amended in July 1996. We expect that, as of the Spin-Off Date, Chicago Title will become, and its subsidiaries will continue to be, subject to the consent agreement, and Alleghany and its subsidiaries will no longer be subject to the consent agreement. The consent agreement provided for the divestiture by CT&T after its acquisition of Ticor Title of certain title plants serving overlapping geographical areas. Until July 2001, Chicago Title or any of its subsidiaries is required to give prior notification to the FTC of any acquisitions of an ownership interest in a title plant serving the same geographic area as a plant in which Chicago Title or any of its subsidiaries already has an ownership interest. Chicago Title is not, however, required to provide notice with respect to any acquisition of a copy of title records or other information from an entity which retains the ownership and control of the original and where competition in the ordinary course between the parties is not otherwise restrained. Chicago Title is also required to provide notification to the FTC in advance of any change in corporate structure, such as the creation, dissolution or sale of subsidiaries or any other change that may affect compliance with the consent decree.

     While Chicago Title Flood Services, Inc., Chicago Title Credit Services, Inc., Chicago Title -- Market Intelligence, Inc., Chicago Title Field Services, Inc. and Consolidated Reconveyance Company are not subject to direct regulatory supervision, Federal and state laws governing real estate settlement practices, credit reporting and flood zone determinations significantly impact their businesses.

EMPLOYEES

     At December 31, 1997, Chicago Title had approximately 8,100 employees, including full-time and part-time employees.

PROPERTIES

     CT&T leases about 282,000 square feet for its headquarters and operations in the Chicago Title and Trust Center, a 49-story office complex at 171 North Clark Street in Chicago, Illinois.

     Ticor Title's and Security Union's headquarters are in leased premises of about 45,000 square feet in Pasadena, California. Chicago Title and its subsidiaries own or lease buildings or office space in approximately 550 locations throughout the United States, primarily for CTI, Security Union and Ticor Title full-service and satellite branch office operations.

LEGAL PROCEEDINGS

     Chicago Title's subsidiaries are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes a provision on its books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, such provision is adequate under generally accepted accounting principles as of December 31, 1997.

                                   MANAGEMENT

DIRECTORS

     On the Spin-Off Date, the directors of Chicago Title will consist of the persons named below.

                NAME                    PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS   AGE
                ----                    ------------------------------------------------------   ---
Richard P. Toft......................  Chairman of the Board of Directors, Chicago Title, as of   61
                                       the Spin-Off Date; Chairman and Chief Executive Officer
                                       of Alleghany Asset Management (financial services) since
                                       October 1995; Chairman of CT&T since January 1994 and,
                                       until July 1996, President and Chief Executive Officer
                                       of CT&T; Senior Vice President, Alleghany, until October
                                       1995; and President and Chief Executive Officer of
                                       Chicago Title Insurance Company until January 1994. Mr.
                                       Toft is a director of Peoples Energy Corporation and
                                       Cologne Life Reinsurance Company.
Norman R Bobins......................  President and Chief Executive Officer, LaSalle National    55
                                       Bank and LaSalle National Corporation (commercial
                                       banking); Chairman, LaSalle N.A. Mr. Bobins also is a
                                       director of Ambassador Apartments, Inc. and Center Point
                                       Properties.
John J. Burns, Jr....................  President, chief executive officer and chief operating     66
                                       officer, Alleghany. Mr. Burns is a director of Alleghany
                                       and Burlington Northern Santa Fe Corporation.
Peter H. Dailey......................  Chairman, Enniskerry Financial (investments). Mr. Dailey   67
                                       is a director of Krause Furniture Co., Pinkerton's,
                                       Inc., Sizzler, Inc. and Wirthlin Worldwide.
Robert M. Hart.......................  Senior Vice President and General Counsel since            53
                                       September 1994 and Secretary since January 1995,
                                       Alleghany; Partner, Donovan Leisure Newton & Irvine (law
                                       firm), prior thereto.
Philip G. Heasley....................  Vice Chairman, U.S. Bancorp (banking). Mr. Heasley is a    48
                                       director of SunAmerica Inc.
Allan P. Kirby, Jr...................  President, Liberty Square, Inc. (investments);             66
                                       management of family and personal affairs. Mr. Kirby is
                                       a director of Alleghany.
M. Leanne Lachman....................  Managing Director, Schroder Real Estate Associates         55
                                       (investment management-equity real estate); and Managing
                                       Director, Schroder Mortgage Associates (investment
                                       management -- commercial mortgages). Ms. Lachman is a
                                       director of Lincoln National Corporation and Liberty
                                       Property Trust.
William K. Lavin.....................  Financial Consultant; Vice Chairman of the Board and       53
                                       Chief Executive Officer of Woolworth Corporation
                                       (retailing) until September 1994; Chairman of the Board
                                       and Chief Executive Officer, Woolworth Corporation, from
                                       June 1993 to May 1994 and Executive Vice
                                       President -- Finance and Administration and Chief
                                       Financial Officer, Woolworth Corporation, prior thereto.
                                       Mr. Lavin is a director of Alleghany and Stratford
                                       Acquisition Corporation.
Lawrence F. Levy.....................  Chairman of the Board and Chief Executive Officer, The     54
                                       Levy Organization (real estate, restaurants, and food
                                       service).

                NAME                    PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS   AGE
                ----                    ------------------------------------------------------   ---
Margaret MacKimm.....................  Former Senior Vice President -- Communications of Kraft    64
                                       Foods, Inc. (multinational marketer and processor of
                                       food products) and its predecessor Kraft, Inc. Ms.
                                       MacKimm is a director of Woolworth Corporation.
Langdon Neal.........................  Attorney, Earl L. Neal and Associates.                     40
Alan Prince..........................  Senior Executive Vice President, Title Operations, CTI,    59
                                       from January 1995 until December 1997; Executive Vice
                                       President, CTI, prior thereto.
John Rau.............................  President and Chief Executive Officer, Chicago Title, as   49
                                       of the Spin-Off Date, and President and Chief Executive
                                       Officer, CT&T and CTI, since January 1997; Dean, School
                                       of Business at Indiana University, from August 1993
                                       until December 1996; President and chief executive
                                       officer, LaSalle National Bank (banking), prior thereto.
                                       Mr. Rau is a director of Borg-Warner Automotive, Inc.,
                                       First Industrial Realty Trust, Inc. and LaSalle National
                                       Bank.


     The Chicago Title Certificate and By-Laws provide that the Chicago Title Board will be divided into three classes, with the classes to be as nearly equal in number as possible and that, of the initial Chicago Title directors following the Spin-Off, one-third will continue to serve until the 1999 Annual Meeting of Stockholders, one-third will continue to serve until the 2000 Annual Meeting of Stockholders, and one-third will continue to serve until the 2001 Annual Meeting of Stockholders. Of the initial directors, Messrs. Bobins, Hart, Heasley and Prince will serve until the 1999 Annual Meeting of Stockholders; Messrs. Lavin, Neal, Rau, Toft and Ms. MacKimm will serve until the 2000 Annual Meeting of Stockholders; and Messrs. Burns, Dailey, Kirby and Levy and Ms. Lachman will serve until the 2001 Annual Meeting of Stockholders. Starting with the 1999 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. See "Description of Capital Stock -- Certain Anti-Takeover Provisions -- Chicago Title Certificate and By-Laws; Classified Board of Directors."



     The Chicago Title Board has a number of standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Real Estate Committee. See "Description of Capital
Stock -- Certain Anti-Takeover Provisions -- Chicago Title Certificate and By-Laws."


     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of Chicago Title when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Chicago Title Board. The members of the Executive Committee are Messrs. Burns, Lavin, Levy, Rau and Toft, with Mr. Burns serving as Chair.

     The Audit Committee of the Chicago Title Board reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of Chicago Title and its subsidiaries, the arrangements for and the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of Chicago Title and its subsidiaries, and reviews the annual consolidated financial statements of Chicago Title and its subsidiaries. The members of the Audit Committee are Messrs. Bobins, Heasley, Kirby and Lavin and Ms. Lachman, with Mr. Lavin serving as Chair.

     The Compensation Committee of the Chicago Title Board reviews and makes reports to the Board of Directors with respect to the compensation policies and practices of Chicago Title. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer regarding the compensation of officers of Chicago Title and its subsidiaries and reviews the annual recommendation of the Chairman of the Executive Committee regarding the compensation of the Chief Executive Officer of Chicago Title, and makes recommendations to the Chicago Title Board with respect to such compensation. In addition, the

Compensation Committee administers Chicago Title's 1998 Long-Term Incentive Plan and Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Dailey, Hart, Heasley and Kirby and Ms. MacKimm, with Mr. Hart serving as Chair.

     The Nominating Committee of the Chicago Title Board screens candidates and makes recommendations to the Chicago Title Board as to persons to be nominated by the Chicago Title Board for election thereto by the stockholders or to be chosen by the Chicago Title Board to fill newly created directorships or vacancies on the Board of Directors. The members of the Nominating Committee are Messrs. Burns, Lavin and Toft, with Mr. Burns serving as Chair.

     The Real Estate Committee of the Chicago Title Board evaluates and reviews any real estate transaction proposed to be entered into by Chicago Title or any of its subsidiaries as principal which involves amounts in excess of $500,000. The members of the Real Estate Committee are Ms. Lachman, and Messrs. Levy, Neal and Prince, with Ms. Lachman serving as Chair.

COMPENSATION OF DIRECTORS

     Each director of Chicago Title who is not an employee of Chicago Title receives an annual retainer of $21,000, payable one-half in cash and one-half in shares of Chicago Title Common Stock (as more fully explained below), as well as $750 for each board meeting attended in person and $375 for each conference telephone meeting attended. The Chairman of the Chicago Title Board receives an additional annual fee of $100,000. In addition, the Chairman of the Executive Committee receives an annual fee of $15,000, and each other member of the Executive Committee who is not an officer of Chicago Title receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $7,500, and each other member of the Audit Committee receives an annual fee of $4,500. The Chairman of the Compensation Committee receives an annual fee of $4,000, and each other member of the Compensation Committee receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of Chicago Title receives $1,000 for each meeting attended. The Chairman of the Real Estate Committee receives an annual fee of $4,000, and each other member of the Real Estate Committee receives an annual fee of $3,000. Pursuant to the Directors' Deferred Compensation Plan, a director of Chicago Title may defer all or part of the cash portion of the retainer and committee and per meeting fees.

     Pursuant to the Directors' Equity Compensation Plan, each director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive his retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of Chicago Title Common Stock, based on the market value (as defined in the Directors' Equity Compensation Plan) of such shares, and one-half in cash.

     On the Spin-Off Date, Mr. Toft, as Chairman of the Chicago Title Board, will receive 5,000 shares of Chicago Title Common Stock as a restricted stock award under the 1998 Long-Term Incentive Plan, and each other director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive 1,000 shares of restricted stock. Such shares of restricted stock may not be transferred until, and will vest on, the third anniversary of the Spin-Off Date. See "Chicago Title Compensation Arrangements -- The 1998 Long-Term Incentive Plan." Pursuant to the Directors' Stock Option Plan, each director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive on the day after the Spin-Off Date and on the day following each Annual Meeting of Stockholders until and including the Annual Meeting of Stockholders to be held in May 2002 an option to purchase 1,000 shares of Chicago Title Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. Such options will become exercisable as to one-third of such shares on each of the first three anniversaries of the date of grant.

     As Chairman of the Board of CT&T, Mr. Toft has received an annual fee of $100,000. Mr. Toft received payments of $1,126,090 and $313,417 in 1997 and 1998, respectively, as payouts of long-term incentive awards granted prior to his retirement in 1996 from his executive positions with CT&T. He also received bonuses in the amounts of $248,963 and $209,813 in 1997 and 1998, respectively. In addition, Mr. Toft receives annual payments of $38,166 under the CT&T Executive Salary Continuation Plan. Mr. Toft serves as Chairman and Chief Executive Officer of Alleghany Asset Management, for which he earned in 1997 a salary of $279,760.

     Mr. Prince served in 1997 as Senior Executive Vice President of CT&T, for which he received a salary of $290,000 and a bonus of $226,236, of which $56,559 will be deferred and paid in the manner described in Note (2) to the table relating to long-term incentive awards in the last fiscal year. Mr. Prince received a payout in 1997 of a long-term incentive award in the amount of $228,055. Mr. Prince also received in 1997 matching and profit sharing contributions to his Savings and Profit Sharing 401(k) account in the amount of $9,500 and taxable life insurance benefits valued at $2,160.

     Mr. Prince has an employment agreement with CT&T, with a term ending on December 31, 1998. The agreement entitles Mr. Prince to receive a salary at an annual rate of $200,000 for 1998, reimbursement for the cost of leasing an apartment in Chicago (not to exceed $3,000 per month plus an amount equal to income taxes imposed on the amount of such rental allowance), to be deemed to receive credit for a salary at a rate of $290,000 for 1998 for purposes of CT&T's Executive Salary Continuation Plan, Pension Plan and Excess Benefits Plan, and to be eligible for a special incentive opportunity of $100,000, based upon performance of personal objectives mutually agreed to by Messrs. Prince and Rau. The agreement also provides that Mr. Prince will be entitled to certain severance benefits in respect of his termination of employment by reason of retirement or otherwise, and prohibits Mr. Prince for a period extending for two years beyond the date of his termination of employment from being associated in any capacity with any business that competes with CT&T.

EXECUTIVE OFFICERS

     The executive officers of Chicago Title are as follows:

          NAME            AGE               POSITION AND PROFESSIONAL EXPERIENCE
          ----            ---               ------------------------------------
John Rau................  49    President and Chief Executive Officer, Chicago Title, as of
                                the Spin-Off Date, and President and Chief Executive
                                Officer, CT&T and CTI, since January 1997; Dean, School of
                                Business at Indiana University, from August 1993 until
                                December 1996; President and chief executive officer,
                                LaSalle National Bank (banking), prior thereto.
Thomas H. Hodges........  52    Executive Vice President, Chicago Title, as of the Spin-Off
                                Date, and Executive Vice President, CT&T since October 1997;
                                Executive Vice President, First Chicago NBD Corp. (banking), from January 1995 until December 1996; Senior Vice
                                President, First Chicago NBD Corp., prior thereto.
Michael J. Keller.......  50    Executive Vice President, Chicago Title, since the Spin-Off
                                Date, and Executive Vice President, CT&T and CTI, since
                                February 1997; Executive Vice President of Mortgage Banking,
                                Norwest Mortgage Banking (mortgage banking), prior thereto.
Peter G. Leemputte......  41    Executive Vice President, Chief Administrative Officer and
                                Chief Financial Officer, Chicago Title, as of the Spin-Off
                                Date, and Executive Vice President and Chief Administrative
                                Officer, CT&T, since January 1998, and Chief Financial
                                Officer, since March 1998, CT&T; Vice President, Mercer
                                Management Consulting, Inc. (management consulting), from
                                July 1996 until January 1998; Corporate Vice President and
                                Controller, Armco Inc. (steel manufacturing and metals
                                processing), prior thereto.
Paul T. Sands, Jr. .....  55    Executive Vice President, General Counsel and Secretary,
                                Chicago Title, since the Spin-Off Date, and Executive Vice
                                President, General Counsel and Secretary, CT&T, and
                                Executive Vice President and General Counsel, CTI, since
                                January 1997; Senior Vice President, CTI and, from 1994,
                                CT&T, prior thereto.
Christopher Abbinante...  47    Senior Vice President and Manager, Eastern Division, Chicago
                                Title and CTI, as of the Spin-Off Date, and Senior Vice
                                President and Manager, Eastern Division, CTI, prior thereto.

          NAME            AGE               POSITION AND PROFESSIONAL EXPERIENCE
          ----            ---               ------------------------------------
William Halvorsen.......  51    Senior Vice President and Manager, Western Division, Chicago
                                Title and CTI, as of the Spin-Off Date, and Senior Vice
                                President and Manager, Western Division, CTI, since December
                                1993; President, Chicago Title Technology Services Corp.,
                                prior thereto.

EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of Chicago Title who served as executive officers of CT&T or a subsidiary of CT&T at the end of 1997. The information presented in the Summary Compensation Table below and in the Long-Term Incentive Plan -- Awards in Last Fiscal Year table which follows represents the historical compensation such persons received while CT&T was a subsidiary of Alleghany. See "Management -- Chicago Title Compensation Arrangements" for information regarding certain future compensation which will be paid to such persons by Chicago Title as an independent public company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                             ANNUAL COMPENSATION                   COMPENSATION
                                 -------------------------------------------   ---------------------
                                                                               RESTRICTED
                                                                OTHER ANNUAL     STOCK        LTIP      ALL OTHER
      NAME AND PRINCIPAL                                        COMPENSATION   AWARDS($)    PAYOUTS    COMPENSATION
           POSITION              YEAR    SALARY     BONUS(1)        (2)           (3)         (4)          (5)
      ------------------         ----   --------   ----------   ------------   ----------   --------   ------------
John Rau.......................  1997   $387,692    $357,199     $1,062,869    $1,356,800         --     $575,619
  President, Chief Executive
  Officer and a director of
  Chicago Title, CT&T and CTI
Michael J. Keller..............  1997   $189,519    $178,020             --            --         --     $ 53,149
  Executive Vice President,
  Chicago Title and CT&T, since
  February 1997
Paul T. Sands, Jr..............  1997   $179,423    $ 99,272             --            --   $239,219     $ 30,949
  Executive Vice President,
  General Counsel and
  Secretary, Chicago Title and
  CT&T; Executive Vice
  President, and General
  Counsel, CTI
Christopher Abbinante..........  1997   $140,000    $318,941             --            --   $117,006     $ 27,722
  Senior Vice President and
  Manager, Eastern Division,
  Chicago Title and CTI
William Halvorsen..............  1997   $180,000    $118,636             --            --   $153,067     $ 12,192
  Senior Vice President and
  Manager, Western Division,
  Chicago Title and CTI

---------------
(1) Except for Mr. Abbinante, these amounts represent bonuses paid under the Chicago Title and Trust Company Annual Incentive Plan (the "CT&T Annual Plan"), which is a short term incentive plan designed to reward officers and employees of CT&T for achieving specified corporate financial performance and specified individual objectives, operating unit objectives, or both; the amount reported for Mr. Abbinante represents a similar bonus paid under an individual agreement. (For Messrs. Sands and Halvorsen, such amounts do not include additional amounts earned, payment of which was deferred and is subject to adjustment to reflect title insurance policy claims experience in the year of the deferral and for three years thereafter, as more fully explained in Note (2) to the table relating to long-term incentive plans; the deferred amount for 1997 is reported below in such table).

(2) This amount represents payments for reimbursement of taxes incurred by Mr. Rau as a result of the award of shares of Alleghany Stock as restricted stock, as more fully explained in Note (3) below.

(3) These amounts represent 6,400 restricted shares of Alleghany Stock granted to Mr. Rau in connection with the commencement of his term of employment as President and Chief Executive Officer of CT&T on January 1, 1997. The restricted shares of Alleghany Stock are valued on the date of grant. Mr. Rau held an aggregate of 6,400 restricted shares of Alleghany Stock on December 31, 1997, with a value on that date of $1,822,400. Dividends will be payable on the shares of restricted stock if and to the extent paid on Alleghany Stock generally, regardless of whether the shares are vested at the time the dividend is paid. Of the shares awarded to Mr. Rau, 2,800 shares vested upon commencement of his employment and the remaining 3,600 shares vest at the rate of 75 shares per month over the period from January 1997 through December 2000. The restricted shares of Alleghany Stock are not transferable by Mr. Rau during his employment with Chicago Title or for two years thereafter. Shares of Chicago Title Common Stock distributed in respect of these restricted shares of Alleghany Stock will be subject to the same restrictions and vesting schedule.

(4) These amounts represent payouts in settlement of performance units awarded under CT&T's Executive Performance Unit Incentive Plan of 1992, a long-term incentive plan which provided for payouts in cash based upon the amount of CT&T's operating income, the achievement of specified levels of CT&T's return on equity and the application of a multiplier relating to CT&T's expense ratio in each year of the award period.

(5) These amounts represent (i) benefits of a group life insurance policy maintained by CT&T on behalf of its employees, including Messrs. Rau, Keller, Sands, Abbinante and Halvorsen, valued at $1,855, $843, $1,262, $557, and $1,267, respectively, (ii) $10,925, $10,925, $10,925, $9,750, and
    $10,925 credited to the accounts of Messrs. Rau, Keller, Sands, Abbinante and Halvorsen, respectively, under the CT&T Savings and Profit Sharing Plan, which is a 401(k) plan offering CT&T employees an opportunity to save a portion of their income on a deferred basis, and providing for matching CT&T contributions of $0.25 for every $1.00, up to 6 percent, of salary that such an employee contributes to the plan (within Internal Revenue Service limits), and up to an additional $1.25 for every such $1.00, depending on the profitability of CT&T, (iii) $31,302, $17,607, $18,762 and $17,415
    accrued in respect of Messrs. Rau, Keller, Sands, and Abbinante, respectively, under the CT&T Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement and which provides post-retirement monthly income of 2 percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary, (iv) in the case of Mr. Rau, $47,384 contributed to an excess benefits savings plan maintained for certain employees, representing the amount by which CT&T's contribution to a defined contribution plan maintained for such employees was limited by the application of certain provisions of the Code, (v) in the case of Mr. Rau, a bonus of $360,000 paid in connection with the commencement of his employment as President and Chief Executive Officer of CT&T, and (vi) in the case of Messrs. Rau and Keller, $124,153 and $23,774, respectively, in reimbursement of various costs incurred in relocation.

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                           NUMBER OF        OR OTHER              UNDER NON-STOCK
                                         SHARES, UNITS    PERIOD UNTIL           PRICE-BASED PLANS
                                           OR OTHER        MATURATION     -------------------------------
                 NAME                       RIGHTS          OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
                 ----                    -------------    -------------   ---------   --------   --------
John Rau...............................       2,500(1)      1995-1998        --       $726,450         --
                                              5,000(1)      1997-2000        --             --         --
Michael J. Keller......................         750(1)      1995-1998        --       $217,935         --
                                              1,500(1)      1997-2000        --       $309,585         --
Paul T. Sands, Jr......................       1,100(1)      1997-2000        --       $227,029         --
                                            $24,818(2)      1997-2000        --       $ 81,170   $ 81,170
Christopher Abbinante..................       1,000         1997-2000        --       $206,390         --
William Halvorsen......................       1,600         1997-2000        --       $330,224         --
                                            $39,545(2)      1997-2000        --       $129,337   $129,337

---------------
(1) These amounts represent performance units awarded under the CT&T Executive Performance Unit Plan of 1995, as such awards have been amended in connection with the Spin-Off (the "1995 Plan"). The 1995 Plan provides for payouts of performance units for the award period in cash based upon CT&T's return on equity and the application of multipliers relating to dividends paid and an expense ratio, in each year of the award period. The formula for determining the base value of each performance unit (before the application of the multipliers) is as follows:

                                                         BASE VALUE PER $1 MILLION OF
                                   RETURN ON EQUITY    ADJUSTED NET OPERATING INCOME FOR
                                    ANNUAL AVERAGE             PERFORMANCE CYCLE
                                   ----------------    ---------------------------------
Below Threshold................       6.99 or less                   $   0
Threshold......................       7.0 to 12.99                   $2.00
Maximum Rate...................       13.0 or more                   $4.50

    The base value of a performance unit is increased or decreased (i) by the application of a multiplier based on dividends paid, ranging from a maximum of 130% for average dividends paid during the performance cycle, expressed as a percentage of Chicago Title's stockholders' equity, of 12% or more to a minimum of 70% for average dividends paid at a rate of 6% or less, and then
    (ii) by the application of a multiplier based on the expense ratio, ranging from a maximum of 130% for an expense ratio of 76 % or less to a minimum of 75% for an expense ratio of 81% or more. The total value of a performance unit is the sum of its annual values (as so increased or decreased) for the award period. The values of the performance units will be fixed at year-end 1998, unless a participant elects otherwise, in which case the values of the performance units will be based on the actual results of Chicago Title during the performance period. Unless a participant has made such an election, for 1998, benefits will be calculated on the assumption that Alleghany Asset Management had remained a subsidiary of CT&T throughout 1998 and had achieved 100% of its post-separation planned results for 1998 (i.e., benefits will take into account (x) actual CT&T results through December 31, 1997 and actual Chicago Title results through December 31, 1998, plus (y) Alleghany Asset Management planned results for such portions of 1998 during which Alleghany Asset Management is not a subsidiary of CT&T). Participants for whom the value of their performance units is fixed at year-end 1998 also will receive a grant of restricted stock and are expected to receive a grant of stock options, described in the table relating to new plan benefits. See "Management -- Chicago Title Compensation Arrangements -- The 1998 Long-Term Incentive Plan -- New Plan Benefits under the 1998 Plan." One-quarter of the payout in respect of such performance units initially was required to be made in shares of Alleghany Stock, valued at the date of the award. In addition, participants were permitted to elect to have an additional portion of the payment (up to one-third of the total amount of the payment) applied to the purchase of Alleghany Stock at the same price. Pursuant to agreements entered into in connection with the Spin-Off, the portion of the payout that would have been made in Alleghany Stock instead will be made in cash, based upon the market value of

    Alleghany Stock at the time of the Spin-Off. In respect of Mr. Rau only, the performance units for the 1997-2000 award period will be canceled on the Spin-Off Date and no payments made in respect thereof. The target value shown is a representative amount, calculated using planned return on equity, dividends and an expense ratio for 1998 and assuming that each of the named executive officers has elected to have the value of his performance units fixed at 1998 year-end. These performance units do not have threshold or maximum payout amounts.

(2) These amounts represent the portion of the cash bonus earned by Messrs. Sands and Halvorsen under the CT&T Annual Plan which was deferred and is subject to reduction to reflect unfavorable title insurance claims experience during 1997-2000 for policies written in 1997. If such experience compares favorably with (i) a pre-established hypothetical claims experience deemed acceptable by the Board of Directors of CT&T, and/or (ii) the historical claims experience during 1994-1999 for policies written in 1994, 1995 and 1996, Messrs. Sands and Halvorsen will be entitled to receive such deferred amount in full with interest. In addition, Messrs. Sands and Halvorsen will be entitled to a related incentive payment, limited to two times the amount of the deferral. The target value shown is a representative amount assuming that title insurance policy claims experience in 1997-2000 for policies written in 1997 will be identical to such experience in 1994-1997 for policies written in 1994 and further assuming identical interest rates in the two periods. This award does not have threshold payout amounts.

     In connection with the commencement of his employment, Mr. Rau was granted an option to purchase for $3.5 million one percent of the outstanding common stock of CT&T. On the Spin-Off Date, the option will be repurchased by Chicago Title for a cash purchase price equal to the market value of one percent of the outstanding shares of Chicago Title Common Stock measured as of the first trading day after Spin-Off Date, less $3.5 million, subject to tax withholding. In connection with the commencement of their employment, Messrs. Keller and Hodges were granted an option, exercisable in the event of a sale or public offering of CT&T, to acquire 0.285% of the outstanding common stock of CT&T for $1.0 million. In lieu thereof, they will receive restricted shares of Chicago Title Common Stock under the 1998 Long-Term Incentive Plan, and they also are expected to receive options to purchase shares of Chicago Title Common Stock under such Plan. See "Chicago Title Compensation Arrangements -- The 1998 Long-Term Incentive Plan."

                    CHICAGO TITLE COMPENSATION ARRANGEMENTS

THE 1998 LONG-TERM INCENTIVE PLAN

     Chicago Title has adopted the 1998 Long-Term Incentive Plan (the "1998 Plan") to provide long-term incentives to officers and employees of Chicago Title and its subsidiaries and to directors of Chicago Title. The 1998 Plan permits Chicago Title to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, stock awards and cash bonuses, as well as other types of incentive compensation. No awards may be granted under the 1998 Plan after April 30, 2003.

     The 1998 Plan will be administered by the Compensation Committee of the Chicago Title Board (the "Committee"), which has the authority to select the individuals to whom awards will be made and to interpret the 1998 Plan's provisions. The Committee also will determine the type, size and terms of the awards to be made, whether and to what extent to permit transferability of awards, and whether to set objective performance goals that must be met in order for the employee to receive the compensation payable under the awards. Except to the extent prohibited by law or the rules of a stock exchange, the Committee may delegate its responsibilities and powers to one or more persons selected by it. All officers and employees of Chicago Title and its subsidiaries, including executive officers named in the Summary Compensation Table, as well as certain other persons who provide services to Chicago Title and its subsidiaries and directors of Chicago Title, are eligible to participate in the 1998 Plan. Chicago Title estimates that, at the Spin-Off Date, there will be approximately 285 persons eligible to receive awards under the 1998 Plan.

     Subject to adjustment for corporate transactions involving Chicago Title, such as stock splits, stock dividends, spin-offs, capital reorganizations and similar types of events, a maximum of 2,230,000 shares of Chicago Title Common Stock may be issued under the 1998 Plan, of which a maximum of 1,580,000 shares may be issued in connection with awards of stock options and stock appreciation rights and a maximum of 650,000 shares may be issued as shares of restricted stock and pursuant to other types of stock-based awards. No adjustment may be made which would adversely affect the status of any outstanding Qualifying Award (described below) as "performance-based compensation" under Section 162(m) of the Code. Shares subject to awards which are forfeited or are not issued under such award, because of settlement in cash or otherwise, will be available to be awarded again under the 1998 Plan. The Chicago Title Board may amend or terminate or suspend the 1998 Plan in any manner and at any time, except that no such amendment or termination shall adversely affect outstanding awards without the written consent of the holder of such award.

     The 1998 Plan authorizes grants of options at exercise prices to be determined by the Committee. The Committee will determine the persons to whom options will be granted, the dates of grant, the number of shares to be subject to each option, the duration, and the other terms and conditions of the options, including any restrictions to be placed on transferability of shares upon exercise of options. The Committee will determine whether to grant options qualifying as "incentive stock options" under Section 422 of the Code ("ISOs"), or options which do not so qualify ("non-qualified options"), or a combination of both. Only employees of Chicago Title or its majority owned subsidiaries are eligible to receive ISOs, and the exercise price of an ISO must be not less than the fair market value of a share of Chicago Title Common Stock on the date of grant. The Committee may establish conditions precedent to the vesting of the right to exercise options, including continued employment with Chicago Title.

     The Federal income tax consequences of the grant and exercise of options under the 1998 Plan will depend upon the terms and conditions of particular options as determined by the Committee, and upon the provisions of law as then in effect. Under the Code as currently in effect, an optionee will not recognize income upon the grant or, if he has been an employee of Chicago Title or its majority owned subsidiaries throughout the period from the date of grant of the ISO until three months prior to its exercise, upon the exercise of an ISO, except that the excess of the fair market value of the shares at the time of exercise over the option price is a tax preference item. As an item of tax preference, such excess would be included in the alternative minimum tax calculation for the year in which the ISO is exercised. If the optionee holds the shares for at least two years after the date of grant of the ISO and one year after the date the shares are transferred to the optionee, any difference between the option price and amount received upon a sale or exchange is treated as capital gain or loss. If the optionee does not comply with such holding periods, ordinary income is recognized in the year of disposition of the shares in an amount equal to the sale price (or, for other transfers, the fair market value on the date of transfer) or the fair market value on the date of exercise (whichever is less) less the option price. Chicago Title will not be allowed a deduction for Federal income tax purposes in connection with the grant or exercise of any ISO, if the requisite employment period is satisfied. If the shares acquired are disposed of during the one-year or two-year holding periods described above, Chicago Title generally will be entitled to a tax deduction with respect to the ordinary income recognized by the optionee.

     As to non-qualified options (or an ISO where the requisite employment period is not satisfied), the optionee will recognize ordinary income upon the exercise of the option to the extent that the fair market value of the shares at the time of exercise exceeds the option price. Chicago Title is generally entitled to a deduction for Federal income tax purposes equal to the amount of income recognized by the optionee. The optionee's cost basis for the stock is equal to the option price plus any amount recognized as ordinary income, and the holding period for the stock commences with the exercise of the option.

     With respect to other awards (including stock appreciation rights) granted under the 1998 Plan that may be settled either in cash or in Chicago Title Common Stock or other property that is either transferable or not subject to a substantial risk of forfeiture under Section 83(c) of the Code, the participant will realize compensation income (subject to withholding taxes) equal to the amount of cash or the fair market value of the Chicago Title Common Stock or other property received. Chicago Title will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

     With respect to awards including Chicago Title Common Stock or other property that is both nontransferable and subject to a substantial risk of forfeiture under Section 83(c) of the Code, unless an election is made under
Section 83(b) of the Code, as described below, the participant will realize compensation income equal to the fair market value of the Chicago Title Common Stock or other property received at the first time the Chicago Title Common Stock or other property is either transferable or not subject to a substantial risk of forfeiture. Chicago Title will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

     Even though Chicago Title Common Stock or other property may be nontransferable and subject to a substantial risk of forfeiture, a participant may elect (within 30 days of receipt of the Chicago Title Common Stock or other property) to include in gross income the fair market value (determined without regard to such restrictions) of such Chicago Title Common Stock or other property at the time received. In that event, the participant will not realize any income at the time the Chicago Title Common Stock or other property either becomes transferable or is not subject to a substantial risk of forfeiture, but if the participant subsequently forfeits such Chicago Title Common Stock or other property, the participant's loss would be limited to the amount actually paid for the Chicago Title Common Stock or other property. While such Chicago Title Common Stock or other property remains nontransferable and subject to a substantial risk of forfeiture, any dividends or other income will be taxable as additional compensation income. Finally, special rules may apply with respect to participants subject to Section 16(b) of the Exchange Act.

     The Committee may condition the payment, exercise or vesting of any award on the payment of the withholding taxes and may provide that a portion of the Common Stock or other property to be distributed will be withheld (or previously acquired stock or other property surrendered by the participant) to satisfy such withholding and other tax obligations.

     Finally, amounts paid pursuant to an award which vests or becomes exercisable, or with respect to which restrictions lapse, upon a change in control may constitute "parachute payments" under Section 280G of the Code. To the extent any such payment constitutes an "excess parachute payment," Chicago Title would not be entitled to deduct such payment and the participant would be subject to a 20 percent excise tax (in addition to regular income tax).

     The Committee may grant an award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Qualifying Award"). If the Committee grants an award as a Qualifying Award, the right to receive payment of such award will be conditional upon the achievement of performance goals established by the Committee in writing at the time such Qualifying Award is granted. Such performance goals, which may vary from participant to participant and from award to award, shall be based upon the attainment of specific amounts of, or increases or decreases in, one or more of the following: revenues, market share, title losses, claims ratios, expense ratios, paid losses, contribution margins, reserves, return on expenses, operating income, cash flow, income before income taxes, net income, earnings or earnings per share, net worth, stockholders' equity, market value, return on equity or assets or total return to stockholders, whether applicable to Chicago Title or any relevant subsidiary or business unit or entity in which Chicago Title has a significant investment, or any other company or companies, or any combination thereof as the Committee may deem appropriate. Before any Qualifying Award is paid, the Committee will certify in writing that the performance goals applicable to the Qualifying Award were satisfied. The maximum amount which may be granted as Qualifying Awards to any participant in any calendar year shall not exceed the aggregate of (i) for stock-based awards, 150,000 shares of Chicago Title Common Stock (whether payable in cash or shares of Chicago Title Common Stock), subject to adjustment for certain corporate transactions involving Chicago Title, and (ii) for awards payable in cash, a tax bonus payable with respect to such stock-based awards which are Qualifying Awards, and cash payments (other than tax bonuses) of $1,000,000.

     In the event of a "change of control" of Chicago Title, all awards granted under the 1998 Plan (including Qualifying Awards) that are outstanding and not yet vested or exercisable or which are subject to restrictions, immediately will become 100% vested in each participant or will be free of any restrictions as of the date the change of control is effective, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

     Under the 1998 Plan, a "change of control" occurs upon: (i) acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either (x) the then outstanding shares of capital stock of Chicago Title or (y) the combined voting power of the then outstanding voting securities of Chicago Title in a tender offer or exchange offer made to all of the stockholders of Chicago Title, provided, however, that a change of control shall not include any of the following transactions: (a) any acquisition by or from Chicago Title or any of its subsidiaries; (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Chicago Title or any of its subsidiaries; (c) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of capital stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such acquisition, in substantially the same proportion as their ownership immediately prior to such acquisition of the outstanding shares of capital stock of Chicago Title and outstanding voting securities of Chicago Title, as the case may be; (ii) approval by the stockholders of Chicago Title of a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title, as the case may be; (iii) the approval by the stockholders of Chicago Title of a sale or other disposition of all or substantially all of the assets of Chicago Title, other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such sale or disposition, in substantially the same proportion as their ownership immediately prior to such sale or disposition of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title, as the case may be; or (iv) approval by the stockholders of Chicago Title of a complete liquidation or dissolution of Chicago Title.

     Prior to the Spin-Off Date, Chicago Title plans to grant up to an aggregate of 364,746 restricted shares of Chicago Title Common Stock to 19 employees of Chicago Title and its subsidiaries, including the executive officers named in the Summary Compensation Table (assuming that all such eligible executive officers and employees elect to receive such shares, as further described in Note (1) to the table relating to long-term incentive awards in the last fiscal year). Immediately after the Spin-Off, Chicago Title intends to issue an additional 16,000 shares of restricted stock to 12 non-employee directors of Chicago Title. Chicago Title also expects to grant non-qualified Options to purchase up to an aggregate of about 860,000 shares of Chicago Title Common Stock to approximately 285 employees, including the executive officers named in the Summary Compensation Table and, under the Directors Stock Option Plan, to the non-employee directors of Chicago Title. The exercise prices of these non-qualified Options will be equal to the fair market value of the Chicago Title Common Stock on the Spin-Off Date. In connection with the restricted stock awards, each of the executive officers and employees are expected to make an election under Section 83(b) of the Code, and, in return, Chicago Title will reimburse such persons for income and employment taxes imposed on the value of the restricted stock award and the amount of the payment.

     The following table sets forth information regarding restricted stock awards to be granted under the 1998 Plan by Chicago Title prior to the Spin-Off Date and the stock options expected to be granted immediately after the Spin-Off Date to (i) each of the executive officers named in the Summary Compensation Table, (ii) each of the directors, (iii) all executive officers as a group, and
(iv) all employees who are not executive officers. The information set forth in the table includes stock options to be awarded on the day after the Spin-

Off Date to the non-employee Directors of Chicago Title under the Directors' Stock Option Plan (see "Compensation of Directors" above).

NEW PLAN BENEFITS UNDER THE 1998 PLAN

                                             NUMBER OF SHARES        PERCENT OF       NUMBER OF SHARES OF
                                            UNDERLYING OPTIONS     TOTAL OPTIONS       RESTRICTED STOCK
            NAME AND POSITION                 TO BE GRANTED       TO BE GRANTED(2)       TO BE GRANTED
            -----------------               ------------------    ----------------    -------------------
John Rau..................................       109,403(1)             12.7%               109,246(1)
Michael J. Keller.........................        30,000                 3.5%                30,000
Paul T. Sands, Jr. .......................        30,000                 3.5%                30,000
Christopher Abbinante.....................        30,000                 3.5%                30,000
William Halvorsen.........................        30,000                 3.5%                30,000
Richard P. Toft...........................         1,000                 0.1%                 5,000
John J. Burns, Jr. .......................         1,000                 0.1%                 1,000
Peter H. Dailey...........................         1,000                 0.1%                 1,000
Robert M. Hart............................         1,000                 0.1%                 1,000
Allan P. Kirby, Jr. ......................         1,000                 0.1%                 1,000
M. Leanne Lachman.........................         1,000                 0.1%                 1,000
William K. Lavin..........................         1,000                 0.1%                 1,000
Lawrence F. Levy..........................         1,000                 0.1%                 1,000
Margaret MacKimm..........................         1,000                 0.1%                 1,000
Alan Prince...............................        15,000                 1.7%                15,000
Philip G. Heasley.........................         1,000                 0.1%                 1,000
Norman R Bobins...........................         1,000                 0.1%                 1,000
Langdon Neal..............................         1,000                 0.1%                 1,000
Non-Executive Officer Director Group......        27,000                 3.1%                31,000
Executive Officer Group...................       289,403                33.6%               289,246
Employee Group............................       543,597(2)             63.2%                60,500

---------------
(1) Estimated. The actual number of shares underlying options is expected to be an amount equal to 0.5% of the number of outstanding shares of Chicago Title Common Stock as of the close of business on the Spin-Off Date. The actual number of restricted shares will be an amount equal to 0.5% of the number of outstanding shares of Chicago Title Common Stock on the Spin-Off Date, exclusive of the restricted shares granted to members of senior management of Chicago Title on the Spin-Off Date, plus an additional number of shares having a value of $50,000 based on the market price of Chicago Title Common Stock on the Spin-Off Date.

(2) Estimated, based on options being granted to purchase 860,000 shares of Chicago Title Common Stock.

ANNUAL BONUS PLAN

     Chicago Title also has adopted the Chicago Title Corporation Annual Incentive Plan (the "Annual Plan") to provide short-term incentives to officers and employees of Chicago Title.

     Plan participants are provided an incentive opportunity based on the higher of a variable percentage of the participant's annual salary or salary range mid-point, with the precise opportunity keyed to corporate financial performance; certain participants may have their bonus opportunity modified based on the attainment of special personal and/or operating unit objectives. The incentive opportunity dependent on financial performance is determined by multiplying (i) an incentive factor based on cyclical net revenue margin, ranging from a threshold incentive factor of 0.5 to a maximum incentive factor of 1.5, by (ii) a payout percentage based on cyclical earnings, ranging from a threshold of 25 percent to a maximum of 100 percent. The result is then multiplied by the incentive opportunity to determine the payout to the participant.

     Cyclical earnings represent pre-tax earnings from Chicago Title's title and real estate services operations, but exclude earnings, net of expenses, associated with Chicago Title's investment portfolio. Cyclical net revenues represent total revenues from Chicago Title's title and real estate services operations, reduced by agents' commissions and excluding corporate investment income.

     Earned incentive payments will be made in a combination of cash and Chicago Title common stock, in proportions determined by the Compensation Committee. No incentive payments are made for financial results which fall below a pre-established threshold.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Rau has an employment agreement with Chicago Title, with an initial term from January 1, 1997 to December 31, 2001. Thereafter, the agreement will be automatically extended from year to year unless either party gives notice to the contrary at least nine months before the initial term or any subsequent renewal date. The agreement may be terminated on or after January 1, 1999, by Mr. Rau or by Chicago Title, without cause on sixty days written notice. However, if Chicago Title terminates his employment without cause, Mr. Rau will receive severance benefits based upon the remaining term of the agreement. Such severance benefits will consist of continuation of Mr. Rau's base salary and annual bonuses for that remaining term, at the rate of his then current annual base salary and 60% of his maximum annual bonus, pro rata distribution of his long-term incentive awards, and continuation of all employee benefits for that remaining term. If Mr. Rau resigns due to a reduction in base salary or a material reduction in his duties or authority, or if he resigns within ninety days after Chicago Title gives notice that the agreement will not be renewed, such resignation will be deemed a termination by Chicago Title without cause. Mr. Rau's employment may also be terminated for cause (defined as willful failure to perform his duties after written notice from the Chicago Title Board, gross misconduct or conviction of a felony involving personal dishonesty), or disability (inability to perform his duties for ninety or more days within any twelve-month period). In the event of termination for cause or disability or death or voluntary resignation, Mr. Rau is not entitled to further compensation except as provided under the terms of the various incentive and benefit plans in which he participates at the time of termination.

     The agreement entitles Mr. Rau to be employed as President and Chief Executive Officer of Chicago Title, to receive a salary at an annual rate of at least $400,000 for 1998 (to be adjusted thereafter as periodically recommended by the Compensation Committee), to participate in all Chicago Title incentive and benefit plans for which he is eligible, to be credited under qualified and non-qualified defined contribution plans with years of service credit beginning in June 1972, and to receive vacation and all other benefits normally provided to senior executives of Chicago Title. Mr. Rau will participate in Chicago Title's Annual Incentive Plan with the opportunity to earn each year an annual bonus at a maximum amount equal to not less than 150% of his base salary. For calendar year 1998, his bonus opportunity will be equal to 150% of his base salary, with two-thirds of such bonus opportunity dependent upon the accomplishment of specified corporate financial goals, and one-third of such bonus opportunity dependent upon the accomplishment of personal objectives, to be agreed to by Mr. Rau and the Compensation Committee. Such annual bonuses will be paid in a combination of cash and shares of Chicago Title Common Stock, as determined by the Chicago Title Board or the Compensation Committee. In addition, prior to the Spin-Off Date, Mr. Rau will enter into an agreement modifying the terms of performance units awarded to him under CT&T's Executive Performance Unit Plan of 1995, described as so amended in Note (1) to the table relating to long-term incentive awards in the last fiscal year, which agreement will provide that, on the Spin-Off Date, Chicago Title will grant to Mr. Rau an award of shares of restricted stock in an amount equal to 0.5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Spin-Off Date, exclusive of restricted shares granted to members of senior management of Chicago Title, plus an additional number of shares of restricted Stock having a value of $50,000 based on the market price of the Chicago Title Common Stock on the Spin-Off Date. On the day after the Spin-Off Date, the Compensation Committee will consider a recommendation to award non-qualified stock options to purchase shares of Chicago Title Common Stock, in an amount equal to 0.5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Spin-Off Date. Such awards will be governed by separate agreements and by the provisions of the 1998 Plan. In connection with the restricted stock award, Mr. Rau will make an election under Section 83(b) of the Code, and Chicago Title will make a payment to, Mr. Rau to reimburse him for income and employment taxes imposed on the value of the restricted stock award and the amount of the payment.

     In connection with the commencement of Mr. Rau's employment as President and Chief Executive Officer of CT&T in January 1997, he received a bonus of $360,000 and a restricted stock award of 6,400 shares of Alleghany Stock (the "Alleghany Restricted Stock"), which are described in Notes (2) and (3) to the Summary Compensation Table. In the event of termination of his employment, any unvested shares of Alleghany Restricted Stock, or Chicago Title Common Stock distributed in respect thereof, will be subject to mandatory sale at $0.66 per share of Alleghany Restricted Stock or $0.34 per share of Chicago Title Common Stock, to Alleghany or Chicago Title, as the case may be. Vesting of all of his shares of Alleghany Restricted Stock and shares of Chicago Title Common Stock distributed in respect thereof will be accelerated if the Chicago Title Board approves an acquisition of Chicago Title prior to January 1, 2001. Mr. Rau also was granted an option in respect of the outstanding common stock of CT&T which, as previously described, will be settled in cash on the Spin-Off Date.

     Mr. Rau is prohibited, for a period of two years from any termination of his employment, from soliciting the employment or engagement of any employees or agents of Chicago Title and, at any time, from disclosing any confidential information of Chicago Title. In addition, he is prohibited from competing with the title insurance business, or title related businesses, of Chicago Title for one year after any termination of his employment. However, at any time following termination by Chicago Title without cause, Mr. Rau may elect to waive further payment of all severance benefits described above and be released from his covenant not to compete.

PENSION PLAN TABLE

     CT&T maintains a pension plan for eligible employees hired before January 1, 1995. Messrs. Sands, Halvorsen and Abbinante participate in CT&T's Pension Plan, which provides eligible employees with retirement income in the form of monthly life annuity payments after their retirement. CT&T's Excess Benefits Pension Plan restores benefits to certain employees whose benefits are limited under the Pension Plan due to provisions in the Code regarding the maximum amount of benefits payable under qualified plans. For employees hired after January 1, 1995, including Messrs. Rau and Keller, CT&T maintains a defined contribution plan, contributions to which are based upon salary and length of service and are reflected, when paid, in the Summary Compensation Table.

     The following table shows the estimated annual retirement benefit payable under CT&T's Pension Plan (reflecting the Social Security offset described below) to a participant who, upon retirement on January 1, 1997 at age 65, had achieved the final average annual covered remuneration and years of service indicated. The amounts shown include the additional sums payable under CT&T's Excess Benefits Pension Plan. The amounts shown assume payment in the form of a straight life annuity, with payment continuing for a period of ten years from retirement if the participant dies during such period.

       FINAL AVERAGE                              YEARS OF SERVICE
       ANNUAL COVERED         --------------------------------------------------------
        REMUNERATION             15          20          25          30          35
----------------------------  --------    --------    --------    --------    --------
$125,000....................  $ 28,666    $ 38,221    $ 47,776    $ 57,332    $ 66,887
 150,000....................    35,041      46,721      58,401      70,062      81,762
 175,000....................    41,416      55,221      69,026      82,832      96,637
 200,000....................    47,791      63,721      79,651      95,582     111,512
 225,000....................    54,196      72,221      90,276     108,332     126,387
 250,000....................    60,541      80,721     100,901     121,082     141,262
 300,000....................    73,291      97,721     122,151     146,582     171,012
 400,000....................    98,791     131,721     164,651     197,382     230,512
 500,000....................   124,291     165,721     207,151     248,582     290,012

     A participant's accrued benefit under CT&T's Pension Plan, expressed as a monthly annuity starting at age 65, is calculated by multiplying his final average annual covered remuneration by 1.7 percent, dividing by twelve and multiplying the result by his years of credited service not exceeding thirty-five. Final average annual covered remuneration is defined as the highest average monthly base salary (excluding bonuses and overtime pay and subject to certain tax limitations, but including any amount by which an employee's compensation is reduced to make before-tax contributions under CT&T's Savings and Profit Sharing Plan or any similar plan) over a consecutive 60-month period during the last 120 months of employment, multiplied by twelve. Pursuant to CT&T's Pension Plan and Excess Benefits Pension Plan, such salary is determined using amounts which would appear in the salary column in the Summary Compensation Table for the relevant years. The benefit is reduced by a portion of the participant's Social Security benefits. A participant may retire as early as age 55, but the benefit payable to him at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65, unless he has reached age 62 and has at least twenty years of service.

     As of December 31, 1997, the credited years of service for Messrs. Sands, Halvorsen and Abbinante were 28.8, 24.8 and 21.8. As of December 31, 1997, the average annual covered remuneration for Messrs. Sands, Halvorsen and Abbinante was $145,592, $150,550 and $115,483.

EXECUTIVE SALARY CONTINUATION PLAN

     Messrs. Rau, Keller, Sands and Abbinante participate in Chicago Title's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with Chicago Title until retirement. The plan provides post-retirement monthly income of two percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary. Benefits are actuarially reduced for early retirement between the ages of 55 and 65. Payments under the plan are payable for life or ten years, whichever is greater. If a participant dies prior to retirement, annual payments of 25 percent of final salary are payable until what would have been the employee's 65th birthday or for ten years, whichever is greater. Based upon their current salaries, Messrs. Rau, Keller, Sands and Abbinante would be entitled to an annual benefit at their normal retirement age of $40,000, $22,500, $18,000 and $14,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Mr. Hart (Chairman), Mr. Heasley, Mr. Kirby and Ms. MacKimm.

     In 1997, the committee of the CT&T Board of Directors which served as a Compensation Committee, included Messrs. Rau and Toft. Mr. Rau has been President and Chief Executive Officer of CT&T and CTI since January 1997. Since October 1995, Mr. Toft has served as Chairman and Chief Executive Officer of Alleghany Asset Management, currently a subsidiary of CT&T. Mr. Toft also served as President and Chief Executive Officer of CT&T until July 1996 and as President and Chief Executive Officer of CTI until January 1994.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the projected beneficial ownership of Chicago Title Common Stock as of the Spin-Off Date of each of the persons who will be a Chicago Title director as of the Spin-Off Date and each of the executive officers named in the Summary Compensation Table below. The ownership information presented below: (a) is based on Alleghany's knowledge of the beneficial ownership of Alleghany Stock as of April 28, 1998, (b) reflects the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the shares of Chicago Title Common Stock to be issued as restricted stock immediately prior to the Spin-Off to senior management of Chicago Title and intended to be issued immediately after the Spin-Off to non-employee directors of Chicago Title, and
(c) assumes no change in beneficial ownership of Alleghany Stock between March 20, 1998 and the Record Date.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                      -----------------------------------------------------------------
                                      SOLE VOTING POWER    SHARED VOTING POWER
                                          AND SOLE            AND/OR SHARED
         NAME AND ADDRESS                INVESTMENT            INVESTMENT                      PERCENT
       OF BENEFICIAL OWNER                  POWER                 POWER             TOTAL      OF CLASS
       -------------------            -----------------    -------------------    ---------    --------
Richard P. Toft...................           25,578                --                25,578      0.11
John J. Burns, Jr. ...............           86,682                --                86,682(1)   0.39
Peter H. Dailey...................            1,000                --                 1,000      0.01
Robert M. Hart....................           18,834                --                18,834      0.08
Allan P. Kirby, Jr. ..............        1,661,179                --             1,661,179(2)   7.59
M. Leanne Lachman.................            1,516                --                 1,516      0.01
William K. Lavin..................            1,305                --                 1,305      0.01
Lawrence F. Levy..................            1,000                --                 1,000      0.01
Margaret MacKimm..................            1,000                --                 1,000      0.01
Alan Prince.......................           31,968                --                31,968      0.14
Philip G. Heasley.................            1,000                --                 1,000      0.01
Norman R Bobins...................            1,000                --                 1,000      0.01
Langdon Neal......................            1,000                --                 1,000      0.01
John Rau..........................          128,446                --               128,446(3)   0.59
Michael J. Keller.................           30,000                --                30,000      0.13
Paul T. Sands, Jr. ...............           33,195                --                33,195      0.15
Christopher Abbinante.............           30,237                --                30,237      0.13
William Halvorsen.................           31,014                --                31,014      0.14

---------------
(1) Includes 3,063 shares projected to be owned by Mr. Burns' wife or daughter. Mr. Burns will have no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(2) See Note (2) to the securities ownership table included in "Principal Stockholders" below.

(3) See Note (1) to the table relating to new plan benefits under the 1998 Plan included in "Chicago Title Compensation Arrangements" above.

     On basis of the projected beneficial ownership of Chicago Title Common Stock described above, on the Spin-Off Date, directors and executive officers of Chicago Title as a group (20 persons) will beneficially own 2,145,954 shares, or
9.8 percent, of the outstanding Chicago Title Common Stock; such directors and executive officers will have sole voting and investment power with respect to 2,142,891 shares, and no voting or investment power with respect to 3,063 shares.

                             PRINCIPAL STOCKHOLDERS

     Prior to the Spin-Off, the only person who beneficially owned more than 5% of any class of Chicago Title voting stock was Alleghany. Immediately prior to the Spin-Off, Alleghany will own beneficially and of record approximately 21,515,871 shares of Chicago Title Common Stock, representing more than 98% of the shares of capital stock of Chicago Title; expected to be issued and outstanding immediately after the Spin-Off; the remaining shares will be issued as shares of restricted stock to senior management of Chicago Title and its subsidiaries. Alleghany has sole voting and sole investment power with respect to the shares owned by it. After the completion of the Spin-Off, there will be approximately 21,896,617 shares of Chicago Title Common Stock outstanding, including 16,000 shares to be issued as restricted stock immediately after the Spin-Off to the non-employee directors of Chicago Title, and none of the outstanding shares of Chicago Title Common Stock will be owned by Alleghany.

     The following table sets forth the projected beneficial ownership of Chicago Title Common Stock as of the Spin-Off Date of certain persons Chicago Title believes will become the beneficial owners of more than five percent of such class of securities. The ownership information presented below: (a) is based on Alleghany's knowledge of the beneficial ownership of Alleghany Stock as of April 28, 1998, (b) reflects the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the shares of Chicago Title Common Stock to be issued as restricted stock immediately prior to the Spin-Off to senior management of Chicago Title and intended to be issued immediately after the Spin-Off to the non-employee directors of Chicago Title, and (c) assumes no change in beneficial ownership of Alleghany Stock between April 28, 1998 and the Record Date.

     As of April 28, 1998, approximately 35.2 percent of the outstanding Alleghany Stock was believed to be beneficially owned, and the same percentage of Chicago Title Common Stock is projected to be beneficially owned, by F. M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate, or one or more beneficiaries, of Ann Kirby Kirby, primarily through a number of family trusts. Mrs. Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, who was believed by Alleghany to be a principal stockholder of Alleghany based on her Schedule 13D statement filed with the Commission in 1982, died in 1996. Alleghany has not received any information from the representatives of the estate of Mrs. Kirby, or any beneficiaries of her estate, regarding its or their ownership of Alleghany Stock; therefore, it does not know whether she, her estate, or any beneficiary of her estate beneficially owns more than five percent of the outstanding Alleghany Stock.

                                                       PROJECTED AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP OF CHICAGO TITLE COMMON STOCK
                                      -----------------------------------------------------------------
                                      SOLE VOTING POWER    SHARED VOTING POWER
                                          AND SOLE            AND/OR SHARED
         NAME AND ADDRESS                INVESTMENT            INVESTMENT                      PERCENT
       OF BENEFICIAL OWNER                  POWER                 POWER             TOTAL      OF CLASS
       -------------------            -----------------    -------------------    ---------    --------
F.M. Kirby........................         877,287              1,856,901         2,734,188(1)   12.1
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. ..............       1,661,179                     --         1,661,179(2)    7.6
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson............         423,291                756,318         1,179,609(3)    5.2
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby.........         953,643              1,178,358         2,132,001(4)    9.5
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,
  Inc. ...........................                (5)                    (5)      2,376,783(5)   10.6
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Sasco Capital, Incorporated.......                (6)                  --         1,492,242(6)    6.6
  10 Sasco Hill Road
  Fairfield, CT 06430
Franklin Mutual Advisers, Inc.....       1,220,085                     --         1,220,085(7)    5.4
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

---------------
(1) Includes 331,032 shares projected to be held by F. M. Kirby as sole trustee of trusts for the benefit of his children; 1,269,693 shares to be held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 587,208 shares to be held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, would have shared voting power. Mr. Kirby has informed Chicago Title that he intends to disclaim beneficial ownership of the shares of Chicago Title

    Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby will hold 546,255 shares directly.

(2) Includes 104,919 shares projected to be held by a child of Allan P. Kirby, Jr., as to which Mr. Kirby holds an irrevocable power of attorney; and 916,965 shares to be held by a trust of which of Mr. Kirby is co-trustee and beneficiary. Mr. Kirby has informed Chicago Title that he intends to disclaim beneficial ownership of the shares of Chicago Title Common Stock to be held by his child. Mr. Kirby will hold 638,292 shares directly. Mr. Kirby will also hold 1,000 shares of Chicago Title Common Stock to be granted to him as a restricted stock award under the 1998 Long-Term Incentive Plan, which shares of restricted stock will vest on the third anniversary of the Spin-Off Date. See "Management -- Compensation of Directors" above.

(3) Includes 125,658 shares projected to be held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 630,660 shares to be held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson will hold 423,291 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany and had declined to supply information with respect to her ownership of Alleghany Stock. However, Mrs. Kirby filed a statement on
    Schedule 13D dated April 5, 1982 with the Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Alleghany Stock for each share of Old Alleghany common stock. The projected Chicago Title Common Stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D in respect of Old Alleghany and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 by Old Alleghany or Alleghany; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares of Alleghany Stock together with all stock dividends received in consequence through the date hereof, the beneficial ownership of Alleghany Stock would have increased by 208,649 shares and the beneficial ownership of Chicago Title Common Stock projected herein would have increased by 625,947 shares.

(5) According to an amendment dated February 4, 1998 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 466,621 shares of Alleghany Stock, shared voting power over 239,101 shares and no voting power over 86,539 shares, for a total of 792,261 shares. Its dispositive power with respect to such shares of Alleghany Stock was reported as follows: sole dispositive power over 553,160 shares and shared dispositive power over 239,101 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares of Alleghany Stock set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 112,128 shares of Alleghany Stock and 126,273 shares, respectively, over which Southeastern had shared voting and dispositive power were owned by two separate series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to a Schedule 13G statement, which was amended January 30, 1998 filed by Sasco Capital, Incorporated ("Sasco"), Sasco had sole voting power over 296,617 shares of Alleghany Stock and sole dispositive power over 497,414 shares.

(7) According to a Schedule 13G statement filed by Franklin Mutual Advisers, Inc. ("Franklin"), Franklin Resources, Inc. ("FRI") and Charles B. Johnson and Rupert H. Johnson, Jr., which was amended on January 26, 1998, Franklin had sole voting power and sole dispositive power over 406,695 shares of Alleghany Stock. The statement indicated that such shares were beneficially owned by Franklin, an investment advisory subsidiary of FRI, and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Johnson were the principal shareholders of FRI and that Messrs. Johnson and FRI could be deemed to be the beneficial owners of the shares of Alleghany Stock reported therein. FRI, Franklin and Messrs. Johnson disclaimed any economic interest or beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

INTRODUCTION

     We presently expect that we will have the following capital stock authorization and terms and anti-takeover provisions in place on the Spin-Off Date.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ALLEGHANY AND CHICAGO TITLE

     Both Alleghany and Chicago Title are incorporated under the laws of the state of Delaware. The Chicago Title Certificate and By-Laws are identical to those of Alleghany in all material respects, except that, based upon the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the number of shares of authorized Chicago Title Common Stock is three times the number of authorized shares of Alleghany Stock. As a result, there are no significant differences between the rights of holders of shares of Alleghany Stock and the rights of holders of Chicago Title Common Stock.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of Chicago Title consists of 66,000,000 shares of Chicago Title Common Stock, par value $1.00 per share, and 8,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The authorized capital stock was determined based on the authorized capital stock of Alleghany, with the authorized Chicago Title Common Stock increased proportionately to reflect the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock.

     After the completion of the Spin-Off, there are expected to be approximately 21,896,617 shares of Chicago Title Common Stock outstanding held of record by approximately 2,000 persons, excluding shares of Chicago Title Common Stock issuable upon the exercise of Chicago Title stock options granted pursuant to the 1998 Plan in connection with the Spin-Off. See "The
Spin-Off -- Results of the Spin-Off" and "Chicago Title Compensation Arrangements -- New Plan Benefits Under the 1998 Plan." In addition, up to 1,000,000 shares of Chicago Title Common Stock may be issued under the Chicago Title Employee Stock Purchase Plan, pursuant to which eligible employees will be offered Chicago Title Common Stock at a discount from prevailing market prices. No shares of Preferred Stock have been issued by Chicago Title, and there is no present intention to issue any shares of Preferred Stock.

CHICAGO TITLE COMMON STOCK; DELAWARE ANTI-TAKEOVER PROVISIONS

     Holders of shares of Chicago Title Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Chicago Title Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Chicago Title Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Chicago Title, the holders of shares of Chicago Title Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Chicago Title Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Chicago Title Common Stock.

     Chicago Title is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit. These restrictions do not apply where:

          (i) the business combination or the transaction in which the stockholder becomes interested is approved by the corporation's board of directors prior to the time the interested stockholder acquired its shares;

          (ii) the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) the business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

     The business combinations provisions of Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Chicago Title that are not negotiated with and approved by the Chicago Title Board.

PREFERRED STOCK

     The Chicago Title Certificate provides that Chicago Title may issue up to 8,000,000 shares of Preferred Stock. The Chicago Title Board has the authority to issue Preferred Stock in one or more series and to fix for each such series the voting powers, full, limited or none, and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of Chicago Title. Because the terms of the Preferred Stock may be fixed by the Chicago Title Board without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of Chicago Title or to make the removal of management of Chicago Title more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Chicago Title Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS -- CHICAGO TITLE CERTIFICATE AND BY-LAWS

     Certain provisions of the Chicago Title Certificate and the By-Laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by Chicago Title's Board of Directors but that a stockholder might consider to be in its best interest. Chicago Title believes that such provisions are necessary to enable Chicago Title to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Chicago Title Board to be in the best interests of Chicago Title and its stockholders. These provisions are summarized in the following paragraphs.

     Classified Board of Directors. The Chicago Title Certificate and By-Laws provide that the Chicago Title Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board consists of the persons referred to in "Management -- Directors." The Certificate and By-Laws provide that of the initial directors of Chicago Title, one-third will continue to serve until the 1999 Annual Meeting of Stockholders, one-third will continue to serve until the 2000 Annual Meeting of Stockholders, and one-third will continue to serve until the 2001 Annual Meeting of Stockholders. Of the initial directors, Messrs. Bobins, Hart, Heasley and Prince will serve until the 1999 Annual Meeting of

Stockholders; Messrs. Lavin, Neal, Rau, and Ms. MacKimm will serve until the 2000 Annual Meeting of Stockholders; and Messrs. Burns, Dailey, Kirby and Levy and Ms. Lachman will serve until the 2001 Annual Meeting of Stockholders. Starting with the 1999 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term.

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Chicago Title Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that Chicago Title's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to Chicago Title and its stockholders and whether or not a majority of Chicago Title's stockholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Chicago Title, even through such an attempt might be beneficial to Chicago Title and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Chicago Title Common Stock by purchasers whose objective is to take control of Chicago Title and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Chicago Title Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Chicago Title Common Stock at a higher market price than might otherwise be the case.

     Number of Directors; Removal of Directors; Vacancies. The By-Laws provide that the number of directors of Chicago Title shall be fourteen which number (as well as the number of each class of directors) may be increased or decreased by a resolution adopted by the vote of in excess of 75% of the total number of directors of Chicago Title then authorized under the By-Laws, whether or not vacancies exist (the "Whole Board").

     The Chicago Title Certificate also provides that, subject to the rights of holders of any Preferred Stock then outstanding, directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the outstanding shares of Chicago Title then entitled to vote generally in the election of directors, voting as a single class (without a separate vote of the holders of the Preferred Stock unless required pursuant to the terms of any series of Preferred Stock). Subject to the rights of holders of any outstanding Preferred Stock then outstanding, vacancies on the Board may be filled only by the members of the Board then in office, whether or not they constitute of quorum of directors.

     Business Conducted at Meetings; Director Nominations. The By-Laws provide that nominations of persons for election to the Chicago Title Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to Chicago Title's notice with respect to such meeting, (b) by or at the direction of the Chicago Title Board or (c) by any stockholder of record of Chicago Title who was a stockholder of record at the time of the giving of the notice required by the By-Laws, described below, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the By-Laws. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Chicago Title, such business must be a proper matter for stockholder action under the Delaware General Corporation Law and, if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, solicits or participates in the solicitation of proxies in support of such proposal or nomination, the stockholder must have timely indicated such stockholder's, or such beneficial owner's, intention to do so. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of Chicago Title not less than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include (a) certain information as to each person whom the stockholder proposes to nominate for election or reelection as a director and such person's written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) certain information as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, including whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

     In the event that the number of directors to be elected to the Chicago Title Board is increased and there is not a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by Chicago Title at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of Chicago Title not later than the close of business on the 10th day following the day on which such public announcement is first made by Chicago Title.

     Special Meeting of Stockholders. The DGCL provides that special meetings of stockholders may be called by the Chicago Title Board or any person authorized by the Chicago Title Certificate or By-Laws to call a special meeting. The By-Laws provide that special meetings may be called by the Chairman of the Board or by a majority of the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Chicago Title's notice of meeting. Nominations of persons for election to the Chicago Title Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Chicago Title's notice of meeting (a) by or at the direction of the Chicago Title Board or (b) by any stockholder of record of Chicago Title who is a stockholder of record at the time of giving of notice required by the By-Laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in By-Laws. Nominations by stockholders of persons for election to the Chicago Title Board may be made at such a special meeting of stockholders if the stockholder's notice required by this section is delivered to the Secretary at the principal executive offices of Chicago Title not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Chicago Title Board to be elected at such meeting.

     No Stockholder Action by Written Consent; Stockholder Action at
Meetings. The By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting.

     Supermajority Voting. The Chicago Title Certificate requires the approval of the holders of at least 75% of the voting power of all of the shares entitled to vote (i) to authorize any merger, consolidation or dissolution of Chicago Title or sale of substantially of the assets of Chicago Title, (ii) to authorize any purchase, sale or other acquisition or disposition of assets of Chicago Title having a value in excess of $12 million, to or from any 10% stockholder or, subject to certain exceptions for pro rata offerings to all stockholders and bona fide employee benefit plans, any issuance of voting stock to any 10% stockholder which has not been approved by a majority of a quorum of the Whole Board, such majority to consist of Continuing Directors (as defined below), or
(iii) to add, amend, alter, change or repeal any provision of the Chicago Title Certificate and By-Laws, including the anti-takeover provisions listed above. The Chicago Title Board may amend, supplement or repeal the By-Laws at any time, except as limited by law. A "Continuing Director" means any member of the Chicago Title Board who is not an affiliate of the 10% stockholder and who was a member of the Chicago Title Board prior to, and served continuously since, the time that the 10% stockholder first became a 10% stockholder.

     Stockholder Rights Plans and related matters. Although no stockholder rights plan (or, as such plans are commonly called, "poison pill") has been adopted, the Chicago Title Certificate affirms that the Chicago Title Board may contest or oppose any unfair, abusive or otherwise undesirable transaction which may result in a change in control of Chicago Title, including, without limitation, by the adoption of such plans or the issuance of such rights, options, stock, evidences of indebtedness or other securities of Chicago Title which (i) may be exchangeable for or convertible into cash or other securities and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Chicago Title Board which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

     Other Constituencies. In addition to any other considerations which the Chicago Title Board may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of Chicago Title, the Board may take into account the interests of creditors, customers, employees and other constituencies of Chicago Title and its subsidiaries and the effect upon communities in which Chicago Title and its subsidiaries do business.

LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     The Chicago Title Certificate eliminates to the fullest extent now or hereafter permitted by Delaware law, liability of a director to Chicago Title or its stockholders for monetary damages for any action taken, or failure to take any action, as a director, except for liability:

          (i) for any breach of the director's duty of loyalty to Chicago Title or its stockholders;

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii) under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

          (iv) for any transaction for which the director derives an improper personal benefit (the "Exculpatory Provision").

     The Exculpatory Provision is intended to afford directors additional protection from, and limit their potential liability for, suits alleging a breach of duty by a director. Chicago Title believes this provision will assist it in maintaining and securing the services of directors who are not employees of Chicago Title. As a result of the inclusion of the Exculpatory Provision, stockholders may be unable to recover monetary damages from directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions, such as an injunction or rescission based on a director's breach of the duty of care; as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.

     Section 145 of the DGCL ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of Chicago Title, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of Chicago Title has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The Chicago Title Certificate contains provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by
Section 145 and Delaware law which, in general, presently requires that the individual act in good faith and in a manner he or she reasonably believed to be in or not opposed to Chicago Title's best interests and, in the case of any criminal proceedings, that the individual has no reason to believe his or her conduct was unlawful. The Chicago Title Certificate also permits Chicago Title to purchase insurance and Chicago Title has purchased and maintains insurance on behalf of Chicago Title directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Chicago Title would have the power to indemnify such person against such liability under the foregoing provision of the By-Laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Shares of Chicago Title Common Stock distributed to Alleghany stockholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Chicago Title under the Securities Act. Persons who may be deemed to be affiliates of Chicago Title after the Spin-Off generally include individuals or entities that control, are controlled by, or are under common control with, Chicago Title. Persons who are affiliates of Chicago Title will be permitted to sell their shares of Chicago Title Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

                             ADDITIONAL INFORMATION

     Chicago Title has filed with the Commission the Form 10 Registration Statement under the Exchange Act with respect to the shares of Chicago Title Common Stock to be received by Alleghany stockholders in the Spin-Off. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement, and the exhibits and schedules relating thereto. Statements made in this Information Statement as to the contents of any contract, agreement, instrument or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, instrument or document filed as an exhibit to the Form 10 Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

     For further information, reference is made to the Form 10 Registration Statement and the exhibits and schedules filed as a part thereof, which are on file at the offices of the Commission and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials also may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the New York Stock Exchange, Inc. (20 Broad Street, New York, New York 10005) or accessed electronically by means of the Commission's home page on the World Wide Web (http://www.sec.gov).

     Following the Spin-Off, Chicago Title will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Chicago Title also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     No person is authorized by Alleghany or Chicago Title to give any information or to make any representations other than those contained in this document, and if given or made, such information or representations must not be relied upon as having been authorized.

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Consolidated Balance Sheets at December 31, 1997 and
  December 31, 1996.........................................  F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-4
Consolidated Statements of Changes in Shareholder's Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-6
Notes To Consolidated Financial Statements..................  F-7
Consolidated Balance Sheets at March 31, 1998 (unaudited)
  and December 31, 1997.....................................  F-25
Consolidated Statements of Income for the Three Months Ended
  March 31, 1998 and 1997 (unaudited).......................  F-26
Consolidated Statements of Changes in Shareholder's Equity
  for the Three Months Ended March 31, 1998 (unaudited).....  F-27
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1998 and 1997 (unaudited).................  F-28
Notes to Consolidated Quarterly Financial Statements........  F-29

     Explanatory Note: The historical consolidated financial statements presented herein are those of Chicago Title and Trust Company. Prior to the Spin-Off Date, all of the issued and outstanding shares of stock of Chicago Title and Trust Company will be contributed to Chicago Title Corporation, a newly-formed Delaware holding company. On the Spin-Off Date, the shares of stock of Chicago Title and Trust Company will constitute substantially all of the assets of Chicago Title Corporation.

     When the transaction referred to in Note 17 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report. The amounts presented related to earnings per share on the statements of income and the number of shares disclosed in Note 17 are currently based upon the Company's best estimate of the number of shares which will be distributed to stockholders of Alleghany Corporation in such transaction.



                                          KPMG Peat Marwick LLP


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chicago Title and Trust Company:

     We have audited the accompanying consolidated balance sheets of Chicago Title and Trust Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Title and Trust Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
February 6, 1998, except as to
Note 17, which is as of June   , 1998

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                                                 1997         1996
                                                              ----------    ---------
                                                              (IN 000s, EXCEPT SHARE
                                                                       DATA)
                                       ASSETS
Cash on hand and in banks...................................  $   21,219       23,072
Cash pledged to secure trust and escrow deposits............     100,207       99,392
Marketable securities, available-for-sale:
  Fixed maturities, at fair value (amortized cost of
     $1,016,446 and $809,141 in 1997 and 1996,
     respectively)..........................................   1,032,089      817,439
  Equity securities, at fair value (cost of $33,232 and
     $35,650 in 1997 and 1996, respectively)................      34,489       33,349
                                                              ----------    ---------
     Total marketable securities............................   1,066,578      850,788
Receivables, including accrued investment income, less
  allowance for doubtful accounts of $7,574 and $6,456 in
  1997 and 1996, respectively...............................      62,558       50,609
Deferred Federal income taxes...............................      75,997       70,275
Fixed assets, net...........................................      97,222       93,367
Title plants................................................     150,546      152,291
Net assets of Alleghany Asset Management, Inc. to be
  distributed to Alleghany Corporation......................      18,097       15,775
Other assets................................................     109,783      127,128
                                                              ----------    ---------
          Total assets......................................  $1,702,207    1,482,697
                                                              ==========    =========
                        LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable............................................  $  105,692       76,922
Accrued expenses and other liabilities......................     128,638      113,264
Notes payable and other obligations.........................      32,443       43,282
Reserve for title losses....................................     564,334      532,923
Trust and escrow deposits secured by pledged assets.........     467,553      355,711
                                                              ----------    ---------
     Total liabilities......................................   1,298,660    1,122,102
                                                              ----------    ---------
Shareholder's equity (Note 17):
  Common stock -- par value of $4,000 per share, authorized
     3,722 shares; issued and outstanding 3,419 shares at
     December 31, 1997 and December 31, 1996................      13,676       13,676
  Additional paid-in capital................................     117,381      117,381
  Retained earnings.........................................     261,425      225,659
  Unrealized appreciation of marketable securities, net of
     deferred taxes.........................................      11,065        3,879
                                                              ----------    ---------
     Total shareholder's equity.............................     403,547      360,595
                                                              ----------    ---------
          Total liabilities and shareholder's equity........  $1,702,207    1,482,697
                                                              ==========    =========


          See accompanying notes to consolidated financial statements.

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                              1997         1996         1995
                                                           ----------    ---------    ---------
                                                                        (IN 000s)
Revenues:
  Title, escrow, trust and other revenue.................  $1,411,496    1,278,590    1,082,008
  Investment income......................................      52,266       47,658       46,661
  Net realized investment gain on sales to Alleghany
     Corporation.........................................       2,214           --           --
  Net realized investment gains -- other.................       1,470        1,436        3,697
                                                           ----------    ---------    ---------
Total revenues...........................................   1,467,446    1,327,684    1,132,366
                                                           ----------    ---------    ---------
Expenses:
  Salaries and other employee benefits...................     454,648      411,815      344,767
  Commissions paid to agents.............................     526,324      484,351      420,555
  Provision for title losses.............................     102,324       83,023       81,385
  Interest expense.......................................       4,644        5,566        6,456
  Other operating and administrative expenses............     295,903      273,236      242,380
                                                           ----------    ---------    ---------
Total expenses...........................................   1,383,843    1,257,991    1,095,543
                                                           ----------    ---------    ---------
Operating income from continuing operations before
  income taxes...........................................      83,603       69,693       36,823
Income taxes.............................................      27,894       23,115       11,889
                                                           ----------    ---------    ---------
Net income from continuing operations....................      55,709       46,578       24,934
Net income from discontinued operations..................      12,162        5,462        5,478
                                                           ----------    ---------    ---------
Net income...............................................  $   67,871       52,040       30,412
                                                           ==========    =========    =========
Basic and diluted earnings per share (Note 17):
  Continuing operations..................................  $     2.54         2.13         1.14
  Discontinued operations................................         .56          .25          .25
                                                           ----------    ---------    ---------
  Net earnings per share.................................  $     3.10         2.38         1.39
                                                           ==========    =========    =========


          See accompanying notes to consolidated financial statements.

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                             UNREALIZED
                                                                          APPRECIATION OF
                                                 ADDITIONAL                  MARKETABLE           TOTAL
                                       COMMON     PAID-IN     RETAINED   SECURITIES, NET OF   SHAREHOLDER'S
                                        STOCK     CAPITAL     EARNINGS     DEFERRED TAXES        EQUITY
                                       -------   ----------   --------   ------------------   -------------
                                                                    (IN 000s)
Balance at December 31, 1994.........  $14,876    121,620     191,450         (11,483)           316,463
  Net income.........................       --         --      30,412              --             30,412
  Dividends paid to parent...........       --         --     (29,515)             --            (29,515)
  Capital contributions from
     parent..........................       --      4,480          --              --              4,480
  Unrealized appreciation of
     marketable securities net of
     deferred tax effect.............       --         --          --          24,598             24,598
                                       -------    -------     -------         -------            -------
Balance at December 31, 1995.........   14,876    126,100     192,347          13,115            346,438
  Net income.........................       --         --      52,040              --             52,040
  Purchase and retirement of common
     stock...........................   (1,200)   (10,072)    (18,728)             --            (30,000)
  Capital contributions from
     parent..........................       --      1,353          --              --              1,353
  Unrealized depreciation of
     marketable securities net of
     deferred tax effect.............       --         --          --          (9,236)            (9,236)
                                       -------    -------     -------         -------            -------
Balance at December 31, 1996.........   13,676    117,381     225,659           3,879            360,595
  Net income.........................       --         --      67,871              --             67,871
  Dividends paid to parent...........       --         --     (32,105)             --            (32,105)
  Unrealized appreciation of
     marketable securities net of
     deferred tax effect.............       --         --          --           7,186              7,186
                                       -------    -------     -------         -------            -------
Balance at December 31, 1997.........  $13,676    117,381     261,425          11,065            403,547
                                       =======    =======     =======         =======            =======

          See accompanying notes to consolidated financial statements.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                              1997         1996        1995
                                                            ---------    --------    --------
                                                                        (IN 000S)
Cash flows from continuing operations activities:
  Net income from continuing operations...................  $  55,709      46,578      24,934
  Adjustments to reconcile net income from continuing
     operations to net cash provided by continuing
     operations activities
     Depreciation and amortization........................     31,032      27,567      23,607
     Changes in assets and liabilities:
       Cash pledged to secure trust and escrow deposits...       (815)      7,868     (46,815)
       Receivables........................................    (10,979)     (2,677)     (6,236)
       Current and deferred Federal income taxes..........     (4,792)        488      10,065
       Other assets.......................................     12,058      (5,978)    (12,986)
       Accounts payable and accrued expenses and other
          liabilities.....................................     39,091      25,940     (11,380)
       Reserves for title losses..........................     31,411       3,090      (6,080)
       Trust and escrow deposits secured by pledged
          assets..........................................    111,842     (13,740)     49,619
     Gain on sale of investments..........................     (3,684)     (1,436)     (3,697)
                                                            ---------    --------    --------
          Net adjustments.................................    205,164      41,122      (3,903)
                                                            ---------    --------    --------
Net cash provided by continuing operations activities.....    260,873      87,700      21,031
  Dividends received from Alleghany Asset Management,
     Inc..................................................     13,300       3,401       4,202
                                                            ---------    --------    --------
Net cash provided by operations...........................    274,173      91,101      25,233
                                                            ---------    --------    --------
Cash flows from investing activities:
  Purchases of long-term marketable securities............   (384,693)   (266,808)   (352,064)
  Sales of long-term marketable securities................    148,968     119,799     200,481
  Maturities and redemptions of long-term marketable
     securities...........................................    132,664     131,505     163,082
  Net sales (purchases) of short-term investments.........    (99,509)    (16,318)     56,886
  Purchase of other invested assets.......................     (4,955)    (22,430)    (12,809)
  Sales of other invested assets..........................      7,163      27,169      10,940
  Purchase of fixed assets................................    (28,506)    (33,048)    (16,665)
  Sales of fixed assets...................................      3,134       4,546       7,444
  Purchase of title records and indexes...................       (584)       (118)       (254)
  Sales of title records and indexes......................      1,385          --       1,376
  Purchases of subsidiaries...............................     (4,106)     (2,264)    (15,108)
  Cash received from sale of subsidiary...................         --       4,073          --
  Cash of acquired subsidiaries...........................         33       1,700         503
                                                            ---------    --------    --------
          Net cash provided by (used in) investing
            activities....................................   (229,006)    (52,194)     43,812
                                                            ---------    --------    --------
Cash flows from financing activities:
  Dividends paid to parent................................    (32,105)         --     (29,515)
  Repurchase of common stock from parent..................         --     (30,000)         --
  Principal payments on notes payable and other
     obligations..........................................    (11,554)    (13,505)    (17,450)
  Proceeds of long-term debt..............................         --       1,550       5,265
  Cash remaining with discontinued operations.............     (3,361)       (512)      1,587
                                                            ---------    --------    --------
Net cash used in financing activities.....................    (47,020)    (42,467)    (40,113)
                                                            ---------    --------    --------
Net increase (decrease) in cash...........................     (1,853)     (3,560)     28,932
Cash at beginning of year.................................     23,072      26,632      (2,300)
                                                            ---------    --------    --------
Cash at end of year.......................................  $  21,219      23,072      26,632
                                                            =========    ========    ========


          See accompanying notes to consolidated financial statements.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995
                                   (IN 000S)

(1)  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

  Nature of Operations

     The Company issues title insurance policies and manages escrow funds principally through three subsidiaries: Chicago Title Insurance Company (CTI), Ticor Title Insurance Company (Ticor) and Security Union Title Insurance Company (Security Union). Title insurance provides protection against defects in title to owners and lenders in real estate transactions, and the Company earns escrow fees for its role in managing escrow funds related to real estate transactions. Business is conducted on a nationwide basis, and insurance policies are distributed through more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Customers include attorneys, real estate professionals, banks, and other parties to real estate transactions. Other real estate related services include the production and delivery of flood certificates, consumer credit information and real estate valuations. These services are offered through the following subsidiaries: Chicago Title Flood Services, Inc., Chicago Title Credit Services, Inc. and Chicago Title-Market Intelligence, Inc.

     The Company reports its financial information as one segment.

  Basis of Presentation

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Chicago Title and Trust Company (a wholly-owned subsidiary of Alleghany Corporation) and its subsidiaries (the Company). All significant intercompany transactions have been eliminated in consolidation.

     On December 17, 1997, Alleghany announced that it intends to establish the title insurance and real estate related services businesses conducted by the Company as an independent, publicly traded company through a spin-off to Alleghany shareholders. The spin-off will be effected through a pro-rata distribution to Alleghany's shareholders of shares of a newly formed holding company, Chicago Title Corporation. The distribution is expected to be on a tax-free basis and is expected to occur during the second quarter of 1998. The asset management business conducted through Alleghany Asset Management Inc.
(AAM), a wholly-owned subsidiary of the Company, will not be part of the distribution and will remain with Alleghany. Prior to the distribution to Alleghany shareholders, the Company will dividend AAM to Alleghany. As such, in this set of consolidated financial statements, AAM is classified as discontinued operations.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Discontinued Operations

     AAM participates in the financial services and investment management business principally through two subsidiaries: The Chicago Trust Company and Montag & Caldwell, Inc. These companies provide investment management, counseling and administrative services to institutional clients, pension and profit sharing plans and high net worth individuals. The Chicago Trust Company acts as trustee and fiduciary under various types

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

of trust agreements. Another subsidiary of AAM, Chicago Deferred Exchange Corporation, acts as an intermediary to facilitate tax free exchanges of real and personal property.

     The net assets and results of operations of AAM are shown as discontinued operations in the accompanying consolidated financial statements. All footnote disclosures reflect continuing operations only, unless otherwise noted. See Note 14 for further discussion.

(2)  SIGNIFICANT ACCOUNTING POLICIES

  Cash

     For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

  Marketable Securities

     Marketable securities consist of fixed maturities and equity securities. Investments in fixed maturities consist of bonds, certificates of deposit, commercial paper, and redeemable preferred stocks. The Company determines the appropriate classification of marketable securities at the time of purchase. As of December 31, 1997 and 1996, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses, net of deferred taxes, are excluded from net income and are reported as a separate component of shareholder's equity until realized. A decline in the market value of any marketable security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. Realized gains and losses on marketable securities are determined on the specific identification method.

  Fixed Assets

     Fixed assets, except land, are depreciated or amortized on a straight-line basis using estimated lives ranging from 3 to 40 years. At December 31, 1997, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,596, $57,553 and $89,001, respectively. At December 31, 1996, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,774, $56,435 and $77,509, respectively. Accumulated depreciation and amortization was $57,928 and $49,351 at December 31, 1997 and 1996, respectively.

  Title Plants

     Title plants are carried at cost. The cost is not being amortized as properly maintained title plants have indefinite lives. Title plants are reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. Current costs of maintaining title plants are expensed in the year incurred.

  Goodwill

     Goodwill is amortized over its estimated useful life on a straight-line basis over periods ranging from 5 to 40 years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. The carrying value of goodwill included in other assets was $69,407 and $71,093 at December 31, 1997 and 1996, respectively.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

  Federal Income Taxes

     Revenues and expenses of the Company are included in a consolidated Federal income tax return with its parent company and other affiliates. The tax provisions and other tax-related balances are computed on a stand-alone basis as if the Company filed a separate Federal income tax return.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Reserve for Title Losses

     The reserve for title losses represents the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns, with any change in probable ultimate liabilities being reflected in net income. In the opinion of management, the reserve for title losses is adequate.

  Fair Value Disclosures

     The Company does not have a material amount of derivative financial instruments. In addition, the carrying values and fair values of the Company's financial instruments are disclosed in Note 13. Generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from disclosure requirements.

  Escrow Deposits

     The title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are held in a fiduciary capacity and, accordingly, amounts aggregating approximately $1,626,000 and $1,331,000 are excluded from the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

  Regulatory Accounting Practices

     The title insurance subsidiaries are required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

     The title insurance subsidiaries have prepared their annual statements using certain permitted statutory accounting practices, which differ from prescribed statutory accounting practices, but which have been approved by their respective insurance departments of the states of domicile. Such practices include the recognition of a deferred tax asset attributable to net operating loss carryforwards of a merged affiliated company, and different methodologies in the calculation of the statutory premium reserve for three of the title

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

insurers. The Company believes that such permitted practices do not have any negative implication for the individual title insurers nor on the accompanying consolidated financial statements.

  Revenue Recognition

     Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

  Statements of Cash Flows

     The Company has elected to use the indirect method in reporting net cash flow from operating activities. Under this method, the following additional disclosures are required for each of the years in the three-year period ended December 31, 1997.

                                                  1997       1996       1995
                                                 -------    -------    ------
Interest paid..................................  $ 5,077      5,602     6,417
Income taxes paid..............................   41,331     28,216     4,752

  Reclassifications

     Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.

  Accounting Changes

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 applies only to public companies. Under SFAS No. 128, the dual presentation of basic and diluted earnings per share (EPS) is required on the face of the income statement for all entities with complex capital structures. In addition, SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Since the Company was not a public company as of December 31, 1997, the Company was not subject to SFAS No. 128 for 1997. The Company will be subject to SFAS No. 128 for 1998.

     Also in February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure. The Company adopted SFAS No. 129 in 1997. The adoption of SFAS No. 129 did not have any effect on the Company's financial reporting.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, for fiscal years beginning after December 15, 1997, enterprises providing a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income. The Company intends to adopt SFAS No. 130 in 1998.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, for fiscal years beginning after December 31, 1997, public business enterprises are required to provide disclosures about operating segments using the "management approach." Since the Company manages its business as one operating segment, SFAS No. 131 results in no change in the Company's financial reporting.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes an employer's disclosures about pension and other postretirement benefit plans, requires additional information on the benefit obligations and fair values of plan assets and eliminates certain disclosures. SFAS No. 132 is effective for financial statements for periods beginning after December 15, 1997. The provisions of SFAS No. 132 are of a reporting nature and are not expected to have an impact on the financial position or results of operations of the Company. The Company intends to adopt SFAS No. 132 in 1998.

(3)  MARKETABLE SECURITIES

     The amortized cost and fair value of those Company investments in marketable securities included in the consolidated balance sheets which represent fixed maturities and equity securities as of December 31, 1997 and 1996 are as follows:

                                                        1997
                                 ---------------------------------------------------
                                                 GROSS         GROSS
                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                    COST         GAINS         LOSSES        VALUE
                                 ----------    ----------    ----------    ---------
Fixed maturities:
  U.S. Government
     obligations...............  $  402,677       8,359          (492)       410,544
  State and municipal bonds....     267,914       4,350           (82)       272,182
  Other bonds..................     149,532       2,845          (337)       152,040
  Certificates of deposit......      30,710          --            --         30,710
  Commercial paper.............     150,000          --            --        150,000
  Redeemable preferred
     stocks....................      15,613       1,101          (101)        16,613
                                 ----------      ------        ------      ---------
     Total fixed maturities....   1,016,446      16,655        (1,012)     1,032,089
     Equity securities.........      33,232       1,465          (208)        34,489
                                 ----------      ------        ------      ---------
                                 $1,049,678      18,120        (1,220)     1,066,578
                                 ==========      ======        ======      =========

                                                        1996
                                 ---------------------------------------------------
                                                 GROSS         GROSS
                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                    COST         GAINS         LOSSES        VALUE
                                 ----------    ----------    ----------    ---------
Fixed maturities:
  U.S. Government
     obligations...............  $  363,807       5,087        (1,868)       367,026
  State and municipal bonds....     229,076       3,034          (201)       231,909
  Other bonds..................     120,942       2,222          (421)       122,743
  Certificates of deposit......       9,400          --            --          9,400
  Commercial paper.............      71,800          --            --         71,800
  Redeemable preferred
     stocks....................      14,116         645          (200)        14,561
                                 ----------      ------        ------      ---------
     Total fixed maturities....     809,141      10,988        (2,690)       817,439
     Equity securities.........      35,650       4,758        (7,059)        33,349
                                 ----------      ------        ------      ---------
                                 $  844,791      15,746        (9,749)       850,788
                                 ==========      ======        ======      =========

     The fair value of certain bonds is less than amortized cost. No provision has been made for possible losses on these bonds as such declines are considered to be temporary. Amortized cost for certain investments represents original cost adjusted for other than temporary declines in value.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

     Marketable securities with restrictions at December 31, 1997 and 1996 are as follows:

                                                            1997       1996
                                                          --------    -------
Pledged to secure statutory premium reserves............  $400,164    386,349
On deposit with regulatory authorities..................    17,701     17,393
Pledged to secure trust and escrow deposits.............   374,888    261,806
                                                          ========    =======

     The amortized cost and fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED       FAIR
                                                          COST         VALUE
                                                       ----------    ---------
Due in one year or less..............................  $  279,401      279,588
Due after one year through five years................     393,652      399,362
Due after five years through ten years...............      56,077       57,022
Due after ten years..................................     101,040      106,608
                                                       ----------    ---------
                                                          830,170      842,580
Mortgage-backed securities...........................     186,276      189,509
                                                       ----------    ---------
                                                       $1,016,446    1,032,089
                                                       ==========    =========

     The change in net unrealized appreciation on marketable securities included in shareholder's equity for each of the years in the three-year period ended December 31, 1997 was as follows:

                                                 1997       1996       1995
                                                -------    -------    -------
Change in unrealized appreciation on
  marketable securities -- continuing
  operations..................................  $10,903    (14,081)    37,624
Income tax benefit (expense) -- continuing
  operations..................................   (3,816)     4,928    (13,168)
Change in unrealized appreciation on
  marketable securities -- discontinued
  operations, net of income tax benefit
  (expense)...................................       99        (83)       142
                                                -------    -------    -------
Change in net unrealized appreciation on
  marketable securities.......................  $ 7,186     (9,236)    24,598
                                                =======    =======    =======

     Net investment income from marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1997, was as follows:

                                                   1997       1996      1995
                                                  -------    ------    ------
Interest on fixed maturities....................  $50,481    46,679    45,794
Dividends on equity securities..................    1,785       979       867
                                                  -------    ------    ------
Investment income...............................  $52,266    47,658    46,661
                                                  =======    ======    ======

     Investment expenses are included in other operating and administrative expenses and are immaterial.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

     Proceeds from sales of marketable securities were $148,968, $119,799, and $200,481 during 1997, 1996, and 1995, respectively. The components of net gains on sales of those marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1997 were as follows:

                                                     1997      1996     1995
                                                    -------    -----    -----
Fixed maturities:
  Gains...........................................  $ 1,514    1,446    1,073
  Losses..........................................      (45)     (10)    (102)
Equity securities:
  Gains...........................................    8,097       --    2,906
  Losses..........................................   (5,882)      --     (180)
                                                    -------    -----    -----
Net gains on sales of marketable securities.......  $ 3,684    1,436    3,697
                                                    =======    =====    =====

(4)  NOTES PAYABLE AND OTHER OBLIGATIONS

     Notes payable and other obligations included in the consolidated balance sheets at December 31, 1997 and 1996 are summarized as follows:

                                                             1997       1996
                                                            -------    ------
Bank borrowing at 6.00% to 8.60% during 1997 and 6.00% to
  8.73% during 1996.......................................  $29,000    39,500
Unsecured promissory notes at 6.00% to 10.75% during 1997
  and 6.00% to 9.25% during 1996..........................    3,443     3,782
                                                            -------    ------
Total notes payable and other obligations.................  $32,443    43,282
                                                            =======    ======

     The bank borrowing represents the outstanding balance borrowed in connection with the acquisition of two of the Company's subsidiaries, Security Union and Ticor. The credit agreement on the bank borrowing provides for reductions of principal of $9,667 annually in 1998 through 2000 and bears interest at floating rates payable quarterly. In prior years, interest on a portion of the bank borrowing was effectively fixed at 8.73% by means of an interest rate swap. The swap agreement terminated in 1997.

     The credit agreement requires the Company to maintain certain financial ratios and balances and places limitations on the amount of additional indebtedness, dividends and future mergers and acquisitions. The agreement also contains restrictions with respect to the mortgaging or pledging of assets. In addition, the Company's consolidated shareholder's equity (excluding unrealized appreciation of marketable securities, net of deferred taxes) can be no less than $200,000. At December 31, 1997, the Company's consolidated shareholder's equity as defined was $392,482.

     The Company currently has two arrangements in place with banking institutions for lines of credit for $15.0 million and $10.0 million expiring on May 31, 1998 and June 10, 1998, respectively. The Company expects to negotiate extensions of both of these lines of credit. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1997 or 1996 and no amounts were outstanding under such lines as of December 31, 1997.

     Maturities of notes payable and other obligations are $10,927 in 1998, $10,258 in 1999, $10,269 in 2000, $488 in 2001, $208 in 2002 and $293
thereafter.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

(5)  STATUTORY SURPLUS AND NET INCOME

     The Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay to the Company in 1998 without prior regulatory approval is $65,432.

     The statutory surplus of the direct insurance subsidiaries as reported to regulatory authorities was $251,996, $243,093 and $230,834 as of December 31, 1997, 1996 and 1995, respectively. The statutory net income of the direct insurance subsidiaries as reported to regulatory authorities was $72,683, $56,038 and $49,716 for the years ended December 31, 1997, 1996 and 1995, respectively.

(6)  SHAREHOLDER'S EQUITY

     Dividends declared and paid to the Company by title insurance subsidiaries, other continuing subsidiaries and Alleghany Asset Management, Inc. for each of the years in the three-year period ended December 31, 1997 were as follows:

                                                   1997       1996      1995
                                                  -------    ------    ------
Title insurance subsidiaries....................  $46,700    32,200    35,000
Other continuing subsidiaries...................    5,000       700       700
Alleghany Asset Management, Inc. ...............   13,300     3,401     4,202
                                                  -------    ------    ------
Total dividends declared and paid to the Company
  by subsidiaries...............................  $65,000    36,301    39,902
                                                  =======    ======    ======

     The Company paid $32,105, $0 and $29,515 in dividends to its parent in 1997, 1996 and 1995, respectively.

     During 1996 the Company purchased 300 shares of its common stock from Alleghany for $30,000, and retired the shares. Common stock was reduced by the par value of the shares, and additional paid-in capital and retained earnings have been reduced on a pro-rata basis for the cost of the repurchased shares.

     Also in 1996, Alleghany transferred its ownership interest in Chicago Title-Market Intelligence, Inc. and Chicago Title of Colorado to the Company in the form of a capital contribution valued at $307 and $687, respectively.

     In 1995, Alleghany transferred its ownership interest in Chicago Title Credit Services, Inc. to the Company in the form of a capital contribution valued at $4,480. This contribution was increased by $359 during 1996 upon resolution of a related contingent liability.

(7)  BENEFIT PLANS

  Pension and Other Retirement Plans

     The Company sponsors a contributory defined contribution savings and profit sharing plan for eligible employees. Eligible employees may elect to participate, contributing up to 13% of their base salaries. The Company will match employee contributions from a minimum of $0.25 up to a maximum of $1.50 for each dollar of employee contribution up to 6% of the employee's base salary, subject to the Company's return on equity for the year. The Company's cost for this plan was $12,727, $10,421 and $2,327 in 1997, 1996 and 1995, respectively.

     In addition to the defined contribution savings and profit sharing plan, employees of the Company participate in one of two additional retirement plans. Beginning in 1995, the Company implemented a

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

noncontributory defined contribution plan. All new employees automatically participate in this plan. Additionally, certain employees who were in the defined benefit pension plan discussed below elected to participate in this plan. Contributions to this plan are based upon salary and length of service. Contributions are invested in a group of mutual funds or common stock of Alleghany as directed by the employee. The Company's cost for this plan was $2,151, $1,681 and $1,689 in 1997, 1996, and 1995, respectively.

     The second additional retirement plan is a noncontributory defined benefit pension plan (the Plan) covering certain of its employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. The Company's funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits attributed to date, but also for those expected to be earned in the future. The Company made no contributions in 1997 and $9,411 in 1996.

     The following table sets forth the funded status of the Plan and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996:

                                                           1997        1996
                                                         --------    --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
     benefits of $80,612 and $92,728 in 1997 and 1996,
     respectively......................................  $ 88,515      99,413
                                                         --------    --------
Projected benefit obligation for service rendered to
  date.................................................   101,924     111,595
Plan assets at fair value, consisting of approximately
  45% debt securities and 55% equity and other
  securities in 1997 and in 1996.......................    97,593      90,015
                                                         --------    --------
Projected benefit obligation in excess of plan
  assets...............................................    (4,331)    (21,580)
Unrecognized net transition asset (amortization period
  of 11 years).........................................        --        (718)
Unrecognized prior service cost........................      (446)       (567)
Unrecognized net loss..................................    19,499      37,467
Contribution...........................................        --       9,411
                                                         --------    --------
Prepaid pension cost included in other assets..........  $ 14,722      24,013
                                                         ========    ========

     The principal assumptions used in the actuarial calculations of projected benefit obligations at December 31, 1997 and 1996 are as follows:

                                                              1997    1996
                                                              ----    ----
Weighted-average discount rate..............................  7.50%   8.00%
Rate of increase in compensation levels.....................  4.50    4.50
Expected long-term rate of return on assets.................  9.00    9.00
                                                              ====    ====

     The components of net periodic pension expense included in the results of operations for each of the years in the three-year period ended December 31, 1997 were as follows:

                                                 1997       1996       1995
                                               --------    -------    -------
Service cost -- benefits earned during the
  period.....................................  $  5,046      4,765      4,388
Interest cost on projected benefit
  obligation.................................     8,631      8,606      8,312
Actual return on Plan assets.................   (13,816)   (10,678)   (12,830)
Net amortization and deferrals...............     9,464      3,514      3,426
                                               --------    -------    -------
Net periodic pension expense.................  $  9,325      6,207      3,296
                                               ========    =======    =======

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

     The Chicago Trust Company is a qualified trust company and, as such, serves as trustee for the assets of the pension and other retirement plans.

  Postretirement Plans

     In addition to retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. The costs of these benefit plans are accrued during the period the employees render service.

     The Company is self-insured for its postretirement health care and life insurance benefit plans and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are noncontributory, with coverage amounts declining with increases in a retiree's age.

     The Company's postretirement health care and life insurance costs included in the results of operations for each of the years in the three-year period ended December 31, 1997 are as follows:

                                                      1997     1996     1995
                                                     ------    -----    -----
Interest cost on unfunded postretirement benefit
  obligation.......................................  $  756      789    2,239
Service cost.......................................     531      419      323
                                                     ------    -----    -----
Net periodic postretirement benefit expense........  $1,287    1,208    2,562
                                                     ======    =====    =====

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.50% in 1997 and 1996 declining to 5.00% in the year 2002. The discount rate used was 7.25% in 1997 and 7.75% for 1996. If the health care cost trend rate assumptions were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1997 would increase by 4.40%. The effect of this change on the sum of the service and interest cost would be an increase of 3.30%.

     The accrued cost of the accumulated postretirement benefit obligation included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

                                                             1997       1996
                                                            -------    ------
Retirees..................................................  $17,920    15,342
Active plan participants..................................    6,405     9,411
                                                            -------    ------
                                                             24,325    24,753
Unrecognized prior service cost...........................    7,417     8,229
Unrecognized net gain.....................................     (868)   (1,515)
                                                            -------    ------
Accrued postretirement benefit obligation included in
  accrued expenses........................................  $30,874    31,467
                                                            =======    ======

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

(8)  INCOME TAXES

     Income tax expense (benefit) included in the statements of income and shareholder's equity for each of the years in the three-year period ended December 31, 1997 consisted of the following:

                                                             1997
                                                 ----------------------------
                                                 FEDERAL     STATE     TOTAL
                                                 --------    -----    -------
Continuing operations:
  Current......................................  $ 38,290      840     39,130
  Deferred.....................................   (11,236)      --    (11,236)
                                                 --------    -----    -------
Total from continuing operations...............    27,054      840     27,894
Total from discontinued operations.............     6,663    1,007      7,670
Shareholder's equity -- deferred...............     3,816       --      3,816
                                                 --------    -----    -------
          Total income tax expense.............  $ 37,533    1,847     39,380
                                                 ========    =====    =======

                                                             1996
                                                 ----------------------------
                                                 FEDERAL     STATE     TOTAL
                                                 --------    -----    -------
Operations:
  Current......................................  $ 19,568      281     19,849
  Deferred.....................................     3,266       --      3,266
                                                 --------    -----    -------
Total from continuing operations...............    22,834      281     23,115
Total from discontinued operations.............     3,681      586      4,267
Shareholder's equity -- deferred...............    (4,928)      --     (4,928)
                                                 --------    -----    -------
          Total income tax expense.............  $ 21,587      867     22,454
                                                 ========    =====    =======

                                                             1995
                                                 ----------------------------
                                                 FEDERAL     STATE     TOTAL
                                                 --------    -----    -------
Operations:
  Current......................................  $  5,368      258      5,626
  Deferred.....................................     6,263       --      6,263
                                                 --------    -----    -------
Total from continuing operations...............    11,631      258     11,889
Total from discontinued operations.............     3,400      501      3,901
Shareholder's equity -- deferred...............    13,168       --     13,168
                                                 --------    -----    -------
          Total income tax expense.............  $ 28,199      759     28,958
                                                 ========    =====    =======

     During 1997 the Company utilized net operating loss carryforwards which resulted in a $1,402 current tax benefit and a $1,402 deferred tax expense. In addition, in 1996, the Company recorded an additional deferred tax asset of $1,013 for acquired net operating loss and credit carryforwards with an offsetting amount to goodwill.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

     The difference between the Federal income tax rate and the effective Federal income tax rate on income from continuing operations of the Company for each of the years in the three-year period ended December 31, 1997 is as follows:

                                                  1997               1996               1995
                                             ---------------    ---------------    ---------------
                                             AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE
                                             -------   -----    -------   -----    -------   -----
Expected expense...........................  $29,261    35.0%   $24,392    35.0%   $12,888    35.0%
Nondeductible expenses.....................    1,467     1.8      1,215     1.7      1,302     3.5
Tax-exempt interest income.................   (3,698)  (4.4)     (3,162)  (4.5)     (3,103)  (8.4)
Dividends received deduction...............     (489)  (0.6)       (324)  (0.5)       (286)  (0.8)
State taxes, net of federal tax benefit....     (294)  (0.4)        (98)  (0.1)        (90)  (0.2)
Other, net.................................      807     1.0        811     1.2        920     2.5
                                             -------   -----    -------   -----    -------   -----
Actual tax expense.........................  $27,054    32.4%   $22,834    32.8%   $11,631    31.6%
                                             =======   =====    =======   =====    =======   =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

                                                                1997       1996
                                                              --------    -------
Deferred tax assets:
  Reserve for title losses..................................  $ 89,737     82,457
  Reserves for invested assets..............................     2,102      2,149
  Expenses deducted for tax purposes when paid..............    18,435     19,412
  Net operating loss and credit carryforwards...............     5,021      6,394
  Other assets..............................................     5,159      5,113
                                                              --------    -------
     Total gross deferred tax assets........................   120,454    115,524
Deferred tax liabilities:
  Unrealized appreciation of marketable securities..........     5,915      2,105
  Book to tax basis differences of marketable securities....     2,186      1,859
  Receivable reserves and other liabilities.................     1,505      2,098
  Tax over book depreciation................................     1,813      1,810
  Title plants..............................................    29,085     29,085
  Prepaid pension cost......................................     3,953      8,292
                                                              --------    -------
     Total gross deferred tax liabilities...................    44,457     45,249
                                                              --------    -------
          Net deferred tax asset............................  $ 75,997     70,275
                                                              ========    =======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully realized in the future based upon a review of anticipated future earnings and all other available evidence.

     The amount of operating loss carryforwards available to offset future federal taxable income at December 31, 1997 is $14,260 expiring in 2001.

(9)  LEASES

     The Company leases certain facilities, furniture, and equipment under long-term noncancelable operating lease agreements which expire at various dates through 2012. Total lease expense for all operating leases amounted to $57,119, $59,904 and $62,823 for the years ended December 31, 1997, 1996 and 1995,

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)


respectively. Of the total lease expense, contingent rental costs associated with lease, tax and expense escalation clauses approximated $1.0 million, $0.9 million and $0.9 million for 1997, 1996 and 1995, respectively. Sublease rentals are insignificant. The aggregate minimum payments under noncancelable operating leases with initial terms of more than one year are $36,737 in 1998, $30,868 in 1999, $24,735 in 2000, $22,220 in 2001, $18,775 in 2002 and $96,097 thereafter.
These amounts are exclusive of any additional amounts which may become due under certain leases containing terms that call for additional rental based on increases in operating costs.


(10)  LITIGATION AND CONTINGENT LIABILITIES

     The Company and its title insurance subsidiaries are parties to pending litigation involving losses under title insurance policies for which it has established reserves. The title insurance subsidiaries are also involved in various other types of litigation, including private antitrust litigation relating to state rating bureau participation and actions by former employees alleging violations of Federal or state employment laws. The Company has established reserves for these items and is of the opinion that any losses actually sustained in connection with the litigation described above will not have a material effect on the Company's consolidated financial position or results of operations.

(11)  ACQUISITIONS

     In February 1998, the Company announced the acquisition of Universal Mortgage Services, Inc., which provides property inspection, preservation and maintenance services nationwide. The company will operate as Chicago Title Field Services, Inc. The acquisition was effected through the purchase of certain assets and the assumption of certain liabilities in the amount of $5.25 million.

     In February 1998, the Company announced the acquisition of California-based Consolidated Reconveyance Co., which provides foreclosure and reconveyance services for institutional lenders, title and escrow companies, governmental agencies and individual investors. Together with the acquisition of Chicago Title Field Services, Inc., these acquisitions represent the Company's first major effort to enter the servicing sector of the residential mortgage business. The acquisition was effected through the purchase of certain assets and the assumption of certain liabilities in the amount of $6.30 million.

(12)  RELATED PARTY TRANSACTIONS

     In its capacity as a qualified trust company, The Chicago Trust Company, a subsidiary of AAM, manages certain assets of affiliate companies and correspondingly earns investment management fees, which are not material, from such services.


     In August 1997, Alleghany effected a transfer of equity security holdings with the Company. The fair value of the shares sold by the Company and the shares acquired from Alleghany was approximately equal. The transaction resulted in a net gain in the results of operations for 1997 of $2.21 million. The securities transferred were investments in marketable equity securities of unrelated third parties.


     Immediately prior to the Spin-Off, Alleghany and Chicago Title Corporation will enter into certain agreements to define their ongoing relationship after the Spin-Off. The following descriptions include a summary of all material terms of these agreements.

Distribution Agreement

     Chicago Title Corporation and Alleghany will enter the Distribution Agreement which will generally provide for, among other things, cooperation regarding past matters and the allocation of responsibility for past

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)


obligations and certain obligations that may arise in the future. The Distribution Agreement will provide that each of Alleghany and Chicago Title Corporation will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement. The Distribution Agreement also will provide that Chicago Title will bear the expenses incurred in connection with the Spin-Off, except that Alleghany will bear certain identified legal fees and expenses.


Tax Sharing Agreement

     Chicago Title Corporation and Alleghany will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") to allocate certain tax liabilities between Chicago Title Corporation and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title Corporation will bear (i) its separately computed share of Alleghany's consolidated Federal income tax liability for each taxable period for which Chicago Title Corporation or any of its subsidiaries was a member of the Alleghany consolidated group for Federal income tax purposes (except that Chicago Title is not liable for taxes in respect of Alleghany Asset Management and its subsidiaries for any period) and
(ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title Corporation. Chicago Title Corporation will also be responsible for any tax liability resulting from any action necessary to implement the Spin-Off and its associated events, including the dividend of AAM to Alleghany (the "AAM Distribution") and the transfer of a business previously conducted by a subsidiary of Alleghany Asset Management to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.


     The Tax Sharing Agreement will provide that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the code as a tax-free distribution, then Chicago Title will be obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. The Tax Sharing Agreement will obligate Chicago Title to indemnify and hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling will be based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also will agree not to take certain specified actions which might adversely affect the tax-status of the Spin-Off or the AAM Distribution.



     Although Chicago Title Corporation and its subsidiaries will remain jointly and severally liable with Alleghany and its subsidiaries for all unpaid tax liabilities of the Alleghany consolidated group for any year for which Chicago Title Corporation's subsidiaries were members of the Alleghany consolidated group, the Tax Sharing Agreement provides that Alleghany shall indemnify Chicago Title Corporation for all such liabilities (including interest and penalties), provided that Chicago Title Corporation and its subsidiaries have performed all of their obligations under the Tax Sharing Agreement. Moreover, although Chicago Title Corporation and its subsidiaries will remain jointly and severally liable with Alleghany and its subsidiaries for failures to fund current pension plan obligations, as well as for the penalty taxes imposed to enforce such current funding, Alleghany has agreed to indemnify Chicago Title Corporation for all such liabilities.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

Agreements between Alleghany Asset Management and Chicago Title

     Prior to the Spin-Off Date, certain agreements will be entered into between Chicago Title (or Chicago Title's subsidiary CT&T) and Alleghany Asset Management (or Alleghany Asset Management's subsidiary The Chicago Trust Company) in connection with the AAM Distribution.

     INVESTMENT MANAGEMENT AGREEMENT. Chicago Title and The Chicago Trust Company will enter into an Investment Management Agreement providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of CT&T and its subsidiaries. The term of the agreement will be five years, with automatic one year renewals unless either party terminates within three months of the end of any such term. The agreement also may be terminated by Chicago Title in the event that investment performance is unsatisfactory. The investment management fees to be charged under the Investment Management Agreement generally will be based on market rates.

     TRANSITIONAL SERVICES AGREEMENT. CT&T and Alleghany Asset Management will enter into an agreement pursuant to which CT&T will continue to furnish various administrative services to Alleghany Asset Management. The initial term of the agreement will end on December 31, 1998, and is subject to renewal thereafter by mutual agreement.

     SUBLEASE. The Chicago Trust Company will sublease space at the principal headquarters building of Chicago Title from CT&T at a rent and on such terms as are currently applicable to CT&T for such space.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

                                                          1997                     1996
                                                 -----------------------    -------------------
                                                  CARRYING       FAIR       CARRYING     FAIR
                                                   AMOUNT        VALUE       AMOUNT      VALUE
                                                 ----------    ---------    --------    -------
Assets:
  Cash on hand and in banks....................  $   21,219       21,219      23,072     23,072
  Cash pledged to secure trust and escrow
     deposits..................................     100,207      100,207      99,392     99,392
  Marketable securities, available-for-sale:
     Fixed maturities..........................   1,032,089    1,032,089     817,439    817,439
     Equity securities.........................      34,489       34,489      33,349     33,349
                                                 ==========    =========    ========    =======
Liabilities:
  Notes payable and other obligations..........  $   32,443       32,443      43,282     43,528
  Trust and escrow deposits secured by pledged
     assets....................................     467,553      467,553     355,711    355,711
                                                 ==========    =========    ========    =======

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate fair value:

          Cash on hand and in banks, cash pledged to secure trust and escrow deposits, and trust and escrow deposits secured by pledged assets: The carrying amounts approximate fair value because of the short maturity of the instruments.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

          Marketable securities, available-for-sale: The fair values of the Company's marketable securities are based on quoted market prices, where available. For marketable securities not actively traded, fair values are estimated using values obtained from independent pricing services.

          Notes payable and other obligations: As of December 31, 1997, the fair value of the Company's notes payable and other obligations is the same as the carrying value as the interest rate is variable. As of December 31, 1996, the fair value is estimated based on the current market prices for the same or similar issues of debt of the same remaining maturities. The interest rate swap agreement (see Note 4) has not been separately valued apart from the underlying indebtedness, as the agreement is an integral part of the outstanding loan agreement and was entered into simultaneously with the borrowing itself. Accordingly, the estimated fair value of notes payable and other obligations includes any value associated with the interest rate swap agreement.

     In addition, the Company has not determined the fair value of various loan guarantees made principally on behalf of policy issuing title insurance agents for third-party financing. The total amount of loan guarantees at December 31, 1997 and 1996 was $9,479 and $3,386, respectively. This amount represents the accounting loss the Company would incur if any party to the loan guarantees failed to perform according to the terms of contract. Amounts that may become payable, if any, under such loan guarantees are not reasonably estimable.

(14)  DISTRIBUTION OF AAM TO ALLEGHANY CORPORATION

     The net assets of AAM to be distributed to Alleghany Corporation included in the consolidated balance sheets at December 31, 1997 and 1996 consist of the following:

                                                               1997       1996
                                                              -------    -------
Assets:
  Cash on hand and in banks.................................  $ 7,667      5,532
  Cash pledged to secure trust and escrow deposits..........    1,336     18,674
  Marketable securities.....................................   18,329     15,796
  Receivables, net..........................................   11,509      7,691
  Deferred Federal income taxes.............................    2,915      1,467
  Fixed assets, net.........................................    2,312      2,259
  Other assets..............................................    1,363      1,637
                                                              -------    -------
          Total assets......................................   45,431     53,056
                                                              -------    -------
Liabilities:
  Accounts payable..........................................    2,480      4,194
  Accrued expenses and other liabilities....................   20,625     11,259
  Trust deposits secured by pledged assets..................    4,229     21,828
                                                              -------    -------
Total liabilities...........................................   27,334     37,281
                                                              -------    -------
Net assets of AAM to be distributed to Alleghany
  Corporation...............................................  $18,097     15,775
                                                              =======    =======

(15)  RESERVE FOR TITLE LOSSES AND REINSURANCE

     The Company's reserve for title losses is based on long-range projections subject to uncertainty. Uncertainty regarding reserves of a given policy year is gradually reduced as new information emerges each succeeding year, allowing more reliable revaluations of such reserves. While management believes that the reserve as of December 31, 1997 is adequate, uncertainties in the reserving process could cause such reserve to

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

     Activity in the Company's reserve for title losses for each of the years in the three-year period ended December 31, 1997 is as follows:

                                                 1997       1996       1995
                                               --------    -------    -------
Balance as of January 1......................  $532,923    529,915    536,068
Provision for title losses related to:
  Current year...............................   102,324     91,023     81,385
  Prior year.................................        --     (8,000)        --
                                               --------    -------    -------
          Total provision....................   102,324     83,023     81,385
                                               --------    -------    -------
Paid related to:
  Current year...............................     3,509      3,071      2,829
  Prior years................................    67,404     76,944     84,709
                                               --------    -------    -------
          Total paid.........................    70,913     80,015     87,538
                                               --------    -------    -------
          Balance as of December 31..........  $564,334    532,923    529,915
                                               ========    =======    =======

     The Company had no reinsurance recoverable at December 31, 1997 or 1996. The title insurance subsidiaries assume and cede title risks and the related premiums with other title insurance companies. Reinsurance contracts do not relieve the Company from its obligations to policyholders. In addition, the Company has purchased reinsurance coverage for losses in excess of $12,500. For these losses, the reinsurers will pay 90% up to $50,000.

     The following table presents the effects of reinsurance on earned premium

                                             EARNED PREMIUMS
                                      -----------------------------    PERCENTAGE OF
                           GROSS      CEDED    ASSUMED       NET       ASSUMED TO NET
                           -----      -----    -------       ---       --------------
        1997             1,204,968    5,115     1,959     1,201,812         0.16%
        1996             1,098,875    4,579     2,160     1,096,456         0.20%
        1995               953,364    5,872     2,012       949,504         0.21%

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (IN 000S)

(16)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly revenues and net income included in the results of operations for the years ended December 31, 1997 and 1996 are as follows:

                                                           THREE MONTHS ENDED
                                         ------------------------------------------------------
                 1997                    MARCH 31    JUNE 30    SEPT 30    DEC 31       TOTAL
                 ----                    --------    -------    -------    -------    ---------
Revenue:
  Title, escrow, trust and other
     revenue...........................  $298,408    339,888    357,430    415,770    1,411,496
  Investment income....................    11,762     12,222     13,236     15,046       52,266
  Net realized investment gains........       155        141      2,509        879        3,684
                                         --------    -------    -------    -------    ---------
          Total revenues...............   310,325    352,251    373,175    431,695    1,467,446
                                         --------    -------    -------    -------    ---------
Net income:
  From continuing operations...........     5,827     16,746     15,851     14,889       53,313
  From sales of marketable
     securities........................       101         92      1,632        571        2,396
  From discontinued operations.........     2,196      3,123      3,752      3,091       12,162
                                         --------    -------    -------    -------    ---------
          Total net income.............  $  8,124     19,961     21,235     18,551       67,871
                                         ========    =======    =======    =======    =========

                                                           THREE MONTHS ENDED
                                         ------------------------------------------------------
                 1996                    MARCH 31    JUNE 30    SEPT 30    DEC 31       TOTAL
                 ----                    --------    -------    -------    -------    ---------
Revenue:
  Title, escrow, trust and other
     revenue...........................  $283,357    323,049    332,747    339,437    1,278,590
  Investment income....................    11,328     11,627     11,852     12,851       47,658
  Net realized investment gains........       369        851          1        215        1,436
                                         --------    -------    -------    -------    ---------
          Total revenues...............   295,054    335,527    344,600    352,503    1,327,684
                                         --------    -------    -------    -------    ---------
Net income:
  From continuing operations...........     8,138     13,697     10,048     13,762       45,645
  From sales of marketable
     securities........................       240        553          1        139          933
  From discontinued operations.........     1,263      1,803      1,679        717        5,462
                                         --------    -------    -------    -------    ---------
          Total net income.............  $  9,641     16,053     11,728     14,618       52,040
                                         ========    =======    =======    =======    =========


(17)  SUBSEQUENT EVENT



     On June   , 1998, Alleghany Corporation completed the Spin-Off of the
Company through the pro-rata distribution of           shares of the newly
formed Delaware holding company, Chicago Title Corporation. Prior to the Spin-Off Date, all of the issued and outstanding shares of stock of the Company were contributed to Chicago Title Corporation. 66,000,000 shares of common stock of Chicago Title Corporation are authorized with a $1.00 par value per share.
Immediately prior to the Spin-Off,           shares were issued as restricted
stock to members of senior management of Chicago Title Corporation and an additional 16,000 shares were issued to non-employee directors after the Spin-Off. The restricted shares issued to management and non-employee directors will be expensed over the respective vesting periods of such shares based upon the value of such shares as of the first trading day after the Spin-Off Date.



     Earnings per share information has been presented as if the above shares had been outstanding for all periods presented.

                        CHICAGO TITLE AND TRUST COMPANY

                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1998 AND DECEMBER 31, 1997
                          (IN 000S, EXCEPT SHARE DATA)


                                                              (UNAUDITED)
                                                                 1998            1997
                                                              -----------        ----
                                         ASSETS

Cash on hand and in banks...................................  $   35,887          21,219
Cash pledged to secure trust and escrow deposits............     263,199         100,207
Marketable securities, available-for-sale:
     Fixed maturities, at fair value (amortized cost of
      $925,727 and $1,016,446 in 1998 and 1997,
      respectively).........................................     940,096       1,032,089
     Equity securities, at fair value (cost of $33,203 and
      $33,232 in 1998 and 1997, respectively)...............      35,803          34,489
                                                              ----------       ---------
Total marketable securities.................................     975,899       1,066,578
Receivables, including accrued investment income, less
  allowance for doubtful accounts of $8,918 and $7,574 in
  1998 and 1997, respectively...............................      71,412          62,558
Deferred Federal income taxes...............................      81,204          75,997
Fixed assets, net...........................................      97,357          97,222
Title plants................................................     150,771         150,546
Net assets of Alleghany Asset Management, Inc. to be
  distributed to Alleghany Corporation......................      19,825          18,097
Other assets................................................     116,910         109,783
                                                              ----------       ---------
Total assets................................................  $1,812,464       1,702,207
                                                              ==========       =========

                          LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable............................................  $  120,366         105,692
Accrued expenses and other liabilities......................     101,208         128,638
Notes payable and other obligations.........................      32,851          32,443
Reserve for title losses....................................     569,829         564,334
Trust and escrow deposits secured by pledged assets.........     558,403         467,553
                                                              ----------       ---------
Total liabilities...........................................   1,382,657       1,298,660
                                                              ----------       ---------
Shareholder's Equity (Note 3):
     Common stock-par value of $4,000 per share, authorized
      3,722 shares; issued and outstanding 3,419 shares at
      March 31, 1998 and December 31, 1997..................      13,676          13,676
     Additional paid-in capital.............................     117,381         117,381
     Retained earnings......................................     287,645         261,425
     Accumulated other comprehensive income.................      11,105          11,065
                                                              ----------       ---------
Total shareholder's equity..................................     429,807         403,547
                                                              ----------       ---------
Total liabilities and shareholder's equity..................  $1,812,464       1,702,207
                                                              ==========       =========


     See accompanying notes to consolidated quarterly financial statements.

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE THREE-MONTHS ENDED, MARCH 31, 1998 AND 1997
                                   (IN 000S)


                                                               (UNAUDITED)     (UNAUDITED)
                                                                  1998            1997
                                                               -----------     -----------
Revenues:
  Title, escrow, trust and other revenue....................    $385,804         298,408
  Investment income.........................................      14,805          11,762
  Net realized investment gains.............................         371             155
                                                                --------         -------
     Total revenues.........................................     400,980         310,325
                                                                --------         -------
Expenses:
  Salaries and other employee benefits......................     127,603         100,477
  Commissions paid to agents................................     131,490         114,400
  Provision for title losses................................      26,279          21,772
  Interest expense..........................................       1,295           1,156
  Other operating and administrative expenses...............      82,273          64,118
                                                                --------         -------
     Total expenses.........................................     368,940         301,923
                                                                --------         -------
Operating income from continuing operations before income
  taxes.....................................................      32,040           8,402
Income taxes................................................      10,799           2,474
                                                                --------         -------
Net income from continuing operations.......................      21,241           5,928
Net income from discontinued operations.....................       4,979           2,196
                                                                --------         -------
Net income..................................................    $ 26,220           8,124
                                                                ========         =======
Basic and diluted earnings per share (Note 3):
  Continuing operations.....................................    $   0.97            0.27
  Discontinued operations...................................        0.23            0.10
                                                                --------         -------
  Net earnings per share....................................    $   1.20            0.37
                                                                ========         =======


     See accompanying notes to consolidated quarterly financial statements.

                        CHICAGO TITLE AND TRUST COMPANY

                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                   FOR THE THREE-MONTHS ENDED, MARCH 31, 1998
                                   (IN 000S)
                                  (UNAUDITED)

                                                                                                UNREALIZED
                                                                                              APPRECIATION OF
                                                                                                MARKETABLE
                                                       ADDITIONAL                               SECURITIES,            TOTAL
                                    COMMON               PAID-IN             RETAINED             NET OF           SHAREHOLDER'S
                                     STOCK               CAPITAL             EARNINGS         DEFERRED TAXES          EQUITY
                                    ------             ----------            --------         ---------------      -------------
Balance at December 31,
  1997........................  $        13,676      $      117,381       $       261,425     $        11,065     $       403,547
  Net income..................               --                  --                26,220                  --              26,220
Accumulated other
  comprehensive income(1).....               --                  --                    --                  40                  40
                                ---------------      ---------------      ---------------     ---------------     ---------------
Balance at March 31, 1998.....  $        13,676      $      117,381       $       287,645     $        11,105     $       429,807
                                ===============      ===============      ===============     ===============     ===============

     See accompanying notes to consolidated quarterly financial statements.

                        CHICAGO TITLE AND TRUST COMPANY

                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE-MONTHS ENDED, MARCH 31, 1998 AND 1997
                                   (IN 000S)


                                                              (UNAUDITED)   (UNAUDITED)
                                                                 1998          1997
                                                              -----------   -----------
Cash flows from continuing operations activities:
     Net income from continuing operations..................   $ 21,241         5,928
     Adjustments to reconcile net income from continuing
       operations to net cash used in continuing operations
       activities:
          Depreciation and amortization.....................      8,314         7,529
          Changes in assets and liabilities:
               Cash pledged to secure trust and escrow
                 deposits...................................   (162,992)      (20,400)
               Receivables..................................     (4,172)          519
               Current and deferred Federal income taxes....      9,860         1,768
               Other assets.................................      3,129         4,810
               Accounts payable and accrued expenses and
                 other liabilities..........................    (32,391)      (33,006)
               Reserves for title losses....................      5,495           433
               Trust and escrow deposits secured by pledged
                 assets.....................................     90,850       (25,054)
          Gain on sale of investments.......................       (371)         (155)
                                                               --------       -------
Net adjustments.............................................    (82,278)      (63,556)
                                                               --------       -------
Net cash used in continuing operations activities...........    (61,037)      (57,628)
Dividends received from Alleghany Asset Management, Inc. ...      5,300            --
                                                               --------       -------
Net cash used in operations.................................    (55,737)      (57,628)
                                                               --------       -------
Cash flows from investing activities:
     Purchase of long-term marketable securities............   (103,577)      (62,550)
     Sales of long-term marketable securities...............     37,257        34,475
     Maturities and redemptions of long-term marketable
       securities...........................................     36,255        45,346
     Net sales (purchases) of short-term investments........    120,967        47,264
     Purchase of other invested assets......................     (1,747)       (1,381)
     Sales of other invested assets.........................        558         1,651
     Purchase of fixed assets...............................     (7,485)      (11,969)
     Sales of fixed assets..................................      2,522         2,725
     Net purchases of title records and indexes.............       (225)           --
     Purchases of subsidiaries..............................    (13,095)           --
     Cash of acquired subsidiaries..........................      1,736            --
                                                               --------       -------
Net cash provided by investing activities...................     73,166        55,561
                                                               --------       -------
Cash flows from financing activities:
     Principal payments on notes payable and other
       obligations..........................................       (707)           --
     Cash remaining with discontinued operations............     (2,054)       (2,363)
                                                               --------       -------
Net cash used in financing activities.......................     (2,761)       (2,363)
                                                               --------       -------
Net increase (decrease) in cash.............................     14,668        (4,430)
Cash at beginning of year...................................     21,219        23,072
                                                               --------       -------
Cash as of balance sheet date...............................   $ 35,887        18,642
                                                               ========       =======


     See accompanying notes to consolidated quarterly financial statements.

                        CHICAGO TITLE AND TRUST COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS

                                   (IN 000S)

(1)  BASIS OF PRESENTATION

     The consolidated balance sheet as of March 31, 1998 and the consolidated statements of income, shareholder's equity and cash flows for the three-months ended March 31, 1998 and March 31, 1997, have not been audited, but have been prepared in accordance with generally accepted accounting principles as applied in the Company's audited consolidated financial statements as of and for the year ended December 31, 1997. In the opinion of management, this information includes all material adjustments, of a normal and recurring nature, for a fair presentation. The results for the three-month periods are not necessarily indicative of the results expected for the full year.

(2)  NEW ACCOUNTING STANDARD

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Interim financial statements are required to include only disclosure of total comprehensive income for the current and prior reporting periods.

     The Company's total comprehensive income for the three-months ended March 31, 1998 and 1997 was $26,260 and $1,733, respectively. Other comprehensive income relates to the Company's change in unrealized appreciation of marketable securities, net of deferred taxes, and was $40 and $(6,391) for the three-months ended March 31, 1998 and 1997, respectively.


(3)  SUBSEQUENT EVENT



     On June   , 1998, Alleghany Corporation completed the Spin-Off of the
     Company through the pro-rata distribution of           shares of the newly
     formed Delaware holding company, Chicago Title Corporation. Prior to the Spin-Off Date, all of the issued and outstanding shares of stock of the Company were contributed to Chicago Title Corporation. 66,000,000 shares of common stock of Chicago Title Corporation are authorized with a $1.00 par
     value per share. Immediately prior to the Spin-Off,           shares were
     issued as restricted stock to members of senior management of Chicago Title Corporation and an additional 16,000 shares were issued to non-employee directors after the Spin-Off. The restricted shares issued to management and non-employee directors will be expensed over the respective vesting periods of such shares based upon the value of such shares as of the first trading day after the Spin-Off Date.



     Earnings per share information has been presented as if the above shares had been outstanding for all periods presented.

                                 EXHIBIT INDEX


   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
     2.1         Form of Distribution Agreement to be entered into by and
                 between Alleghany Corporation and Chicago Title
                 Corporation.+
     3.1         Certificate of Incorporation of Chicago Title Corporation as
                 filed with the Delaware Secretary of State on March 26,
                 1998.+
     3.2         Form of By-Laws of Chicago Title Corporation to be in effect as of the Spin-Off Date.+
     8.1         Internal Revenue Service Ruling Letter, dated March 19,
                 1998.+
    10.1         Form of Tax Sharing Agreement to be entered into by and
                 between Alleghany Corporation and Chicago Title
                 Corporation.+
    10.2 (a)     Credit Agreement, dated as of March 29, 1996, among Chicago
                 Title and Trust Company, an Illinois corporation, the
                 various financial institutions as are or may become parties thereto, and The Chase Manhattan Bank, N.A., as
                 administrative agent.+
    10.2 (b)     First Amendment to be effective as of the Spin-off Date
                 among Chicago Title and Trust Company, an Illinois
                 corporation, the lenders listed on the signature pages
                 thereto, and The Chase Manhattan Bank, as administrative
                 agent.+
    10.3         Form of Chicago Title Corporation 1998 Long-Term Incentive
                 Plan to be in effect as of the Spin-Off Date.+
    10.4         Form of Chicago Title Corporation Directors' Stock Option
                 Plan.+
    10.5         Chicago Title Corporation Directors' Equity Compensation
                 Plan.+
    10.6         CT&T Executive Performance Unit Incentive Plan of 1992,
                 adopted and effective as of January 1, 1989, as amended as of January 1, 1992, filed as Exhibit 10.16 to Alleghany's
                 Annual Report on Form 10-K for the year ended December 31,
                 1993, is incorporated herein by reference (Securities and
                 Exchange Commission File No. 1-9371).
    10.7         CT&T Executive Performance Unit Incentive Plan of 1995,
                 adopted and effective as of January 1, 1995.+
    10.8         CT&T Quality Business Management Incentive Program for
                 Senior Corporate Officers.+
    10.9         CT&T Excess Benefits Pension Plan, effective January 1,
                 1987, as amended by First Amendment to CT&T Excess Benefits
                 Pension Plan dated May 5, 1994, effective as of January 1,
                 1994, filed as Exhibit 10.19 to Alleghany's Annual Report on
                 Form 10-K for the year ended December 31, 1994, is
                 incorporated herein by reference (Securities and Exchange
                 Commission File No. 1-9371).
    10.10        CT&T Executive Salary Continuation Plan effective as of
                 January 1, 1979, as adopted on August 23, 1978, filed as
                 Exhibit 10.15 to Alleghany Corporation's Annual Report on
                 Form 10-K for the year ended December 31, 1990, is
                 incorporated herein by reference (Securities and Exchange
                 Commission File No. 1-9371).
    10.11        CT&T Excess Benefits Savings Plan.+
    10.12        CT&T Annual Incentive Plan.+
    10.13        Agreement between Chicago Title and Trust Company and Alan
                 N. Prince, dated as of July 29, 1996, as amended on
                 September 23, 1997.+
    10.14        Form of amended and restated employment agreement among
                 Chicago Title Corporation, Chicago Title and Trust Company
                 and John Rau.+
    10.15        Form of agreement with John Rau in respect of Awards
                 pursuant to Chicago Title and Trust Company's 1995
                 Performance Unit Plan (the "1995 Plan").+

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
    10.16        Form of agreement to be entered into with participants in
                 the Executive Section of the 1995 Plan in respect of Awards made to such participants under the 1995 Plan.+
    10.17(a)     Stock Purchase Agreement dated as of June 18, 1985 by and
                 among Alleghany Corporation, a Maryland corporation ("Old
                 Alleghany"), Alleghany Corporation, a Delaware corporation,
                 Alleghany Capital Corporation and Lincoln National
                 Corporation (the "CT&T Stock Purchase Agreement"), filed as
                 Exhibit (2)(i) to Old Alleghany's Current Report on Form 8-K
                 dated July 11, 1985, is incorporated herein by reference
                 (Securities and Exchange Commission File No. 1-9371).
    10.17(b)     List of Contents of Schedules to the CT&T Stock Purchase
                 Agreement, filed as Exhibit (2)(ii) to Old Alleghany's
                 Current Report on Form 8-K dated July 11, 1985, is
                 incorporated herein by reference (Securities and Exchange
                 Commission File No. 1-9371).
    10.17(c)     Amendment No. 1 dated December 20, 1985 to the CT&T Stock
                 Purchase Agreement, filed as Exhibit 10.12(c) to Old
                 Alleghany's Annual Report on Form 10-K for the year ended
                 December 31, 1985, is incorporated herein by reference
                 (Securities and Exchange Commission File No. 1-9371).
    10.18        Letter Agreement dated May 2, 1991, between CT&T and
                 Continental Bank, N.A. relating to an interest rate swap
                 effective May 6, 1991, filed as Exhibit 10.2 to Alleghany's quarterly report on Form 10-Q for the quarter ended March
                 31, 1991, is incorporated herein by reference (Securities
                 and Exchange Commission File No. 1-9371).
    10.19        Letter Agreement dated December 13, 1994 between CT&T and
                 Bank of America Illinois (previously known as Continental
                 Bank) relating to the transfer of Continental Bank's risk
                 management business to Bank of America National Trust and
                 Savings Association, filed as Exhibit 10.31(f) to
                 Alleghany's Annual Report on Form 10-K for the year ended
                 December 31, 1994, is incorporated herein by reference
                 (Securities and Exchange Commission File No. 1-9371).
    10.20        Lease dated July 24, 1989 (commencing October 1, 1992,
                 between Linpro Chicago Land Limited Partnership ("Linpro")
                 and Chicago Title and Trust Company, pursuant to which
                 Linpro leased to CT&T certain premises designated therein
                 and located in the building known as 171 North Clark Street,
                 Chicago, Illinois, as amended by a First Amendment to lease dated November 17, 1989, by letter agreements dated October
                 31, 1989; November 17, 1989; November 30, 1989; December 1,
                 1989; December 6, 1989 and December 8, 1989 and by a Second
                 Amendment to Lease dated December 23, 1992; a supplement to
                 Lease dated July 13, 1993; and letter regarding Lobby
                 termination Notice dated September 24, 1996.+
    10.21        Chicago Title Corporation Employee Stock Purchase Plan.+
    21.1         Subsidiaries of Chicago Title Corporation as of the Spin-Off
                 Date.+
    27           Financial Data Schedule.+


---------------
+ Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          CHICAGO TITLE CORPORATION

                                          By:     /s/ PETER R. SISMONDO

                                            ------------------------------------
                                            Peter R. Sismondo


Date: May 19, 1998

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
 2.1          Form of Distribution Agreement to be entered into by and
              between Alleghany Corporation and Chicago Title
              Corporation.+
 3.1          Certificate of Incorporation of Chicago Title Corporation as
              filed with the Delaware Secretary of State on March 26,
              1998.+
 3.2          Form of By-Laws of Chicago Title Corporation to be in effect as of the Spin-Off Date.+
 8.1          Internal Revenue Service Ruling Letter, dated March 19,
              1998.+
10.1          Form of Tax Sharing Agreement to be entered into by and
              between Alleghany Corporation and Chicago Title
              Corporation.+
10.2  (a)     Credit Agreement, dated as of March 29, 1996, among Chicago
              Title and Trust Company, an Illinois corporation, the
              various financial institutions as are or may become parties thereto, and The Chase Manhattan Bank, N.A., as
              administrative agent.+
10.2  (b)     First Amendment to be effective as of the Spin-Off Date
              among Chicago Title and Trust Company, an Illinois
              corporation, the lenders listed on the signature pages
              thereto, and The Chase Manhattan Bank, as administrative
              agent.+
10.3          Form of Chicago Title Corporation 1998 Long-Term Incentive
              Plan to be in effect as of the Spin-Off Date.+
10.4          Form of Chicago Title Corporation Directors' Stock Option
              Plan.+
10.5          Chicago Title Corporation Directors' Equity Compensation
              Plan.+
10.6          CT&T Executive Performance Unit Incentive Plan of 1992,
              adopted and effective as of January 1, 1989, as amended as of January 1, 1992, filed as Exhibit 10.16 to Alleghany's
              Annual Report on Form 10-K for the year ended December 31,
              1993, is incorporated herein by reference (Securities and
              Exchange Commission File No. 1-9371).
10.7          CT&T Executive Performance Unit Incentive Plan of 1995,
              adopted and effective as of January 1, 1995.+
10.8          CT&T Quality Business Management Incentive Program for
              Senior Corporate Officers.+
10.9          CT&T Excess Benefits Pension Plan, effective January 1,
              1987, as amended by First Amendment to CT&T Excess Benefits
              Pension Plan dated May 5, 1994, effective as of January 1,
              1994, filed as Exhibit 10.19 to Alleghany's Annual Report on
              Form 10-K for the year ended December 31, 1994, is
              incorporated herein by reference (Securities and Exchange
              Commission File No. 1-9371).
10.10         CT&T Executive Salary Continuation Plan effective as of
              January 1, 1979, as adopted on August 23, 1978, filed as
              Exhibit 10.15 to Alleghany Corporation's Annual Report on
              Form 10-K for the year ended December 31, 1990, is
              incorporated herein by reference (Securities and Exchange
              Commission File No. 1-9371).
10.11         CT&T Excess Benefits Savings Plan.+
10.12         CT&T Annual Incentive Plan.+
10.13         Agreement between Chicago Title and Trust Company and Alan
              N. Prince, dated as of July 29, 1996, as amended on
              September 23, 1997.+
10.14         Form of amended and restated employment agreement among
              Chicago Title Corporation, Chicago Title and Trust Company
              and John Rau.+
10.15         Form of agreement with John Rau in respect of Awards
              pursuant to Chicago Title and Trust Company's 1995
              Performance Unit Plan (the "1995 Plan").+

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
10.16         Form of agreement to be entered into with Participants in
              the Executive Section of the 1995 Plan in respect of Awards made to such Participants under the 1995 Plan.+
10.17 (a)     Stock Purchase Agreement dated as of June 18, 1985 by and
              among Alleghany Corporation, a Maryland corporation ("Old
              Alleghany"), Alleghany Corporation, a Delaware corporation,
              Alleghany Capital Corporation and Lincoln National
              Corporation (the "CT&T Stock Purchase Agreement"), filed as
              Exhibit (2)(i) to Old Alleghany's Current Report on Form 8-K
              dated July 11, 1985, is incorporated herein by reference
              (Securities and Exchange Commission File No. 1-9371).
10.17 (b)     List of Contents of Schedules to the CT&T Stock Purchase
              Agreement, filed as Exhibit (2)(ii) to Old Alleghany's
              Current Report on Form 8-K dated July 11, 1985, is
              incorporated herein by reference (Securities and Exchange
              Commission File No. 1-9371).
10.17 (c)     Amendment No. 1 dated December 20, 1985 to the CT&T Stock
              Purchase Agreement, filed as Exhibit 10.12(c) to Old
              Alleghany's Annual Report on Form 10-K for the year ended
              December 31, 1985, is incorporated herein by reference
              (Securities and Exchange Commission File No. 1-9371).
10.18         Letter Agreement dated May 2, 1991, between CT&T and
              Continental Bank, N.A relating to an interest rate swap
              effective May 6, 1991, filed as Exhibit 10.2 to Alleghany's quarterly report on Form 10-Q for the quarter ended March
              31, 1991, is incorporated herein by reference (Securities
              and Exchange Commission File No. 1-9371).
10.19         Letter Agreement dated December 13, 1994 between CT&T and
              Bank of America Illinois (previously known as Continental
              Bank) relating to the transfer of Continental Bank's risk
              management business to Bank of America National Trust and
              Savings Association, filed as Exhibit 10.31(f) to
              Alleghany's Annual Report on form 10-K for the year ended
              December 31, 1994, is incorporated herein by reference
              (Securities and Exchange Commission File No. 1-9371).
10.20         Lease dated July 24, 1989 (commencing October 1, 1992,
              between Linpro Chicago Land Limited Partnership ("Linpro")
              and Chicago Title and Trust Company, pursuant to which
              Linpro leased to CT&T certain premises designated therein
              and located in the building known as 171 North Clark Street,
              Chicago, Illinois, as amended by a First Amendment to lease dated November 17, 1989, by letter agreements dated October
              31, 1989; November 17, 1989; November 30, 1989; December 1,
              1989; December 6, 1989 and December 8, 1989 and by a Second
              Amendment to Lease dated December 23, 1992; a supplement to
              Lease dated July 13, 1993; and letter regarding Lobby
              termination Notice dated September 24, 1996.+
10.21         Chicago Title Corporation Employee Stock Purchase Plan.+
21.1          Subsidiaries of Chicago Title Corporation as of the Spin-Off
              Date.+
27            Financial Data Schedule.+


---------------
+ Previously filed.